EXECUTION VERSION

MASTER REPURCHASE AND SECURITIES CONTRACT AGREEMENT

Dated as of May 27, 2026

by and among

MORGAN STANLEY MORTGAGE CAPITAL HOLDINGS LLC,
as Administrative Agent

THE FINANCIAL INSTITUTIONS PARTY HERETO,
as Buyers

and

FBRED REIT MSWH SELLER, LLC,
as Seller

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TABLE OF CONTENTS

Page
1.APPLICABILITY    3
2.DEFINITIONS    3
3.INITIATION; CONFIRMATION; TERMINATION; FEES    29
4.MANDATORY PAYMENT OR DELIVERY OF ADDITIONAL ASSETS    42
5.INCOME PAYMENTS AND PRINCIPAL PAYMENTS    44
6.SECURITY INTEREST    45
7.PAYMENT, TRANSFER AND CUSTODY    47
8.CERTAIN RIGHTS OF ADMINISTRATIVE AGENT, ON BEHALF OF BUYERS,
WITH RESPECT TO THE PURCHASED ASSETS    49
9.EXTENSION OF FACILITY TERMINATION DATE    50
10.REPRESENTATIONS    50
11.NEGATIVE COVENANTS OF SELLER    55
12.AFFIRMATIVE COVENANTS OF SELLER    57
13.SINGLE-PURPOSE ENTITY    62
14.EVENTS OF DEFAULT; REMEDIES    64
15.SINGLE AGREEMENT    69
16.NOTICES AND OTHER COMMUNICATIONS    69
17.NON-ASSIGNABILITY    70
18.GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL;
ETC    71
19.NO RELIANCE; DISCLAIMERS    72
20.INDEMNITY AND EXPENSES    73
21.DUE DILIGENCE    74
22.SERVICING    75
23.TREATMENT FOR TAX PURPOSES    76
24.INTENT    76
25.DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS    78
26.SETOFF RIGHTS    78
27.ADMINISTRATIVE AGENT    78
28.MISCELLANEOUS    81

1

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SCHEDULES
SCHEDULE 1    [Reserved]
SCHEDULE 2    Purchased Asset Documents

EXHIBITS
EXHIBIT I    Form of Confirmation
EXHIBIT II    Form of Power of Attorney to Administrative Agent, on Behalf of Buyers, EXHIBIT III    Representations and Warranties Regarding the Purchased Assets EXHIBIT IV     Form of Bailee Agreement
EXHIBIT V     Authorized Representatives of Seller and Guarantor EXHIBIT VI    Form of Financial Covenant Compliance Certificate
ANNEXES
ANNEX I    Notice Instructions
ANNEX II    Wiring Instructions

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MASTER REPURCHASE AND SECURITIES CONTRACT AGREEMENT
This Master Repurchase and Securities Contract Agreement (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is dated as of May 27, 2026, and is made by and among MORGAN STANLEY MORTGAGE CAPITAL HOLDINGS LLC, a New York limited liability company (“MSMCH”), as administrative agent (in such capacity, together with its permitted successors and assigns, the “Administrative Agent”) for MORGAN STANLEY BANK, N.A., a national banking association (“MSBNA”), and such other financial institutions from time to time party hereto as buyers (MSBNA, together with its successors and assigns, and together with such other financial institutions from time to time party hereto and their respective successors and assigns, collectively “Buyers” and individually, each a “Buyer”) and FBRED REIT MSWH SELLER, LLC, a Delaware limited liability company, as seller (“Seller”).
1.APPLICABILITY
From time to time the parties hereto may enter into transactions in which Seller agrees to transfer to Administrative Agent, on behalf of Buyers, one or more Eligible Assets, on a servicing-released basis, against the transfer of funds by Buyers with a simultaneous agreement by Administrative Agent, on behalf of Buyers, to transfer to Seller such Eligible Assets at a date certain (or such earlier date in accordance with the terms hereof) against the transfer of funds by Seller to Administrative Agent, on behalf of Buyers. Each such transaction involving the transfer of an Eligible Asset from Seller to Administrative Agent, on behalf of Buyers, shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing, shall be governed by this Agreement.
2.DEFINITIONS
Capitalized terms in this Agreement shall have the respective meanings set forth below: “1934 Act” shall mean the Securities Exchange Act of 1934, as amended.
“AB Mortgage Loan” shall mean a Mortgage Loan evidenced by two or more senior and subordinate Mortgage Notes.
“Accelerated Repurchase Date” shall have the meaning specified in Section 14(b)(i) of this Agreement.
“Act of Insolvency” shall mean, with respect to any Person: (a) the filing of a decree or order for relief by a court having jurisdiction over such Person or any substantial part of its assets or property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its assets or property, or ordering the winding–up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of thirty (30) days, (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, (c) the consent by such Person to the entry of an order for relief in an involuntary case under any Insolvency Law,
(d) the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its assets or property, (e) the making by such Person of any general assignment for the benefit of creditors, (f) the admission of the inability of such Person to pay its debts or discharge its obligations generally as they become due or mature, (g) the failure by such Person generally to pay its debts as they become due, (h) the taking of any action by any Governmental Authority or agency or any Person, agency

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or entity acting or purporting to act under Governmental Authority to condemn, seize or appropriate, or to assume custody or

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control of, all or any substantial part of the property of such Person, or shall have taken any action to displace the management of such Person or to curtail its authority in the conduct of the business of such Person, or (i) the taking of action by such Person in furtherance of any of the foregoing.
“Administrative Agent” shall have the meaning assigned thereto in the introductory paragraph hereto.
“Advisor” shall mean Benefit Street Partners L.L.C., a Delaware limited liability company.
“Advisory Agreement” shall mean that certain Investment Advisory Agreement dated as of April 1, 2025, between Advisor and Guarantor.
“Affiliate” shall mean, (a) when used with respect to any specified Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, such Person and (b) with respect to Seller, any “affiliate” of Seller as such term is defined in the Bankruptcy Code.
“Affiliated Hedge Counterparty” shall mean Morgan Stanley Bank, N.A., or any other Buyer, or any Affiliate of Morgan Stanley Bank, N.A., or any other Buyer, in each case, in its capacity as a party to any Hedging Transaction with Seller.
“Aggregate Repurchase Price” shall mean, as of any date of determination, the aggregate Repurchase Price (excluding any accrued and unpaid Price Differential) of all Purchased Assets outstanding as of such date.
“Agreement” shall have the meaning specified in the introductory paragraph of this Agreement.
“Annual Appraisal Expense Cap” shall have the meaning specified in Section 12(g)(viii) of this Agreement.
“Anti-Corruption Laws” shall mean (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act 2010, as amended; and (c) any other applicable anti-bribery or anti-corruption laws, regulations or ordinances in any jurisdiction in which any party to this Agreement is located or doing business.
“Anti-Money Laundering Laws” shall mean any Requirement of Law relating to money laundering, any predicate crime thereto, or any financial record keeping and reporting requirements related thereto, including, but not limited to, the Currency and Foreign Transactions Reporting Act (also known as the Bank Secrecy Act), as amended by the USA PATRIOT Act, and any other similar Requirement of Law in any jurisdiction where any party to this Agreement is located or doing business.
“Applicable Spread” shall have the meaning specified in the Fee Letter.
“Appraisal” shall mean an appraisal of any Eligible Property prepared by a licensed Independent Appraiser approved by Administrative Agent, on behalf of Buyers, in its sole discretion, in accordance with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation, in compliance with the requirements of Title 11 of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 and utilizing customary valuation methods, such as the income, sales/market or cost approaches, as any of the same may be updated by recertification from time to time by the appraiser performing such Appraisal.

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“Approved Property Manager” shall mean, with respect to any REO Asset, a property manager appointed by Seller, and approved by Administrative Agent in its reasonable discretion, to manage the related REO Property pursuant to a property management agreement.
“Asset Base Amount” shall mean, with respect to any Purchased Asset as of any date of determination, based upon the Asset Base Components, an amount equal to the product of (a) the Market Value of such Purchased Asset, multiplied by (b) the Maximum Purchase Percentage applicable to such Purchased Asset.
“Asset Base Components” shall mean, with respect to any Purchased Asset as of any date of determination, (a) the Market Value and (b) the Maximum Purchase Percentage applicable to such Purchased Asset, as determined or re-determined from time to time by Administrative Agent in its sole discretion.
“Assignment of Leases” shall mean, with respect to any Purchased Asset that is a Mortgage Loan, any assignment of leases, rents and profits or equivalent instrument, whether contained in the related Mortgage or executed separately, assigning to the holder or holders of such Mortgage all of the related Mortgagor’s interest in the leases, rents and profits derived from the ownership, operation, leasing or disposition of all or a portion of the related Mortgaged Property as security for repayment of such Purchased Asset.
“Assignment of Mortgage” shall mean, with respect to any Purchased Asset that is a Mortgage Loan, an assignment of the mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related property is located to reflect the assignment and pledge of the Mortgage, subject to the terms of this Agreement.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, any tenor for such Benchmark or payment period for price differential calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of a Pricing Period pursuant to this Agreement as of such date.
“Bailee” shall mean such third party as Administrative Agent, on behalf of Buyers, and Seller shall mutually approve in their sole discretion.
“Bailee Agreement” shall mean a Bailee Agreement among Seller, Administrative Agent, on behalf of Buyers, and Bailee in the form of Exhibit IV hereto.
“Bailee Delivery Failure” shall have the meaning specified in any Bailee Agreement.
“Bankruptcy Code” shall mean Title 11 of the United States Code, as amended, modified or replaced from time to time.
“Benchmark” means, initially Term SOFR; provided that, if a Benchmark Transition Event and the Benchmark Replacement Date with respect thereto have occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent such Benchmark Replacement has replaced such Benchmark pursuant to Article 3(l).
“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent, on behalf of Buyers, on the applicable Benchmark Replacement Date:

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(1)the sum of: (a) either of (i) Compounded SOFR or (ii) Daily Simple SOFR, as selected by the Administrative Agent, on behalf of Buyers, to be the then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for the applicable loan market and (b) the applicable Benchmark Replacement Adjustment;
(2)the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment;
(3)the sum of: (a) the alternate rate of interest that has been selected by Administrative Agent, on behalf of Buyers, as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for Dollar denominated secured financings or securitizations relating to the relevant asset class, as applicable at such time and (b) the Benchmark Replacement Adjustment.
If at any time the Benchmark Replacement as determined pursuant to this definition would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement.
“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by Administrative Agent, on behalf of Buyers, as of the Benchmark Replacement Date:
(1)the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected, endorsed or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;
(2)the spread adjustment (which may be a positive or negative value or zero) that has been selected by Administrative Agent, on behalf of Buyers, giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar denominated secured financing or securitization transactions relating to the relevant asset class, as applicable at such time.
“Benchmark Replacement Conforming Changes” means, with respect to either the use or administration of Term SOFR or any Benchmark Replacement, any technical, administrative or operational changes (including but not limited to changes to the definition of “Business Day,” the definition of “Pricing Period,” timing and frequency of determining rates and making payments of price differential, timing of Transaction requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that Administrative Agent, on behalf of Buyers, decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Administrative Agent, on behalf of Buyers, in a manner substantially consistent with market practice or, if Administrative Agent, on behalf of Buyers, decides that adoption of any portion of such market practice is not administratively feasible or if Administrative Agent, on behalf of Buyers, determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as Administrative Agent, on behalf of Buyers, determines is reasonably necessary in connection with the administration of this Agreement.

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“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark or if the then current Benchmark is Term SOFR, with respect to the Term SOFR Reference Rate:
(1)in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and
(b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(2)in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and
(ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(1)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(3)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation

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thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Blocked Account” shall have the meaning specified in Section 5(a) of this Agreement.
“Blocked Account Agreement” shall mean that certain Blocked Account Control Agreement, dated as of the date hereof, executed by Administrative Agent, on behalf of Buyers, Seller and the Depository Bank (and any successor thereto or replacement thereof executed by Administrative Agent, on behalf of Buyers, Seller and the Depository Bank), as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Business Day” shall mean any day other than (a) a Saturday or Sunday and (b) a day on which the New York Stock Exchange, the Federal Reserve Bank of New York, Custodian or Administrative Agent, on behalf of Buyers, is authorized or obligated by law or executive order to be closed.
“Buyer(s)” shall have the meaning set forth in the introductory paragraph hereto.
“Buyer’s Look-Through LTV” shall mean, on any date of determination, a percentage equal to the product of (a) the Purchase Percentage of a Defaulted Asset, multiplied by (b) the LTV relating to such Defaulted Asset, all as of such date.
“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.
“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent equity ownership interests in a Person which is not a corporation, including, without limitation, any and all membership or other equivalent interests in any limited liability company, and any and all partnership or other equivalent interests in any partnership or limited partnership, and any and all warrants or options to purchase any of the foregoing.
“Cause” shall mean, with respect to an Independent Director, (a) acts or omissions by such Independent Director that constitute willful disregard of, or bad faith or gross negligence with respect to, the Independent Director’s duties under Seller’s organizational documents, (b) such Independent Director has engaged in or has been charged with, or has been convicted of, fraud or other acts constituting a crime under any law applicable to such Independent Director, (c) such Independent Director is unable to perform his or her duties as Independent Director due to death, disability or incapacity, or (d) such Independent Director no longer meets the definition of Independent Director, as that term is defined in this Section 2.
“Change of Control” shall mean the occurrence of any of the following:
(a)the consummation of a merger or consolidation of Guarantor with or into another entity or any other reorganization or transfer of Capital Stock in Guarantor, if more than twenty-

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five percent (25%) of the combined voting power of the continuing or surviving entity’s Capital Stock outstanding immediately after such merger, consolidation or such other reorganization or transfer is not owned directly or indirectly by Persons who were stockholders or holders of such Capital Stock in Guarantor immediately prior to such merger, consolidation or other reorganization or transfer, except n connection with a public sale of Guarantor;
(b)Guarantor shall cease to own and control, of record and beneficially, directly or indirectly, one hundred percent (100%) of each class of the outstanding Capital Stock of Pledgor;
(c)Pledgor shall cease to own and control, of record and beneficially, directly or indirectly, one hundred percent (100%) of each class of the outstanding Capital Stock of Seller;
(d)a Transfer, whether directly or indirectly through its direct or indirect Subsidiaries, of all or substantially all of Seller’s, Pledgor’s or Guarantor’s assets (excluding any Transfer in connection with any securitization transaction or repurchase or other similar transaction in the ordinary course of Seller’s, Pledgor’s or Guarantor’s business); or
(e)Advisor shall cease to be the investment advisor of the Guarantor under the Advisory Agreement.
“Closing Date” shall mean May 27, 2026.
“Co-Buyer Agreement” shall mean, collectively, (a) any co-buyer agreements entered into among Administrative Agent and one or more Buyers in connection with the Transactions and the Transaction Documents and (b) any participation agreements entered into among Administrative Agent, one or more Buyers and any Participants in connection with the Transactions and the Transaction Documents, as each may be amended, modified and/or restated from time to time.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Collection Period” shall mean, with respect to the Remittance Date in any month, the period beginning on the Remittance Date in the preceding month to and including the calendar day immediately preceding such Remittance Date.
“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate (which, for example, may be compounded in arrears with a lookback and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each Pricing Period or compounded in advance) being established by Administrative Agent, on behalf of Buyers, in accordance with:
(a)the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that:
(b)if, and to the extent that, the Administrative Agent, on behalf of Buyers, determines that Compounded SOFR cannot be determined in accordance with clause (a) above, then the rate, or methodology for this rate, and conventions for this rate that have been selected by Administrative Agent, on behalf of Buyers, giving due consideration to any industry-accepted market practice for similar Dollar denominated secured financing or securitization transactions relating to the relevant asset class, as applicable at such time.
“Concentration Limit” shall mean, (a) with respect to any Purchased Asset, the Purchase Price of such Purchased Asset does not exceed twenty-five percent (25%) of the Facility Amount and/or (b) the aggregate

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Purchase Price, together with the aggregate unfunded Future Advance Purchases that Administrative Agent, on behalf of Buyers, has agreed to make subject to satisfaction of the conditions set forth in the applicable Confirmation with respect to such Purchased Assets, of all Purchased Assets that are

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secured by hospitality or retail properties, shall not exceed thirty-five percent (35%) of the Facility Amount (or such higher limit as may be approved by Administrative Agent in its sole discretion).
“Confirmation” means, a written confirmation from Administrative Agent, on behalf of Buyers, to Seller, executed by Administrative Agent, on behalf of Buyers, and acknowledged by Seller, of Buyers’ Final Approval to purchase a Purchased Asset, substantially in the form attached hereto as Exhibit I.
“Control” shall mean, with respect to any Person, the possession of the direct or indirect power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling”, “Controlled” and “under common Control” have correlative meanings.
“Conversion” or “Convert” or “Converted” shall mean, with respect to a Purchased Asset, the conversion of the Mortgaged Property securing the Purchased Asset into REO Property, whether by means of foreclosure, deed-in-lieu of foreclosure, secured party sale with respect to the ownership interests in the Mortgagor under the UCC, acceptance of the ownership interests in the Mortgagor in full or partial satisfaction of debt under the UCC, or otherwise.
“Conversion Conditions” shall mean Seller’s satisfaction the conditions set forth in Section 3(v)
hereof.
“Conversion Date” shall mean the effective date of the Conversion.
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or a price differential payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Custodial Agreement” shall mean that certain Custodial Agreement, dated as of the date hereof, entered into by and among Custodian, Seller and Administrative Agent, on behalf of Buyers, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Custodian” shall mean Computershare Trust Company, N.A., or any successor custodian appointed by Administrative Agent, on behalf of Buyers, and reasonably acceptable to Seller, or appointed by Administrative Agent, on behalf of Buyers, in its sole discretion during the continuance of an Event of Default.
“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which may include a lookback) being established by Administrative Agent, on behalf of Buyers, in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans at such times; provided that, if Administrative Agent, on behalf of Buyers, decides that any such convention is not administratively feasible, then the Administrative Agent, on behalf of Buyers, may establish another convention in its reasonable discretion.
“Debt Yield Ratio” shall mean, with respect to any Eligible Property or Properties directly or indirectly securing a New Asset, the quotient (expressed as a percentage) of (a) net operating income for the trailing 12-month period for the most recently ended fiscal quarter, divided by (b) the total amount of indebtedness secured directly or indirectly by such Eligible Property or Properties that are senior to or pari passu with such New Asset.

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“Default” shall mean any event that, with the giving of notice, the passage of time, or both, would constitute an Event of Default.
“Defaulted Asset” shall mean any Purchased Asset as to which (a) there is a breach beyond any applicable notice and cure period of a representation or warranty by Seller under Exhibit III attached hereto (without regard to any knowledge qualifier therein), (b) a default has occurred and is continuing for thirty
(30) or more days (or, in the case of payments due at maturity, one (1) day) beyond any applicable notice and cure period under the related Purchased Asset Documents in the payment when due of any scheduled payment of interest or principal or any other amounts due under the Purchased Asset Documents, (c) the occurrence and continuance of any other “event of default” as defined under the related Purchased Asset Documents, (d) to the extent that the related Transaction is deemed to be a loan under federal, state or local law, Administrative Agent, on behalf of Buyers, ceases to have a first priority perfected security interest in the related Purchased Asset, (e) a Significant Modification has been made without the consent of Administrative Agent, on behalf of Buyers, pursuant to this Agreement, (f) the related Purchased Asset File or any portion thereof is subject to a continuing Bailee Delivery Failure or has been released from the possession of Custodian under the Custodial Agreement to anyone other than Administrative Agent, on behalf of Buyers, or any Affiliate of Administrative Agent, on behalf of Buyers, except in accordance with the terms of the Custodial Agreement, (g) upon the occurrence of any Act of Insolvency with respect to any co-participant or any other person having an interest in such Purchased Asset or any related Mortgaged Property that is senior to, or pari passu with, in right of payment or priority with the rights of Administrative Agent, on behalf of Buyers, in such Purchased Asset, (h) such Purchased Asset has gone into special servicing, however so defined in any servicing, or pooling and servicing, agreement related to a securitization or similar transaction, or (i) the related Mortgaged Property ceases to have appropriate zoning approval, required insurance or similar legal compliance in the relevant jurisdiction, and in any such case such failure continues beyond any applicable notice and cure period under the related Purchased Asset Documents. For the avoidance of doubt, after the Conversion of any Purchased Asset to an REO Asset in accordance with the terms and conditions of this Agreement, such Purchased Asset shall no longer be a “Defaulted Asset”.
“Depository Bank” shall mean Citibank, N.A., or any successor depository bank rated no less than A- (or the equivalent) by Moody’s and/or S&P appointed by Administrative Agent, on behalf of Buyers, and reasonably acceptable to Seller, or appointed by Administrative Agent, on behalf of Buyers, in its sole discretion during the continuance of an Event of Default.
“Diligence Fees” shall mean fees, costs and expenses payable by Seller to Administrative Agent and Buyers, in respect of Administrative Agent and Buyers’ fees, costs and expenses (other than legal expenses) incurred in connection with its review of the Diligence Materials hereunder and Administrative Agent and Buyers’ continuing due diligence reviews of Purchased Assets pursuant to Section 21 or otherwise hereunder.
“Diligence Materials” shall mean, with respect to any New Asset, the related Preliminary Due Diligence Package together with the related Supplemental Due Diligence Package.
“Disqualified Institution” shall have the meaning specified in Exhibit A to the Fee Letter.
“Division” shall mean, as to any Person, such Person dividing and/or otherwise engaging in and/or becoming subject to, in each case, any division pursuant to, or as permitted by, §18-217 of the Delaware Limited Liability Company Act.
“Dollars” and the sign “$” shall mean lawful currency of the United States of America.

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“Early Repurchase Date” shall have the meaning specified in Section 3(i)(i) of this Agreement.
“Electronic Signature” shall have the meaning specified in Section 28(f) of this Agreement.
“Eligible Assets” shall mean (a) performing Mortgage Loans and Participation Interests (i) acceptable to Administrative Agent, on behalf of Buyers, in the exercise of its sole discretion, (ii) secured directly by an Eligible Property, (iii) which have a term equal to or less than ten (10) years (assuming exercise of all extension options), (iv) as to which the applicable representations and warranties set forth in Exhibit III are true and correct as of the applicable Purchase Date unless otherwise disclosed in the Exception Report delivered to Administrative Agent on or prior to such Purchase Date, (v) that do not require any Hedging Transaction or have a Hedging Transaction acceptable to Administrative Agent in its sole discretion, (vi) that have a maximum LTV not in excess of eighty percent (80.0%), (vii) that have an original principal balance of not less than Five Million and No/100 Dollars ($5,000,000.00), (viii) that are not, on or prior to the applicable Purchase Date, Defaulted Assets, and (ix) that are not subject to restrictions on transfer of lender’s interest therein, (b) REO Assets (if any), and (c) such other commercial real estate debt instruments acceptable to Administrative Agent, on behalf of Buyers, in its sole discretion; in each case, acceptable to Administrative Agent, on behalf of Buyers, in its sole discretion on a case-by-case basis.
“Eligible Property” shall mean a property that is a multifamily, office, retail, industrial, hospitality, self-storage or mixed-use property or such other property type acceptable to Administrative Agent in the exercise of its sole discretion.
“Environmental Law” means: (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Re-authorization Act of 1986, 42 U.S.C. §9601 et seq.; (b) the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §6901 et seq.; (c) the Clean Air Act, 42 U.S.C.
§7401 et seq., as amended by the Clean Air Act Amendments of 1990; (d) the Clean Water Act of 1977, 33 U.S.C. §1251 et seq.; (e) the Toxic Substances Control Act, 15 U.S.C.A. §2601 et seq.; (f) all other federal, state and local laws, ordinances, regulations or policies relating to pollution or protection of human health or the environment including without limitation, air pollution, water pollution, or the use, handling, discharge, disposal or release or recovery of on-site or off-site Hazardous Materials, as each of the foregoing may be amended from time to time; and (g) any and all regulations promulgated under or pursuant to any of the foregoing statutes.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and, as of the relevant date, any subsequent provisions of ERISA, amendatory clause thereof, supplemental thereto or substituted therefor.
“ERISA Affiliate” shall mean any corporation or trade or business (whether or not incorporated) that is a member of any group of organizations described in (a) Section 414(b) or (c) of the Code or Section 4001(b) of ERISA of which Seller is a member at any relevant time or (b) solely for purposes of the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which Seller is a member.
“Erroneous Payment Recipient” shall have the meaning specified in Section 27(c) hereof.
“Event of Default” shall have the meaning specified in Section 14(a).
“Exception Report” shall have the meaning specified in Section 3(c)(viii).

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“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to any Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of any Recipient being organized under the laws of, or having its principal office or the office from which it books the Transaction located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) that are Other Connection Taxes, (b) in the case of a Buyer, withholding Taxes imposed on amounts payable to or for the account of such Buyer pursuant to a law in effect as of the date on which such Person (i) becomes a party to this Agreement or (ii) changes the office from which it books the Transactions, except in each case to the extent that pursuant to Section 3(p) or Section 3(r) amounts with respect to such taxes were payable either to such Person’s assignor immediately before such Person became a party to this Agreement or to such Person immediately before it changed the office from which it books the Transaction, (c) Taxes attributable to any Recipient’s failure to comply with Section 3(r) of this Agreement and (d) any withholding Taxes imposed under FATCA.
“Executive Order 13224” shall mean Executive Order 13224 “On Terrorist Financing: Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism”, effective September 24, 2001.
“Exit Fee” shall have the meaning specified in the Fee Letter.
“Extension Fee” shall have the meaning specified in the Fee Letter.
“Extension Term” shall have the meaning specified in Section 9(a) of this Agreement.
“Facility Amount” shall mean One Hundred Twenty-Five Million and No/100 Dollars ($125,000,000.00).
“Facility Termination Date” shall mean May 27, 2029, as the same may be extended in accordance with Section 9(a) of this Agreement.
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), together in each case with any current or future regulations, or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any law fiscal rule or practice adopted pursuant to any intergovernmental agreement implementing such Sections of the Code.
“FATF” shall mean the Financial Action Task Force on Money Laundering.
“FDIA” shall mean the Federal Deposit Insurance Act, as amended.
“FDICIA” shall mean Title IV of the Federal Deposit Insurance Corporation Improvement Act of
1991.
“Federal Funds Rate” shall mean, for any day, an interest rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve Bank of New York arranged by federal funds brokers on such day, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations at approximately 10:00 a.m. (New York time) on such day on such transactions received by Administrative Agent from three federal funds brokers of recognized standing selected by Administrative Agent in its sole discretion.

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“Fee Letter” shall mean that certain letter agreement, dated the date hereof, between Administrative Agent, on behalf of Buyers, and Seller, as the same may be amended, supplemented or otherwise modified from time to time.
“Filings” shall have the meaning specified in Section 6(b) of this Agreement.
“Final Approval” shall have the meaning specified in Section 3(c) of this Agreement.
“Financial Covenant Compliance Certificate” shall mean an Officer’s Certificate confirming that as of the fiscal quarter most recently ended, Guarantor shall satisfy the financial covenants set forth in Section 9 of the Guaranty, in the form attached hereto as Exhibit VI.
“First Mortgage A-Note” shall mean (a) a senior Mortgage Note in an AB Mortgage Loan or (b) a senior controlling pari passu Mortgage Note in a Split Mortgage Loan.
“Floor” means zero basis points (0%).
“Funding Fee” shall have the meaning specified in the Fee Letter.
“Future Advance Asset” shall mean any Purchased Asset with respect to which there exists a continuing obligation on the part of the holder of such Purchased Asset, pursuant to the terms and conditions of the Purchased Asset Documents, to provide additional funding to the Mortgagor.
“Future Advance Purchase” shall have the meaning specified in Section 3(h) of this Agreement.
“GAAP” shall mean United States generally accepted accounting principles consistently applied as in effect from time to time.
“GLB Act” shall have the meaning specified in Section 28(b) hereof.
“GLB Indemnified Party” shall have the meaning specified in Section 28(b) hereof.
“Governmental Authority” shall mean any national or federal government, any state, regional, local or other political subdivision thereof with jurisdiction and any Person with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
“Guarantee” shall mean, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the maximum reasonably anticipated liability in respect thereof as determined by such Person in accordance with GAAP. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.
“Guarantor” shall mean Franklin BSP Real Estate Debt, Inc., a Maryland corporation, together with its permitted successors and assigns.
“Guaranty” shall mean that certain Guaranty, dated as of the date hereof, made by Guarantor in favor of Administrative Agent, on behalf of Buyers, as the same may be amended, restated, supplemented or otherwise modified from time to time.

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“Hazardous Material” shall mean any substance, material, or waste that is or becomes regulated, under any Environmental Law, as hazardous to public health or safety or to the environment, including, but not limited to: (a) any substance or material designated as a “hazardous substance” pursuant to Section 311 of the Clean Water Act, as amended, 33 U.S.C. §1251 et seq., or listed pursuant to Section 307 of the Clean Water Act, as amended; (b) any substance or material defined as “hazardous waste” pursuant to Section 1004 of the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901 et seq.; (c) any substance or material defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601 et seq.; or (d) petroleum, petroleum products and petroleum waste materials.
“Hedging Transactions” shall mean, with respect to any or all of the Purchased Assets, any short sale of U.S. Treasury Securities or mortgage-related securities, futures contract (including currency futures) or options contract or any interest rate swap, cap or collar agreement or similar arrangements providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies, entered into by Seller, or by the underlying obligor with respect to any Purchased Asset and pledged to Seller as collateral for such Purchased Asset, with one or more counterparties that is an Affiliated Hedge Counterparty or a Qualified Hedge Counterparty or, with respect to any Hedging Transaction pledged to Seller as additional collateral for a Purchased Asset, complies with such other rating requirement applicable to such Hedging Transaction set forth in the related Purchased Asset Documents or which is otherwise acceptable to Administrative Agent, on behalf of Buyers; provided that Seller shall not grant or permit any liens, security interests, charges, or encumbrances with respect to any such Hedging Transactions for the benefit of any Person other than Administrative Agent, on behalf of Buyers.
“Income” shall mean, with respect to any Purchased Asset at any time, any payment or other cash distribution thereon of principal, interest, dividends, fees, reimbursements or proceeds thereof (including sales proceeds) or other cash distributions thereon (including casualty or condemnation proceeds).
“Indebtedness” shall mean, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within sixty (60) days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) Capital Lease Obligations of such Person;
(f) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements; (g) Indebtedness of others Guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (i) Indebtedness of general partnerships of which such Person is a general partner or of which such Person is secondarily on contingently liable (other than by endorsement of instruments in the course of collection), whether by reason of any agreement to acquire such indebtedness, to supply or advance sums or otherwise; and (j) all net liabilities or obligations under any interest rate swap, interest rate cap, interest rate floor, interest rate collar or other hedging instrument or agreement.
“Indemnified Amounts” shall have the meaning specified in Section 20(a) of this Agreement.

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“Indemnified Parties” shall have the meaning specified in Section 20(a) of this Agreement.
“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Seller under any Transaction Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Independent Appraiser” shall mean an independent professional real estate appraiser who is a member in good standing of the American Appraisal Institute, and, if the state in which the subject Eligible Property is located certifies or licenses appraisers, is certified or licensed in such state, and in each such case, who has a minimum of five (5) years’ experience in the subject property type.
“Independent Director” shall mean, with respect to any limited liability company, an individual who: (a) is provided by CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional independent directors, another nationally-recognized company reasonably approved by Administrative Agent, on behalf of Buyers, in each case that is not an Affiliate of such limited liability company and that provides professional independent directors and other corporate services in the ordinary course of its business; (b) is duly appointed as a member of the board of directors of or as an independent manager, or member of the board of managers of such limited liability company; and (c) is not, and has never been, and will not while serving as independent director or manager of such Affiliate be (i) a member (other than an independent, non-economic “springing” member), partner, equityholder, manager, director, officer or employee of such limited liability company or any of its equityholders or Affiliates (other than as an independent director or manager of such limited liability company or an Affiliate of such limited liability company that does not own a direct or indirect ownership interest in such limited liability company and that is a special purpose entity; provided that the fees such individual earns from serving as an independent director or manager of such Affiliates in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year); (ii) a creditor, supplier or service provider (including provider of professional services) to such limited liability company or any of its equityholders or Affiliates (other than a nationally recognized company that routinely provides professional independent managers or directors and other corporate services to such limited liability company or any of its equityholders or Affiliates in the ordinary course of business); (iii) a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or (iv) a Person that controls (whether directly, indirectly or otherwise) any of clauses
(i) or (ii) above.
“Initial Mandatory Early Repurchase Extension Period” shall have the meaning specified in Section 3(i)(ii) of this Agreement.
“Insolvency Law” shall mean the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments and similar debtor relief laws from time to time in effect affecting the rights of creditors generally.
“Insured Closing Letter and Escrow Instructions” shall mean a letter addressed to Seller and Administrative Agent, on behalf of Buyers, from the title insurance underwriter (or any agent thereof) acting as an agent for each Table Funded Purchased Asset and related escrow instructions, which letter and instructions shall be in form and substance reasonably acceptable to Administrative Agent and Seller.
“Last Endorsee” shall have the meaning specified in Schedule 2 of this Agreement.

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“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any financing lease having substantially the same economic effect as any of the foregoing), and the filing of any financing statement under the UCC or comparable law of any jurisdiction in respect of any of the foregoing.
“LTV” shall mean, with respect to any Eligible Asset, the ratio of the aggregate outstanding debt (which shall include such Eligible Asset and all debt senior to or pari passu with such Eligible Asset) secured, directly or indirectly, by the related Eligible Property or Properties, to the aggregate “as-is” market value of such Eligible Property or Properties as determined by Administrative Agent, on behalf of Buyers, in its sole discretion.
“Mandatory Early Repurchase Date” shall have the meaning specified in Section 3(i)(ii) of this Agreement.
“Margin Credit Event” shall mean, with respect to any Purchased Asset, the date upon which material changes (i.e., changes that adversely impact the value of the Purchased Asset relative to Buyers’ initial underwriting or the most recent determination of Market Value) relative to the performance or condition of (a) the relevant Mortgaged Property, (b) the Mortgagor (or its sponsor(s)) in relation to such Purchased Asset or (c) the commercial real estate market in the relevant jurisdiction relating to the relevant Mortgaged Property, taken in the aggregate, exist with respect to such Purchased Asset as determined by Administrative Agent in its sole discretion.
“Margin Deficit” shall have the meaning specified in Section 4(a) of this Agreement.
“Margin Deficit Limit” shall mean, as of any date of determination on which three (3) or more Purchased Assets are subject to a Transaction, an amount equal to the greater of (a) the product of the Facility Amount multiplied by two and one-half percent (2.5%) and (b) the product of the aggregate outstanding Purchase Price of all Purchased Assets multiplied by five percent (5.0%).
“Margin Excess” shall have the meaning specified in Section 4(b) of this Agreement.
“Market Value” shall mean, with respect to any Purchased Asset as of any relevant date, the market value of such Purchased Asset on such date, as determined by Administrative Agent in its sole discretion, which determination shall be conclusive absent manifest error.
“Material Adverse Effect” shall mean a material adverse effect on (a) the property, business, operations, financial condition prospects or credit quality of Guarantor, Pledgor and/or Seller, (b) the ability of the Guarantor, Pledgor or Seller to perform its obligations under any of the Transaction Documents to which it is party, (c) the validity or enforceability of any the Transaction Documents, (d) the rights and remedies of Buyers under any of the Transaction Documents or (e) the Market Value, rating (if applicable) or liquidity of any Purchased Asset or of all the Purchased Assets in the aggregate.
“Maximum Asset Exposure Threshold” shall mean, with respect to any Eligible Asset, the Maximum Purchase Percentage, multiplied by the LTV of such Eligible Asset shall not exceed sixty percent (60%), unless otherwise permitted by Administrative Agent, on behalf of Buyers, in its sole discretion.

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“Maximum Defaulted Asset/REO Limit” shall mean at any time the aggregate combined Purchase Price of all Defaulted Assets and REO Assets is equal to or exceeds fifteen percent (15%) of aggregate combined Purchase Price of all Purchased Assets subject to Transactions.
“Maximum Defaulted Asset/REO Limit Notice” shall have the meaning specified in Section 4(c) of this Agreement.
“Maximum Portfolio Exposure Threshold” shall mean that the product of (a) the actual weighted-average aggregate Purchase Percentage of all Purchased Assets, multiplied by (b) the weighted average LTV for all Purchased Assets does not exceed fifty seven and one-half percent (57.5%), unless otherwise permitted by Administrative Agent, on behalf of Buyers, in its sole discretion.
“Maximum Purchase Percentage” shall mean, with respect to any Purchased Asset, eighty percent (80.0%) (or as otherwise specified in the applicable Confirmation), as such amount may from time to time be re-determined by Administrative Agent pursuant to Section 4(a).
“Monthly Statement” shall mean, for each calendar month during which this Agreement shall be in effect, Seller’s or Servicer’s, as applicable, reconciliation in arrears of beginning balances, interest and principal paid to date and ending balances for each Purchased Asset, together with a certified written report describing (a) any developments or events with respect to such Purchased Asset since the prior Monthly Statement that are reasonably likely to have a Material Adverse Effect, (b) any Defaults or potential Defaults, (c) any and all written modifications to any Purchased Asset Documents since the prior Monthly Statement, (d) loan status, collection performance and any delinquency and loss experience with respect to each Purchased Asset, (e) an update as to the expected disposition or sale of the Purchased Assets, (f) notice of any known litigation or regulatory actions filed against Seller, Guarantor, or in respect of any Purchased Asset, (g) notice of any breach of the representations and warranties made by Seller in connection with each of the Purchased Assets, and (h) such other information as Administrative Agent, on behalf of Buyers, may reasonably request with respect to Seller, any Purchased Asset, Mortgagor or Mortgaged Property.
“Moody’s” shall mean Moody’s Investors Service, Inc.
“Mortgage” shall mean the mortgage, deed of trust, deed to secure debt or other instruments, creating a valid and enforceable first Lien on or a first priority ownership interest in a Mortgaged Property.
“Mortgage Loan” shall mean (a) a whole commercial mortgage loan or (b) a First Mortgage A-Note, in each case secured by a Mortgage and evidenced by a Mortgage Note and all other Purchased Asset Documents, all right, title and interest of Seller in and to any Mortgaged Property covered by the related Mortgage and all related Servicing Rights.
“Mortgage Note” shall mean (a) with respect to a Mortgage, a note or other evidence of indebtedness of a Mortgagor secured by such Mortgage and (b) with respect to a Participation Interest, a Participation Certificate evidencing such Participation Interest.
“Mortgaged Property” shall mean, the real property or properties securing repayment of the debt evidenced by a Mortgage Note (or Mortgage Notes, in the case of an AB Mortgage Loan or Split Mortgage Loan).
“Mortgagor” shall mean, the obligor on a Mortgage Note, the grantor of the related Mortgage and the owner of the related Mortgaged Property.

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“Multiemployer Plan” shall mean a multiemployer plan defined as such in Article 3(37) of ERISA to which contributions have been, or were required to have been, made by Seller or any ERISA Affiliate and that is covered by Title IV of ERISA.
“New Asset” shall mean an Eligible Asset that Seller proposes to sell to Administrative Agent, on behalf of Buyers, pursuant to a Transaction.
“OFAC” shall mean the United States Department of the Treasury’s Office of Foreign Assets Control.
“Officer’s Certificate” shall mean, as to any Person, a certificate of the chief executive officer, the chief financial officer, the president, any vice president or the secretary of such Person.
“Other Connection Taxes” means, Taxes imposed as a result of a present or former connection between any Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under or engaged in any other transaction pursuant to or enforced any Transaction Document).
“Other Taxes” shall mean any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that may arise from any payment made under any Transaction Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Transaction Document, except any such Taxes that are Other Connection Taxes.
“Participant” shall have the meaning specified in Section 17(b) hereof.
“Participation Certificate” shall mean a participation certificate which evidences the outstanding balance of a Participation Interest.
“Participation Interest” shall mean a senior controlling pari passu participation interest in a performing Mortgage Loan.
“Payment” shall have the meaning specified in Section 27(c) hereof.
“Payment Notice” shall have the meaning specified in Section 27(c) hereof.
“Permitted Encumbrances” shall mean (a) liens for real property Taxes, ground rents, water charges, sewer rates and assessments not yet due and payable; (b) liens arising by operation of law (such as materialmen’s, mechanics’, carriers’, workmen’s, repairmen’s and similar liens) arising in the ordinary course of business which are (i) discharged by payment, bonding or otherwise or (ii) being contested in good faith by the related Mortgagor in accordance with the related Purchased Asset Documents; (c) covenants, conditions and restrictions, rights of way, easements and other matters of public record, which do not individually or in the aggregate, in the reasonable judgment of Seller, materially interfere with (i) the current use of the related Mortgaged Property, (ii) the security intended to be provided by the related Mortgage, (iii) the underlying obligor’s ability to pay its obligations when they become due or (iv) the value of the related Mortgaged Property; (d) liens and encumbrances set forth in the related Title Policy; and (e) rights of existing or future tenants as tenants only pursuant to leases.
“Person” shall mean an individual, corporation, limited liability company, business trust, partnership, joint tenant or tenant-in-common, trust, joint stock company, joint venture, unincorporated

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organization, or other entity, or a federal, state or local government or any agency or political subdivision thereof.
“Plan” shall mean an employee benefit or other plan established or maintained during the five-year period ended prior to the date of this Agreement or to which Seller or any ERISA Affiliate makes, is obligated to make or has, within the five-year period ended prior to the date of this Agreement, been required to make contributions and that is covered by Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code.
“Plan Assets” shall mean assets of any (a) employee benefit plan (as defined in Section 3(3) of ERISA) subject to Title I of ERISA, (b) plan (as defined in Section 4975(e)(l) of the Code) subject to Section 4975 of the Code, or (c) governmental plan (as defined in Section 3(32) of ERISA) subject to any other federal, state or local laws, rules or regulations substantially similar to Title I of ERISA or Section 4975 of the Code.
“Pledge Agreement” shall mean that certain Pledge and Security Agreement, dated as of the date hereof, by Pledgor in favor of Administrative Agent, on behalf of Buyers, as the same may be amended, restated, supplemented, replaced, or otherwise modified from time to time, pledging all of Pledgor’s interest in the Capital Stock of Seller to Administrative Agent, on behalf of Buyers.
“Pledgor” shall mean FBRED REIT Finance, LLC, a Delaware limited liability company.
“Power of Attorney to Administrative Agent, on behalf of Buyers” shall mean (a) that certain Power of Attorney to Administrative Agent, on behalf of Buyers, dated as of the date hereof executed by Seller in favor of Administrative Agent, on behalf of Buyers, and (b) such other power of attorney executed pursuant to this Agreement in substantially the form attached as Exhibit II.
“Preliminary Approval” shall have the meaning specified in Section 3(b) of this Agreement.
“Preliminary Due Diligence Package” shall mean, with respect to any New Asset, the following due diligence information, to the extent applicable, relating to such New Asset to be provided by Seller to Administrative Agent, on behalf of Buyers, pursuant to this Agreement:
(a)Seller’s internal credit committee or investment committee memorandum, among other things, outlining the proposed transaction, including potential transaction benefits and all material underwriting risks and Underwriting Issues, anticipated exit strategies, underwriting models and all other characteristics of the proposed transaction that a prudent buyer would consider material;
(b)current rent roll and rollover schedule, if applicable;
(c)cash flow pro forma, plus historical information, if available;
(d)flood certification, in form and substance acceptable to Administrative Agent;
(e)maps and photos, if available;
(f)interest coverage ratios and Debt Yield Ratio;
(g)description of the Mortgaged Property, along with a description of the Mortgagor and sponsor (including their experience with other projects, ownership structure and financial statements);
(h)loan-to-value ratio;

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(i)Seller’s or any Affiliate’s relationship with the Mortgagor or any affiliate;
(j)material third party reports, to the extent available and applicable, including: (i) engineering and structural reports, each in form and prepared by consultants acceptable to Administrative Agent, on behalf of Buyers; (ii) current Appraisal; (iii) Phase I environmental report (including asbestos and lead paint report) and, if applicable, Phase II or other follow-up environmental report if recommended in Phase I, each in form and prepared by consultants acceptable to Administrative Agent, on behalf of Buyers; (iv) seismic reports, each in form and prepared by consultants acceptable to Administrative Agent, on behalf of Buyers; (v) operations and maintenance plan with respect to asbestos containing materials, each in form and prepared by consultants acceptable to Administrative Agent, on behalf of Buyers; (vi) the servicing data tape; (vii) credit reports by a credit reporting agency acceptable to Administrative Agent, on behalf of Buyers, in form and substance acceptable to Administrative Agent, on behalf of Buyers; and (viii) background searches and reports of the findings of such searches, in form and substance acceptable to Administrative Agent;
(k)copies of documents evidencing such New Asset, or current drafts thereof, including, without limitation, underlying debt and security documents, guaranties, Mortgagor’s organizational documents, loan and collateral pledge agreements, and intercreditor agreements, as applicable;
(l)(i) insurance reports in form and substance acceptable to Administrative Agent, on behalf of Buyers, and prepared by third-party consultants acceptable to Administrative Agent, on behalf of Buyers, and (ii) insurance certificates or other evidence of insurance coverage evidencing the insurance required to be maintained with respect to any Eligible Property or Properties pursuant to Section 3(c)(iv) hereof (including evidence of terrorism insurance coverage and such other customary insurance coverage satisfactory to Administrative Agent, on behalf of Buyers);
(m)analyses and reports with respect to such other matters concerning the New Asset as Administrative Agent, on behalf of Buyers, may in its reasonable discretion require; and
(n)with respect to any Transaction involving a New Asset that is a Future Advance Asset, Seller shall indicate in the related Preliminary Due Diligence Package that such New Asset is a Future Advance Asset and shall provide Administrative Agent, with the information required to complete the Confirmation regarding such Future Advance Asset, as well as the then remaining unfunded principal amount of all Purchased Assets that constitute Future Advance Assets.
“Price Differential” shall mean, with respect to any Transaction as of any date, the aggregate amount obtained by daily application of the Pricing Rate for such Transaction to the Repurchase Price thereof (excluding any amount attributable to Price Differential in the definition thereof), calculated on the basis of a three hundred sixty (360) day per year basis for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the date of determination (such aggregate amount to be reduced by any amount of such Price Differential paid by Seller to Administrative Agent, on behalf of Buyers, prior to such date, with respect to such Transaction).
“Pricing Period” shall mean, with respect to each Purchased Asset (a) in the case of the first (1st) Remittance Date following the purchase of such Purchased Asset, the period from and including the original Purchase Date for such Purchased Asset to but excluding such Remittance Date, and (b) in the case of each subsequent Remittance Date, the one-month period from and including the preceding Remittance Date to but excluding such Remittance Date; provided, that no Pricing Period for a Purchased Asset shall end after the Repurchase Date for such Purchased Asset.

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“Pricing Rate” shall mean, for any Pricing Period with respect to a Purchased Asset, an annual rate equal to the Benchmark for such Pricing Period, plus the Applicable Spread for the related Purchased Asset (subject to adjustment and/or conversion as provided in Sections 3(l), 3(m), and 3(p) of this Agreement).
“Principal Payment” shall mean, with respect to any Purchased Asset, any payment or prepayment of principal received in respect thereof (including casualty or condemnation proceeds to the extent that such proceeds are not required under the underlying loan documents to be reserved, escrowed, readvanced or applied for the benefit of the Mortgagor or the related Mortgaged Property). For purposes of clarification, prepayment premiums, fees or penalties shall not be deemed to be principal.
“Property-Level Expenses” shall mean property-level expenses for the applicable REO Property, including taxes, insurance and other operating expenses (but excluding leasing expenses) which for items not included in the REO Budget, shall be reasonably approved by Administrative Agent based on statements of such expenses provided from Seller.
“Purchase Date” shall mean, with respect to any Eligible Asset, the date on which such Eligible Asset is transferred by Seller to Administrative Agent, on behalf of Buyers.
“Purchase Percentage” shall mean, with respect to any Purchased Asset, the Maximum Purchase Percentage (or as otherwise specified in the applicable Confirmation).
“Purchase Price” shall mean, with respect to any Purchased Asset, the price at which such Purchased Asset is transferred by Seller to Administrative Agent, on behalf of Buyers, on the applicable Purchase Date. The Purchase Price as of any Purchase Date for any Purchased Asset shall be an amount (expressed in Dollars) equal to the product of (a) the outstanding principal balance of such Purchased Asset, multiplied by (b) the applicable Purchase Percentage. The Purchase Price shall increase by any Future Advance Purchase pursuant to Section 3(h) and any payment made to Seller in connection with a Margin Excess pursuant to Section 4(b), and shall decrease by any payment applied in connection with a Margin Deficit pursuant to Section 4(a) and any Principal Payment applied pursuant to Section 5 to reduce such Purchase Price and any other amounts paid to Administrative Agent, on behalf of Buyers, by Seller to reduce such Purchase Price.
“Purchased Asset” shall mean (a) with respect to any Transaction, the Eligible Assets sold by Seller to Administrative Agent, on behalf of Buyers, in such Transaction and (b) with respect to the Transactions in general, all Eligible Assets sold by Seller to Administrative Agent, on behalf of Buyers.
“Purchased Asset Documents” shall mean, with respect to a Purchased Asset, the documents specified in Schedule 2.
“Purchased Asset File” shall mean the Purchased Asset Documents, together with any additional documents and information required to be delivered to Administrative Agent, on behalf of Buyers, or its designee (including Custodian) pursuant to this Agreement.
“Purchased Asset File Checklist” shall have the meaning specified in the Custodial Agreement.
“Purchased Asset Schedule” shall have the meaning specified in the Custodial Agreement.
“Qualified Hedge Counterparty” shall mean, with respect to any Hedging Transaction, any entity other than an Affiliated Hedge Counterparty, that (a) qualifies as an “eligible contract participant” as such term is defined in the Commodity Exchange Act (as amended by the Commodity Futures Modernization

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Act of 2000), (b) the long-term debt of which is rated no less than “A+” by Standard & Poor’s and “A1” by Moody’s and (c) is reasonably acceptable to Administrative Agent, on behalf of Buyers,; provided that, with respect to clause (c), if Administrative Agent, on behalf of Buyers, has approved an entity as a counterparty, it may not thereafter deem such counterparty unacceptable with respect to any previously outstanding Transaction unless clause (a) or (b) no longer applies with respect to such counterparty.
“Quarterly Report” shall mean, for each fiscal quarter during which this Agreement shall be in effect, (a) Seller’s or Servicer’s, as applicable, certified written report summarizing (with a separate cover sheet for each Purchased Asset or, in the case of a Purchased Asset secured (directly or indirectly) by a portfolio of Mortgaged Properties, a cover sheet for such portfolio on a consolidated basis), with respect to the Mortgaged Properties securing each Purchased Asset (or, in the case of a Purchased Asset secured (directly or indirectly) by a portfolio of Mortgaged Properties, such information on a consolidated basis), the net operating income, debt service coverage, occupancy, the revenues per room (for hospitality properties) and sales per square footage (for retail properties), in each case, to the extent received by Seller, and such other information as mutually agreed by Seller and Administrative Agent, on behalf of Buyers, and (b) the updated underwriting report.
“Recipient” means (a) Administrative Agent, or (b) any Buyer, as applicable.
“Reference Time” with respect to any setting of the then-current Benchmark means (a) if such Benchmark is Term SOFR, the time set forth in the definition of Term SOFR, and (b) if such Benchmark not Term SOFR, the time determined by Administrative Agent, on behalf of Buyers, in accordance with the Benchmark Replacement Conforming Changes.
“Regulations T, U and X” shall mean Regulations T, U and X of the Board of Governors of the Federal Reserve System (or any successor thereto), as the same may be modified and supplemented and in effect from time to time.
“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.
“Remittance Date” shall mean the fifteenth (15th) calendar day of each month, or the next succeeding Business Day, if such calendar day shall not be a Business Day.
“REO Asset” shall mean a Purchased Asset that has been Converted and satisfied the Conversion Conditions in accordance with the terms of this Agreement.
“REO Asset Repurchase Date” shall mean, with respect to any Purchased Asset that is Converted to an REO Asset, the date that is three hundred sixty (360) days following the earlier of (a) the date on which such Purchased Asset became an REO Asset, and (b) the date on which such Purchased Asset became a Defaulted Asset, if applicable.
“REO Budget” shall mean, for each REO Property, the budget prepared by the applicable Approved Property Manager in accordance with the related property management agreement, and approved by Administrative Agent, in its reasonable discretion.
“REO Property” shall mean the Mortgaged Property or the ownership interests in the Mortgagor that is subject to Conversion to direct ownership by any REO Subsidiary.

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“REO Subsidiary” shall mean a new bankruptcy remote single purpose entity that is a wholly-owned direct subsidiary of Seller (or other Affiliate of Seller approved by Administrative Agent in its sole discretion).
“REO Subsidiary Mortgage” shall have the meaning set forth in the definition of Replacement Loan Documents in this Agreement.
“REO Subsidiary Pledge Agreement” shall have the meaning set forth in the definition of Replacement Loan Documents in this Agreement.
“Replacement Guaranties” shall mean replacement guaranties and environmental indemnity agreements (if applicable) acceptable to Administrative Agent in its sole discretion, executed by Guarantor or another Person acceptable to Administrative Agent in its sole discretion, in favor of Seller (as lender) and in substantially the same form as the underlying loan guaranties related to the Purchased Asset (which Guarantor, in all events, shall be an Affiliate of Seller).
“Replacement Loan Documents” shall mean mortgage loan documents acceptable to Administrative Agent in its sole discretion, between REO Subsidiary, as borrower and Seller, as lender, that are substantially similar to the Purchased Asset Documents for the applicable Purchased Asset subject to Conversion, and which, in any event, grant, convey and assign to Seller a first mortgage Lien on and security interest in and to the applicable REO Property and a first priority Lien on one hundred percent (100%) of the equity interests in the applicable REO Subsidiary, including, without limitation:
(a)A mortgage, deed of trust or equivalent, to be recorded in the official records where the applicable REO Property is located, duly executed by the applicable REO Subsidiary and in recordable form, and any other documents Administrative Agent shall reasonably request to demonstrate a first priority Lien on the applicable REO Property in favor of Seller (as lender) (the “REO Subsidiary Mortgage”) and a mortgage note. The amount secured by each REO Subsidiary Mortgage shall be the amount outstanding under the applicable Purchased Asset or such other lesser amount as determined by Administrative Agent, in its sole discretion;
(b)A pledge agreement, and any other documents Administrative Agent shall reasonably request to evidence a first priority Lien on one hundred percent (100%) of the equity interests in the applicable REO Subsidiary in favor of Seller (as lender) (the “REO Subsidiary Pledge Agreement”).
(c)A UCC-1 financing statement to be filed in accordance with applicable requirements to perfect a first priority security interest in all personal property collateral described in the related REO Subsidiary Mortgage in favor of Seller (as lender); and
(d)A property management agreement for the applicable REO Property, including a consent and subordination agreement executed by the applicable Approved Property Manager.
“Representatives” shall have the meaning specified in Section 28(a) hereof.
“Repurchase Assets” shall have the meaning specified in Section 6(a) hereof.
“Repurchase Date” shall mean, with respect to any Purchased Asset, the date that is the earliest to occur of the following: (a) the Facility Termination Date, (b) the date specified as the “Repurchase Date” or “REO Asset Repurchase Date” in the related Confirmation, (c) if applicable, the related Early Repurchase Date, Mandatory Early Repurchase Date or Accelerated Repurchase Date or (d) the date that is two (2) Business Days prior to the maturity date of such Purchased Asset or, in the case of a

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Participation Interest, the maturity date of the related Mortgage Loan (subject to extension, if applicable, in accordance with the related Purchased Asset Documents); provided, that, solely with respect to clause (d), the settlement with respect to such Repurchase Date and Purchased Asset may occur two (2) Business Days later.
“Repurchase Obligations” shall mean the Aggregate Repurchase Price and all other amounts due under the Transaction Documents (including interest which would be payable as post-petition interest in connection with any bankruptcy or similar proceeding) irrespective of whether such obligations are direct or indirect, absolute or contingent, matured or unmatured.
“Repurchase Price” shall mean, with respect to any Purchased Asset, as of any date, the price at which such Purchased Asset is to be transferred from Administrative Agent, on behalf of Buyers, to Seller upon termination of the related Transaction; in each case, such price shall equal the sum of the Purchase Price of such Purchased Asset, the Exit Fee and the accrued and unpaid Price Differential with respect to such Purchased Asset as of the date of such determination, minus all Income and other cash actually received by Buyers in respect of such Purchased Asset and applied towards the Repurchase Price and/or Price Differential pursuant to this Agreement.
“Requirement of Law” shall mean any law, treaty, rule, regulation, code, directive, policy, order or requirement or determination of an arbitrator or a court or any other Governmental Authority whether now or hereafter enacted or in effect.
“Sanctioned Jurisdiction” shall mean at any time, a country, territory, or geographical region which is itself the subject or target of any Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, Belarus, Russia, Venezuela and the Crimea, Donetsk, and Luhansk regions of Ukraine).
“Sanctioned Person” shall mean any Person that is the subject or target of any Sanctions, including any Person: (a) named in any Sanctions-related list, including the OFAC list of Specially Designated Nationals and Blocked Persons; (b) located, organized, or resident in a Sanctioned Jurisdiction; or (c) owned or controlled by any such Person or Persons described in the foregoing clauses (a)-(b).
“Sanctions” shall mean any economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the United States (including, but not limited to, the U.S. Department of Commerce, the U.S. Department of State, and OFAC), the United Nations Security Council, the European Union or any member state thereof, HM’s Treasury of the United Kingdom, or any other Governmental Authority with jurisdiction over any party to this Agreement.
“SEC” shall mean the Securities and Exchange Commission.
“Second Mandatory Early Repurchase Extension Period” shall have the meaning specified in Section 3(i)(ii) of this Agreement.
“Seller” shall have the meaning specified in the introductory paragraph of this Agreement.
“Servicer” shall mean NewPoint Real Estate Capital LLC, or any successor servicer appointed by Administrative Agent, on behalf of Buyers, and reasonably acceptable to Seller; provided that the provisions of Section 22 are satisfied.
“Servicer Acknowledgment” shall mean (a) that certain servicer acknowledgment, dated as of the date hereof, executed by Seller and acknowledged by Servicer and Administrative Agent, on behalf of

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Buyers, and (b) such other servicer acknowledgment entered into by Seller on Administrative Agent’s behalf in accordance with Section 22 of this Agreement, in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Servicing Agreement” shall mean (a) that certain Servicing Agreement, dated as of April 30, 2025, by and between Servicer and Seller and (b) such other servicing or subservicing agreement entered into by Seller on Administrative Agent’s behalf in accordance with Section 22 of this Agreement, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Servicing Records” shall have the meaning specified in Section 22(b) of this Agreement.
“Servicing Rights” shall mean contractual, possessory or other rights of any Person to administer, service or subservice any Purchased Assets (or to possess any Servicing Records relating thereto), including: (a) the rights to service the Purchased Assets; (b) the right to receive compensation (whether direct or indirect) for such servicing, including the right to receive and retain the related servicing fee and all other fees with respect to such Purchased Assets; and (c) all rights, powers and privileges incidental to the foregoing, together with all Servicing Records relating thereto.
“Significant Modification” shall mean (a) for any Purchased Asset other than REO Assets, (i) any extension, waiver, termination, rescission, cancellation, release, subordination or other amendment or modification to the material terms of, or any collateral, guaranty or indemnity for, any Purchased Asset or Purchased Asset Document (including, without limitation, any provision related to the amount or timing of any scheduled payment of interest or principal, the validity, perfection or priority of any security interest, or the release of any collateral or obligor), (ii) any sale, transfer, disposition or any similar action with respect to any collateral for any Purchased Asset (in each case, other than as required or permitted by the terms of the Purchased Asset Documents) or (iii) the foreclosure or exercise of any material right or remedy by the holder of any Purchased Asset or Purchased Asset Document, and (b) for any REO Assets after the Conversion Date (if applicable), (i) any extension, waiver, termination, rescission, cancellation, release, subordination or other amendment or modification to the material terms of any Purchased Asset or Purchased Asset Document (including, without limitation, any provision related to the amount or timing of any scheduled payment of interest or principal, the validity, perfection or priority of any security interest, or the release of any collateral or obligor) or any related co-lender, participation or intercreditor agreements or (ii) the exercise of any right or remedy by the holder of any Purchased Asset or Purchased Asset Document.
“Single-Purpose Entity” shall mean any corporation, limited partnership or limited liability company that, since the date of its formation and at all times on and after the date hereof, has complied with and shall at all times comply with the provisions of Section 13 of this Agreement.
“SIPA” shall have the meaning specified in Section 25(a) of this Agreement.
“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.
“Split Mortgage Loan” shall mean a Mortgage Loan evidenced by two or more senior pari passu
Mortgage Notes.
“Standard & Poor’s” shall mean Standard & Poor’s Financial Services, L.L.C., a division of McGraw Hill Financial Inc. and any successor in interest.

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“Subsidiary” shall mean, as to any Person, a corporation, partnership or other entity Controlled by such Person. Unless otherwise qualified, all references to a Subsidiary or to Subsidiaries in this Agreement shall refer to a Subsidiary or Subsidiaries of Seller and/or Guarantor.
“Supplemental Due Diligence Package” shall mean, with respect to any New Asset, information or deliveries concerning such New Asset that Administrative Agent, on behalf of Buyers, shall reasonably request in addition to the Preliminary Due Diligence Package, including, without limitation, a credit approval memorandum representing the final terms of the underlying transaction, a loan-to-value ratio computation and a final Debt Yield Ratio computation for such New Asset.
“Survey” shall mean a certified ALTA/ACSM (or applicable state standards for the state in which a Mortgaged Property is located) survey of a Mortgaged Property prepared by a registered independent surveyor and in form and content reasonably satisfactory to Administrative Agent, on behalf of Buyers, and the company issuing the Title Policy for such Mortgaged Property.
“Table Funded Purchased Asset” shall mean a Purchased Asset which is sold to Administrative Agent, on behalf of Buyers, simultaneously with the origination or acquisition thereof, which origination or acquisition is financed with the Purchase Price, pursuant to Seller’s request, paid directly to a title company or other settlement agent, in each case, approved by Administrative Agent, on behalf of Buyers, for disbursement in connection with such origination or acquisition. A Purchased Asset shall cease to be a Table Funded Purchased Asset after Custodian has delivered a Trust Receipt to Administrative Agent certifying its receipt of the Purchased Asset File therefor.
“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term SOFR” means, with respect to any advance of a Purchase Price or Future Advance Purchase for any day, the Term SOFR Reference Rate for a tenor comparable to the applicable Pricing Period on the day (such day, the “Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Pricing Period, as such rate is published by the Term SOFR Administrator for such day at 6:00 a.m. (New York City time); provided, however, that if as of 5:00 p.m. (New York City time) on any Term SOFR Determination Day the Term SOFR Reference Rate for the foregoing tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Term SOFR Determination Day; provided, further, that if Term SOFR determined as provided above shall be less than the Floor, then Term SOFR shall be deemed to be the Floor.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
“Term SOFR Determination Day” shall have the meaning set forth in the definition of Term SOFR in this Agreement.
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

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“Title Policy” shall mean (a) an American Land Title Association lender’s title insurance policy or a comparable form of lender’s title insurance policy approved for use in the applicable jurisdiction, in form and substance reasonably acceptable to Administrative Agent, on behalf of Buyers, or, (b) if such policy has not yet been issued, (i) a pro forma policy, (ii) a preliminary title policy together with an Insured Closing Letter and Escrow Instructions or (iii) a “marked up” commitment, in each case that is binding on the title insurer.
“Transaction” shall have the meaning specified in Section 1 of this Agreement.
“Transaction Conditions Precedent” shall have the meaning specified in Section 3(f) of this Agreement.
“Transaction Costs” shall have the meaning specified in Section 20(b) of this Agreement.
“Transaction Documents” shall mean, collectively, this Agreement, the Blocked Account Agreement, the Custodial Agreement, the Fee Letter, the Guaranty, the Pledge Agreement, the Servicing Agreement and Servicer Acknowledgment, the Power of Attorney to Administrative Agent, on behalf of Buyers, all Transfer Documents, all Confirmations executed pursuant to this Agreement in connection with specific Transactions and all other documents executed in connection herewith and therewith.
“Transfer” shall mean, with respect to any Person, any sale or other whole or partial conveyance of all or any portion of such Person’s assets, or any direct or indirect interest therein to a third party (other than in connection with the transfer of a Purchased Asset to Administrative Agent, on behalf of Buyers, in accordance herewith), including the granting of any purchase options, rights of first refusal, rights of first offer or similar rights in respect of any portion of such assets or the subjecting of any portion of such assets to restrictions on transfer.
“Transfer Documents” shall mean, with respect to any Purchased Asset, all applicable Purchased Asset Documents necessary to transfer all of Seller’s right, title and interest in such Purchased Asset to Administrative Agent, on behalf of Buyers, in accordance with the terms of this Agreement.
“Trust Receipt” shall mean a trust receipt issued by Custodian or, in the case of a Table Funded Purchased Asset, Bailee, as applicable, confirming the Custodian or Bailee’s, as applicable, possession of certain Purchased Asset Files that are held by the Custodian or Bailee, as applicable, on behalf of Administrative Agent, on behalf of Buyers, substantially in the form required under the Custodial Agreement or the Bailee Agreement.
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Tax Compliance Certificate” shall have the meaning specified in Section 3(r)(ii)(C) hereof.
“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if, by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of any security interest is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, with respect to perfection or the effect of perfection or non-perfection, “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions of this Agreement relating to such perfection or effect of perfection or non-perfection.

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“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the Benchmark Replacement Adjustment with respect thereto.
“Underwriting Issues” shall mean, with respect to any New Asset, all material information of which Seller has knowledge that, based on the making of reasonable inquiries and the exercise of reasonable care and diligence by a reasonable institutional mortgage loan buyer in determining whether to originate or acquire such New Asset under the circumstances, would, in the context of the totality of the Transaction in question, be considered a materially “negative” factor (either separately or in the aggregate with other information relating to such New Asset), including, but not limited to, whether such New Asset was repurchased from any warehouse loan facility or a repurchase transaction due to the breach of a representation and warranty or a material defect in loan documentation or closing deliveries (such as the absence of any material Purchased Asset Document(s)).
“United States Person” shall have the meaning specified in Section 3(r)(i) hereof.
“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56).
3.INITIATION; CONFIRMATION; TERMINATION; FEES
(a)Seller may prior to the Facility Termination Date, from time to time request that Administrative Agent, on behalf of Buyers, enter into a Transaction with respect to one or more New Assets by submitting a Preliminary Due Diligence Package for Administrative Agent, on behalf of Buyers’ review and approval, which approval shall be in the sole discretion of Administrative Agent. Notwithstanding anything to the contrary herein, Administrative Agent, on behalf of Buyers, shall have no obligation to consider for purchase any New Asset if, immediately after the purchase of such New Asset, the Aggregate Repurchase Price would exceed the Facility Amount. Administrative Agent, Buyers and their respective representatives shall have the right to review all New Assets proposed to be sold to Administrative Agent, on behalf of Buyers, in any Transaction and to conduct its own due diligence investigation of such New Assets as Administrative Agent and Buyers determine is necessary in Administrative Agent’s sole discretion. Notwithstanding any provision to the contrary herein or in any other Transaction Document, Administrative Agent, on behalf of Buyers, shall be entitled to determine, in its sole discretion, whether a New Asset qualifies as an Eligible Asset or whether to reject any New Asset proposed to be sold to Administrative Agent, on behalf of Buyers, by Seller, and Administrative Agent, on behalf of Buyers, shall have no obligation to enter into any Transactions, which Transactions shall be entered into in the sole discretion of Administrative Agent, on behalf of Buyers.
(b)Upon Administrative Agent’s receipt of a Preliminary Due Diligence Package, Administrative Agent, on behalf of Buyers, shall have the right to request a Supplemental Due Diligence Package to evaluate the proposed Transaction. Upon Administrative Agent’s receipt or waiver of such Supplemental Due Diligence Package, Administrative Agent, on behalf of Buyers, shall, in its sole discretion, within five (5) Business Days, either (i) notify Seller of its intent to proceed with the Transaction together with its determination of the Purchase Price and the Market Value for the related New Asset (such notice, a “Preliminary Approval”) or (ii) deny Seller’s request. Administrative Agent’s failure to respond to Seller within five (5) Business Days shall be deemed to be a denial of Seller’s request to enter into the proposed Transaction, unless Administrative Agent, on behalf of Buyers, and Seller have agreed otherwise in writing.
(c)Upon Seller’s receipt of Preliminary Approval with respect to a Transaction, Seller shall, if Seller desires to enter into such Transaction with respect to the related New Asset upon the terms set forth by Administrative Agent, on behalf of Buyers, in the Preliminary Approval, deliver the documents

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set forth below in this Section 3(c) with respect to each New Asset (or, with respect to a New Asset that is an REO Asset, deliver the documents set forth in Section 3(v) with respect to such REO Asset) and related Eligible Property or Properties (to the extent not already delivered in the Preliminary Due Diligence Package or in the Supplemental Due Diligence Package) as a condition precedent to a Final Approval and issuance of a Confirmation, all in a manner and/or form satisfactory to Administrative Agent in its sole discretion and pursuant to documentation satisfactory to Administrative Agent, on behalf of Buyers, in its sole discretion:
(i)Delivery of Purchased Asset Documents. Copies of each of the final Purchased Asset Documents, or drafts of such Purchased Asset Documents in substantially final form if such New Asset is being originated concurrently with the transfer to Administrative Agent, on behalf of Buyers, subject to delivery of final, executed copies of such Purchased Asset Documents on the Purchase Date of such New Asset.
(ii)Environmental and Engineering. A “Phase I” (and, if recommended by the Phase I, a “Phase II”) environmental report, an asbestos survey, if applicable, and an engineering report, each in form reasonably satisfactory to Administrative Agent, on behalf of Buyers, by an engineer and an environmental consultant, approved by Administrative Agent.
(iii)Appraisal. An Appraisal of the related Eligible Property or Eligible Properties dated less than one hundred eighty (180) days prior to the proposed Purchase Date, in form and substance satisfactory to Administrative Agent in its sole discretion.
(iv)Insurance. Third party reports, certificates and other evidence of insurance detailing insurance coverage in respect of the related Eligible Property or Properties of types (including but not limited to casualty, general liability and terrorism insurance coverage), in amounts, with insurers and otherwise in compliance with the terms, provisions and conditions set forth in the Purchased Asset Documents and otherwise reasonably satisfactory to Administrative Agent, on behalf of Buyers. Such certificates or other evidence shall indicate that Seller (or as to a New Asset that is a Participation Interest, the lead lender on the related whole loan in which Seller is a participant) will be named as an additional insured as its interest may appear and shall contain a loss payee endorsement in favor of such additional insured with respect to the policies required to be maintained under the Purchased Asset Documents.
(v)Opinions of Counsel. Copies of all legal opinions with respect to the New Asset (which shall include a non-consolidation opinion, if applicable) that shall be in form and substance reasonably satisfactory to Administrative Agent, on behalf of Buyers; provided that Seller may deliver drafts of such opinions if such New Asset is being originated concurrently with the transfer to Administrative Agent, on behalf of Buyers, and shall deliver final, executed copies of such legal opinions on the Purchase Date of such New Asset.
(vi)Title Policy. (A) An unconditional commitment from the title company to issue a Title Policy or Policies in favor of Seller and Seller’s successors and/or assigns with respect to each Mortgage securing such New Asset with an amount of insurance that shall be not less than the principal balance of such New Asset, or (B) an endorsement or confirmatory letter from the title company that issued the existing Title Policy (in an amount not less than the principal balance of such New Asset) in favor of Seller and Seller’s successors and assigns adding such parties as an additional insured.
(vii)Additional Real Estate Matters. To the extent obtained by Seller, such other real estate related certificates and documentation as may have been reasonably requested by

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Administrative Agent, on behalf of Buyers, such as: (A) certificates of occupancy issued by the appropriate Governmental Authority and either letters certifying that the related Eligible Property or Properties are in compliance with all applicable zoning laws issued by the appropriate Governmental Authority, a zoning report in form and prepared by a zoning consultant satisfactory to Administrative Agent, on behalf of Buyers, or evidence that the related Title Policy includes a zoning endorsement; and (B) abstracts of all material leases in effect at the Mortgaged Property delivered in connection with the New Asset.
(viii)Exception Report. A written report of any exceptions to the representations and warranties in Exhibit III attached hereto (an “Exception Report”).
(ix)Other Documents. Such other documents as Administrative Agent, on behalf of Buyers, shall reasonably deem to be necessary.
(d)Within five (5) Business Days of Seller’s delivery of the documents and materials contemplated in Section 3(c) above, Administrative Agent shall in its sole discretion notify Seller that either
(A) Administrative Agent, on behalf of Buyers, has not approved the New Asset or (B) Administrative Agent, on behalf of Buyers, agrees to purchase the New Asset, subject to satisfaction (or waiver by Administrative Agent) of the Transaction Conditions Precedent (such notice, a “Final Approval”) set forth in Section 3(f) below. Administrative Agent’s failure to respond to Seller within five (5) Business Days shall be deemed to be a denial of Seller’s request that Administrative Agent, on behalf of Buyers, purchase the New Asset, unless Administrative Agent, on behalf of Buyers, and Seller have agreed otherwise in writing.
(e)Subject to satisfaction of the Transaction Conditions Precedent, Administrative Agent, on behalf of Buyers, shall deliver to Seller an executed Confirmation with respect to a proposed Transaction; provided that, unless otherwise agreed by Seller, Administrative Agent shall deliver a separate Confirmation with respect to each New Asset that will be the subject of a Transaction. Each Confirmation shall be deemed to be incorporated herein by reference with the same effect as if set forth herein at length.
(f)Provided that each of the Transaction Conditions Precedent set forth in this Section 3(f) have been satisfied (or waived by Administrative Agent in its sole discretion), each Buyer, in the amount of each such Buyer’s pro rata share of the Purchase Price, shall transfer the Purchase Price to Seller with respect to each New Asset for which it has issued a Confirmation on the Purchase Date specified in such Confirmation (which Purchase Date shall be at least three (3) Business Days after the date the Final Approval is delivered), and the related New Asset shall be concurrently transferred by Seller to Administrative Agent, on behalf of Buyers, or its nominee. For purposes of this Section 3(f), the conditions precedent to any proposed Transaction (“Transaction Conditions Precedent”) shall be satisfied with respect to such proposed Transaction if:
(i)no Default, Event of Default or Margin Deficit shall have occurred and be continuing as of the Purchase Date;
(ii)Seller shall have executed a Confirmation for such proposed Transaction;
(iii)Administrative Agent, on behalf of Buyers, shall have received a duly completed and executed Financial Covenant Compliance Certificate pursuant to Section 12(g) of this Agreement;
(iv)[Reserved];

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(v)Administrative Agent shall have (A) determined, in its sole discretion in accordance with Section 3(a) of this Agreement, that the New Asset proposed to be sold to Administrative Agent, on behalf of Buyers, by Seller in such Transaction is an Eligible Asset,
(B) obtained internal credit approval for the inclusion of such New Asset as a Purchased Asset in a Transaction, (C) confirmed that, after giving effect to such Purchased Asset, the Concentration Limit shall be satisfied, (D) confirmed that, after giving effect to such Purchased Asset, no Maximum Defaulted Asset/REO Limit shall be breached, and (E) determined, in its sole discretion, that the Maximum Asset Exposure Threshold and Maximum Portfolio Exposure Threshold will be satisfied immediately after giving effect to such proposed Transaction;
(vi)(A) if the New Asset is not a Table Funded Purchased Asset, the applicable Purchased Asset File described in Schedule 2 of this Agreement shall have been delivered to Custodian or Bailee, as applicable, and Administrative Agent, on behalf of Buyers, shall have received a Trust Receipt with respect to such Purchased Asset File and, if applicable, Bailee shall have executed and delivered a Bailee Agreement, and (B) if the Purchased Asset is a Table Funded Purchased Asset, the documents required by Schedule 2 shall have been delivered to Bailee and Bailee shall have executed and delivered to Administrative Agent, on behalf of Buyers, a Trust Receipt and Bailee Agreement;
(vii)Seller shall have delivered to any related Mortgagor, obligor, related servicer or lead lender a direction letter in accordance with Section 5(a) of this Agreement unless such Mortgagor, obligor, related servicer or lead lender is already remitting payments to Servicer, in which case Seller shall direct Servicer to remit all such amounts into the Blocked Account in accordance with Section 5(a) of this Agreement and to service such payments in accordance with the provisions of this Agreement;
(viii)Seller shall have paid to Administrative Agent, for its own account and/or on behalf of Buyers, as applicable, (A) the Funding Fee and any other fees then due and payable under the Fee Letter and (B) any unpaid Transaction Costs in respect of such Purchased Asset due and owing by Seller (which amounts, at Seller’s option, may be held back from funds remitted to Seller by Buyers on the Purchase Date);
(ix)If Seller acquired the Purchased Asset from Seller’s Affiliate, Administrative Agent shall have received an opinion of counsel regarding the true sale of the purchase of such Purchased Asset by Seller, which opinion shall be in form and substance reasonably satisfactory to Administrative Agent; provided, that no true sale opinion shall be required if Seller acquired the Purchased Asset from a wholly-owned (direct or indirect) Subsidiary of Guarantor so long as the conveyance of such Purchased Asset from Seller’s Affiliate to Seller is pursuant to a true sale or true contribution on arm’s length, commercially reasonable terms in form and substance acceptable to Buyer or its counsel;
(x)Administrative Agent, on behalf of Buyers, shall have received true and complete copies of fully executed originals of all Transfer Documents;
(xi)Administrative Agent, on behalf of Buyers, shall have received a copy of any document relating to any Hedging Transaction, and Seller shall have validly pledged and assigned to Administrative Agent, on behalf of Buyers, all of Seller’s rights under each Hedging Transaction included within a Purchased Asset, if any;
(xii)no circumstance shall exist or event have occurred resulting in a Material Adverse Effect;

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(xiii)Administrative Agent, on behalf of Buyers, shall not have determined that the introduction of, or a change in, any Requirement of Law or in the interpretation or administration of any Requirement of Law has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for Administrative Agent or any Buyer, to enter into any Transaction and no Governmental Authority shall have imposed material restrictions on the authority of Administrative Agent or any Buyer to enter into any Transaction;
(xiv)Administrative Agent, on behalf of Buyers, shall not have determined, in its sole discretion, that an event or circumstance exists that has caused the occurrence of (A) a material change in financial markets, an outbreak or escalation of hostilities or a material change in national or international political, financial or economic conditions, or (B) a general suspension of trading on major stock exchanges, or (C) a disruption in or moratorium on commercial banking activities or securities settlement services; and
(xv)no circumstance shall exist or event have occurred resulting in (A) the effective absence of a “repo market” or comparable “lending market” for financing debt obligations secured by commercial mortgage loans or (B) Administrative Agent or Buyers not being able to finance Eligible Assets through the “repo market” or “lending market” with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or events.
(g)Each Confirmation, together with this Agreement, shall be conclusive evidence of the terms of the related Transaction covered thereby.
(h)With respect to any Transaction involving an Eligible Asset that is a Future Advance Asset, Seller shall indicate in the related Preliminary Due Diligence Package that such Eligible Asset is a Future Advance Asset and shall provide Administrative Agent, on behalf of Buyers, with the information required to complete the Confirmation regarding such Future Advance Asset, as well as, the then remaining unfunded future funding obligations under all Future Advance Assets. Subject to Section 4 of this Agreement, at any time prior to the Repurchase Date (but no more than one time per month for each Future Advance Asset), in the event a future advance is to be made by Seller pursuant to the Purchased Asset Documents with respect to a Future Advance Asset, Seller may submit to Administrative Agent, on behalf of Buyers, a request that Buyers transfer their respective pro rata share of cash to Seller in an amount not to exceed the Maximum Purchase Percentage, multiplied by the amount of such future advance (a “Future Advance Purchase”), which Future Advance Purchase shall increase the outstanding Purchase Price for such Future Advance Asset. Notwithstanding anything to the contrary contained in this Agreement, Administrative Agent, on behalf of Buyers, shall be under no obligation to make a Future Advance Purchase, and shall determine in its sole and absolute discretion whether to proceed with any proposed Future Advance Purchase. Buyers shall transfer cash to Seller as provided in this Section 3(h) (and in accordance with the wire instructions provided by Seller in such request) on the date requested by Seller, which date shall be no earlier than two (2) Business Days following the Business Day on which Administrative Agent reasonably determines that the conditions precedent to such Future Advance Purchase as set forth in this Section 3(h) have been satisfied (or, in Administrative Agent’s sole and absolute discretion, waived). Any Future Advance Purchase to be made by Administrative Agent, on behalf of Buyers, in accordance with this Section 3(h) shall be subject to satisfaction of the following conditions:
(i)no Margin Deficit, Default or Event of Default has occurred and is continuing or will result from the funding of such Future Advance Purchase;

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(ii)the funding of the Future Advance Purchase will not cause the aggregate outstanding Purchase Price for all Purchased Assets to exceed the Facility Amount;
(iii)the Future Advance Purchase will not cause the Purchase Price of the applicable Future Advance Asset to exceed the Concentration Limit or the Maximum Defaulted Asset/REO Limit;
(iv)Administrative Agent, on behalf of Buyers, shall have determined, in its sole discretion, that the Maximum Asset Exposure Threshold and Maximum Portfolio Exposure Threshold will be satisfied immediately after giving effect to the funding of the Future Advance Purchase;
(v)Seller shall have demonstrated to the reasonable satisfaction of Administrative Agent, on behalf of Buyers, that all conditions to the future advance under the Purchased Asset Documents have been satisfied;
(vi)Administrative Agent, on behalf of Buyers, and Seller shall have executed and delivered a restated Confirmation for the applicable Transaction to set forth the new outstanding Purchase Price for such Purchased Asset and any other modifications to the terms set forth on the existing Confirmation;
(vii)the Future Advance Purchase shall be in an amount equal to or greater than one million and No/100 Dollars ($1,000,000.00);
(viii)previously or simultaneously with Buyers funding of the Future Advance Purchase, Seller shall have funded or caused to be funded to the Mortgagor (or to an escrow agent or as otherwise directed by the Mortgagor) its pro rata portion of such Future Advance Purchase in respect of such Future Advance Asset;
(ix)Seller and Administrative Agent, on behalf of Buyers, shall have approved any required modification to the Confirmation with respect to the applicable Future Advance Asset;
(x)Buyers credit committee shall have approved the Future Advance Purchase;
(xi)Seller shall have paid to Administrative Agent, for its own account and/or on behalf of Buyers, as applicable, (A) the Funding Fee and any other fees then due and payable under the Fee Letter and (B) any unpaid Transaction Costs in respect of such Purchased Asset due and owing by Seller (which amounts, at Seller’s option, may be held back from funds remitted to Seller by Buyers);
(xii)no circumstance shall exist or event have occurred resulting in (A) the effective absence of a “repo market” or comparable “lending market” for financing debt obligations secured by commercial mortgage loans or (B) Administrative Agent or Buyers not being able to finance Eligible Assets through the “repo market” or “lending market” with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or events;
(xiii)Administrative Agent, on behalf of Buyers, shall not have determined, in its sole discretion, that an event or circumstance exists that has caused the occurrence of (A) a material change in financial markets, as a result of an outbreak or escalation of hostilities, or a material change in national or international political, financial or economic conditions, (B) a general

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suspension of trading on major stock exchanges or (C) a disruption in or moratorium on commercial banking activities or securities settlement services;
(xiv)Administrative Agent, on behalf of Buyers, shall have received a duly completed and executed Financial Covenant Compliance Certificate;
(xv)no circumstance shall exist or event have occurred resulting in a Material Adverse Effect; and
(xvi)Administrative Agent, on behalf of Buyers, shall not have determined that the introduction of, or a change in, any Requirement of Law or in the interpretation or administration of any Requirement of Law has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for Administrative Agent or any Buyer, to enter into any Transaction and no Governmental Authority shall have imposed material restrictions on the authority of Administrative Agent or any Buyer to enter into any Transaction.
(i)Early Repurchase and Mandatory Repurchase.
(i)Seller shall be entitled to terminate a Transaction on demand, and repurchase the related Purchased Asset on any Business Day prior to the applicable Repurchase Date (an “Early Repurchase Date”); provided, however, that:
(A)no Default, Event of Default or Margin Deficit shall be continuing or would occur or result from such early repurchase;
(B)Seller notifies Administrative Agent in writing, no later than three (3) Business Days prior to the Early Repurchase Date, of its intent to terminate such Transaction and repurchase the related Purchased Asset;
(C)No the Maximum Defaulted Asset/REO Limit shall be breached after giving effect to such repurchase; and
(D)Seller shall pay to Buyers on the Early Repurchase Date an amount equal to the sum of the Repurchase Price for such Transaction, all Transaction Costs and any other amounts payable by Seller and outstanding under this Agreement or the other Transaction Documents (including, without limitation, Section 3(n), Section 3(o), Section 3(p) and Section 3(q) of this Agreement, if any) with respect to such Transaction against transfer to Seller or its agent of the related Purchased Asset.

(ii)In addition to any other rights and remedies of Administrative Agent and Buyers under any Transaction Document, upon the occurrence of a Purchased Asset becoming a Defaulted Asset due to the occurrence of any one or more elements of the definition of “Defaulted Asset” set forth herein, Seller shall, in accordance with the procedures set forth in Article 3(i)(i)(B)-(C), repurchase any such Purchased Asset on the date (the “Mandatory Early Repurchase Date”) that is thirty (30) days after the earlier of Seller’s receipt of notice from Administrative Agent or Seller’s knowledge of the occurrence thereof; provided, that upon written request by Seller, Administrative Agent will extend such Mandatory Early Repurchase Date for a period not to exceed ninety (90) days (the “Initial Mandatory Early Repurchase Extension Period”) so long as (I) on or prior to the expiration of such thirty (30) day period, Seller has (a) delivered evidence to Administrative Agent verifying an Appraisal has been

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ordered reflecting the “as-is” value of such Defaulted Asset, in form and substance satisfactory to Administrative Agent in its sole discretion, and (b) transferred cash to Administrative Agent in an amount sufficient to reduce the Purchase Percentage of such Defaulted Asset by the lesser of (a) ten percent (10%) (for example, if the Purchase Percentage is sixty percent (60%) on such date, Seller shall pay such amount as required to reduce the Purchase Percentage to not greater than fifty percent (50%)) and (b) such amount sufficient to result in a Buyer’s Look-Through LTV of no greater than fifty percent (50%) and (II) no breach of the Maximum Defaulted Asset/REO Limit will result from entering into the requested Initial Mandatory Early Repurchase Extension Period; provided, further, that upon written request by Seller during the Initial Mandatory Early Repurchase Extension Period, Administrative Agent will further extend such Mandatory Early Repurchase Date for a period not to exceed an additional ninety (90) days (the “Second Mandatory Early Repurchase Extension Period”); for a total extension period not to exceed one hundred eighty (180) days from the delivery of the notice from Administrative Agent set forth above, so long as (A) on or prior to the expiration of the Initial Mandatory Early Repurchase Extension Period, Seller has (i) delivered to Administrative Agent an Appraisal reflecting the “as-is” value of such Defaulted Asset, and (ii) transferred cash to Administrative Agent in an amount equal to the lesser of the amount necessary to (x) reduce the Purchase Percentage of such Defaulted Asset by ten percent (10%) (for example, if the Purchase Percentage is fifty percent (50%) on such date, Seller shall pay such amount as required to reduce the Purchase Percentage to not greater than forty percent (40%)) and (y) result in a Buyer’s Look-Through LTV of no greater than fifty percent (50%) and (B) no breach of the Maximum Defaulted Asset/REO Limit will result from entering into the requested Second Mandatory Early Repurchase Extension Period. For the avoidance of doubt, in no event shall the Mandatory Early Repurchase Date for any Purchased Asset which becomes and remains a Defaulted Asset (and is not Converted to an REO Asset) be later than the date that is one hundred eighty (180) days after the earlier of Seller’s receipt of notice from Administrative Agent of, or Seller’s knowledge of, the occurrence such Purchased Asset becoming a Defaulted Asset.
(j)On the Repurchase Date for any Transaction, termination of the applicable Transaction will be effected by transfer to Seller or, if requested by Seller, its designee of the related Purchased Assets, and any Income in respect thereof received by Administrative Agent, on behalf of Buyers (and not previously credited or transferred to, or applied to the obligations of, Seller pursuant to Section 4 or Section 5 hereof) against the simultaneous transfer to Administrative Agent, on behalf of Buyers, of the applicable Repurchase Price, all Transaction Costs and any other amounts payable by Seller and outstanding under this Agreement with respect to such Transaction (including without limitation, Section 3(n), Section 3(o), Section 3(p) and Section 3(q) of this Agreement, if any, and the Exit Fee, if applicable) to an account of Buyers.
(k)So long as no Event of Default has occurred and is then continuing, the Repurchase Price with respect to one or more Purchased Assets may be paid in part at any time upon two (2) Business Days prior written notice from Seller to Administrative Agent; provided, however, that any such payment shall be accompanied by an amount representing accrued Price Differential with respect to such Purchased Asset(s) on the amount of such payment and all other amounts then due under the Transaction Documents. Each partial payment of the Repurchase Price that is voluntary (as opposed to mandatory under the terms of this Agreement) shall be in an amount of not less than One Million and No/100 Dollars ($1,000,000.00). Administrative Agent, on behalf of Buyers, and Seller shall execute and deliver a restated Confirmation for the applicable Transaction to set forth the new outstanding Purchase Price and outstanding principal balance for such Purchased Asset in connection with such partial repurchase.

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(l)Benchmark Replacement.
(i)Notwithstanding anything to the contrary herein or in any other Transaction Document, if a Benchmark Transition Event and a Benchmark Replacement Date with respect thereto have occurred prior to the Reference Time in connection with any setting of the then-current Benchmark, then such Benchmark Replacement will replace the then-current Benchmark for all purposes under this Agreement and under any other Transaction Document in respect of such Benchmark setting and subsequent Benchmark settings without requiring any amendment to, or requiring any further action by or consent of any other party to, this Agreement or any other Transaction Document.
(ii)Notwithstanding the forgoing, in the event that Administrative Agent shall have determined (which determination shall be conclusive and binding upon Seller absent manifest error) that by reason of circumstances affecting the relevant market or otherwise, (i) adequate and reasonable means do not exist for ascertaining the applicable Benchmark, but a Benchmark Transition Event (as provided in the definition of Benchmark Transition Event as set forth herein) has not yet occurred or (ii) the Benchmark does not fairly and accurately reflect the costs to Buyers of effecting or maintaining the Transactions, then Administrative Agent shall give written notice to Seller as soon as practicable thereafter. If such notice is given, the Pricing Rate with respect to all outstanding Transactions, until such notice has been withdrawn by Administrative Agent, shall be a per annum rate equal to the sum of (i) the Federal Funds Rate, plus (ii) one quarter percent (0.25%), plus (iii) the Applicable Spread.
(m)Benchmark Replacement Conforming Changes.
(i)In connection with the implementation and administration of a Benchmark Replacement, Administrative Agent, on behalf of Buyers, will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without requiring any further action by or consent of any other party to this Agreement or any other Transaction Document.
(ii)Administrative Agent, on behalf of Buyers, will promptly notify Seller of (A) any occurrence of (i) a Benchmark Transition Event and (ii) the Benchmark Replacement Date with respect thereto, (B) the implementation of any Benchmark Replacement, and (C) the effectiveness of any Benchmark Replacement Conforming Changes.
Any determination, decision or election that may be made by Administrative Agent, on behalf of Buyers, pursuant to Section 3(l) or this Section 3(m), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in the sole discretion of Administrative Agent, on behalf of Buyers, and without consent from Seller or any other party to any other Transaction Document.
(n)Upon demand by Administrative Agent, on behalf of Buyers, Seller shall indemnify Administrative Agent and Buyers, and hold Administrative Agent and Buyers harmless from any actual net loss or out-of-pocket cost or expense (not to include any lost profit or opportunity) (including, without limitation, reasonable out-of-pocket attorneys’ fees and disbursements) that Administrative Agent or Buyers actually sustains or incurs as a direct consequence of (i) any default by Seller in payment in accordance with Section 5 of this Agreement, including, without limitation, any such loss or expense

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arising from interest or fees payable by Administrative Agent or any Buyer to lenders of funds obtained by it in order to effect or maintain a Transaction hereunder, (ii) a default by Seller in terminating any Transaction after Seller has given a notice in accordance with Section 3(i) of a termination of a Transaction, (iii) any payment of all or any portion of the Repurchase Price, as the case may be, on any day other than a Remittance Date, including, without limitation, such loss or expense arising from interest or fees payable by Administrative Agent or any Buyer to lenders of funds obtained by it in order to effect or maintain a Transaction hereunder, (iv) Seller’s failure to sell Eligible Assets to Administrative Agent, on behalf of Buyers, after Seller has notified Administrative Agent of a proposed Transaction and Administrative Agent, on behalf of Buyers, has given a Final Approval to purchase such Eligible Assets in accordance with the provisions of this Agreement (unless the Final Approval differs materially from the Preliminary Approval),
(v) the conversion (for any reason whatsoever, whether voluntary or involuntary) of the Pricing Rate on a

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date other than the first day of a Pricing Period, and (vi) and any loss or expenses arising from interest or fees payable by Administrative Agent or any Buyer to lenders of funds obtained by it in order to effect or maintain a Transaction hereunder. Whenever in this Section 3(n) the term “interest or fees payable by Administrative Agent or any Buyer to lenders of funds obtained by it” is used and no such funds were actually obtained from such lenders, it shall include interest or fees which would have been payable by Administrative Agent or any Buyer if it had obtained funds from lenders in order to maintain a Transaction hereunder. This covenant shall survive the termination of this Agreement and the repurchase by Seller of any or all of the Purchased Assets.
(o)If Administrative Agent shall have determined that the adoption of or any change in any Requirement of Law or in the interpretation or application thereof, or compliance by Administrative Agent, or any Buyer, or any corporation controlling Administrative Agent or such Buyer, with any request or directive (whether or not having the force of law) hereafter issued from any central bank or other Governmental Authority shall hereafter:
(i)have the effect, with respect to capital adequacy, including any required reserves or any other reserve, special deposit or similar requirements relating to extensions of credit or other assets of Administrative Agent or any Buyer, of reducing the rate of return on Administrative Agent or any Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which Administrative Agent or such Buyer, or such corporation could have achieved but for such adoption, change or compliance (taking into consideration Administrative Agent or such Buyer’s or such corporation’s policies with respect to such requirements) by an amount deemed by Administrative Agent, on behalf of Buyers, to be material;
(ii)impose, modify, increase or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Administrative Agent or a Buyer which is not otherwise included in the determination of the rate hereunder (other than as a result of an increase in taxes); or
(iii)impose on Administrative Agent or any Buyer any other condition and the result of any of the foregoing is to increase the cost to Administrative Agent or any Buyer of effecting, renewing or maintaining Transactions or to reduce any amount receivable hereunder;
then, in any such case, within five (5) Business Days after submission by Administrative Agent, on behalf of Buyers, to Seller of a written request therefor, Seller shall pay to Administrative Agent or such Buyer, such additional amount or amounts as will compensate Administrative Agent or such Buyer for such reduction. A certificate as to the calculation of any additional amounts payable pursuant to this subsection shall be submitted by Administrative Agent to Seller and shall be conclusive and binding upon Seller in the absence of manifest error. This covenant shall survive the termination of this Agreement and the repurchase by Seller of any or all of the Purchased Assets.
(p)Any and all payments by or on account of any obligation of Seller under the Transaction Documents shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law requires the deduction or withholding of any Tax from any such payment (as determined in the good faith discretion of Seller or Administrative Agent), then Seller shall make (or cause to be made) such deduction or withholding and shall timely pay (or cause to be timely paid) the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable shall be increased by Seller

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as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), each Buyer receives an amount equal to the sum it would have received had no such deduction or withholding been made. Seller shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Requirements of Law. As soon as practicable after any payment of Taxes by Seller to a Governmental Authority pursuant to this Section 3(p), Seller shall deliver to Administrative Agent, on behalf of Buyers, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.
(q)Seller shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3(q)) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Seller by a Buyer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Buyer, shall be conclusive absent manifest error.
(r)If any Buyer is entitled to an exemption from or reduction of withholding Tax with respect to payments made under the Transaction Documents, such Buyer shall deliver to Seller and Administrative Agent, prior to becoming a party to this Agreement, and at the time or times reasonably requested by Seller or Administrative Agent, such properly completed and executed documentation reasonably requested by Seller or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, each Buyer shall deliver such other documentation prescribed by applicable law or reasonably requested by Seller or Administrative Agent as will enable Seller to determine whether or not such Buyer, is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3(r)(i), Section 3(r)(ii) and Section 3(r)(iv) below) shall not be required if in such Buyer’s reasonable judgment such completion, execution or submission would be illegal, would subject Buyer, to any material unreimbursed cost or expense or would otherwise materially prejudice the legal or commercial position of such Buyer. Without limiting the generality of the foregoing:
(i)if a Buyer is a United States person, (as defined in Section 7701(a)(30) of the Code)(a “United States Person”), it shall deliver to Seller and Administrative Agent on or prior to the date on which Buyer becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of Seller), executed originals of IRS Form W-9 certifying that such Buyer is exempt from U.S. federal backup withholding tax;
(ii)if a Buyer is not a United States Person, it shall, to the extent it is legally entitled to do so, deliver to Seller and Administrative Agent (in such number of copies as shall be requested by Seller) on or prior to the date on which such Buyer, becomes a party under this Agreement (and from time to time thereafter upon the reasonable request of Seller), whichever of the following is applicable:
(A)in the case of a Buyer claiming the benefits of an income tax treaty to which the United States is a party, (1) with respect to payments characterized as interest for U.S. tax purposes under any Transaction Document, executed originals of IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other

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applicable payments under any Transaction Document, IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(B)executed originals of IRS Form W-8ECI;
(C)in the case of a Buyer claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (1) a certificate to the effect that Buyer is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Seller within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (2) executed originals of IRS Form W-8BEN-E; or
(D)to the extent a Buyer is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if such Buyer is a partnership and one or more direct or indirect partners of such Buyer are claiming the portfolio interest exemption, such Buyer may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;
(iii)if a Buyer is not a United States Person, it shall, to the extent it is legally entitled to do so, deliver to Seller and Administrative Agent (in such number of copies as shall be requested by Seller) on or prior to the date on which such Buyer becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of Seller and/or Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Seller or Administrative Agent to determine the withholding or deduction required to be made; and
(iv)if a payment made to any Buyer under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Buyer were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Buyer shall deliver to Seller and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Seller or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Seller or Administrative Agent as may be necessary for Seller and Administrative Agent to comply with their obligations under FATCA and to determine whether a Buyer has complied with such Buyer’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3(r)(iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement; provided that each Buyer agrees that if any form or certification it previously delivered pursuant to this Section 3(r) expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Seller (and Administrative Agent) in writing of its legal inability to do so.
(s)If any of the events described in Section 3(o) or Section 3(p) result in Buyers’ request for additional amounts, then Seller shall have the option to notify Administrative Agent, on behalf of Buyers,

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in writing of its intent to terminate all of the Transactions and repurchase all of the Purchased Assets no later than five (5) Business Days after such notice is given to Administrative Agent, and such repurchase by Seller shall be conducted pursuant to and in accordance with Section 3(h). The election by Seller to terminate the Transactions in accordance with this Section 3(s) shall not relieve Seller for liability with respect to any additional amounts or increased costs actually incurred by Administrative Agent or Buyers prior to the actual repurchase of the Purchased Assets.
(t)From and after the Facility Termination Date, Administrative Agent, on behalf of Buyers, shall have no further obligation to purchase any New Assets. On the Facility Termination Date, Seller shall be obligated to repurchase all of the Purchased Assets and transfer payment of the Repurchase Price for each such Purchased Asset, together with the accrued and unpaid Price Differential and all Transaction Costs and other amounts due and payable to Buyers hereunder, against the transfer by Administrative Agent, on behalf of Buyers, to Seller of each such Purchased Asset. Following the Facility Termination Date, Administrative Agent, on behalf of Buyers, shall not be obligated to transfer any Purchased Assets to Seller until payment in full to Buyers of all amounts due hereunder.
(u)Notwithstanding any provision herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all rules, regulations, guidelines or directives promulgated in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case under clause (ii) pursuant to Basel III, shall in each case be deemed to be an adoption of or change in a Requirement of Law made subsequent to the date of this Agreement.
(v)Conversion of Purchased Asset to REO Property. Conversion of any Purchased Asset to direct ownership as REO Property shall be subject to satisfaction of the following conditions.
(i)Seller shall give Administrative Agent at least thirty (30) days prior written notice of Seller’s intent to Convert a Purchased Asset to direct ownership as REO Property which notice shall set forth the Conversion Date which shall be no later than one hundred fifty (150) days from the date such Purchased Asset became a Defaulted Asset;
(ii)no Default or Event of Default shall exist;
(iii)On or prior to the related Conversion Date, Seller shall deliver to Administrative Agent (A) an original of the certificate of formation and certificate of good standing of the applicable REO Subsidiary in Delaware; (B) an original certificate of qualification and good standing in the jurisdiction where the applicable REO Property is located; (C) a certified copy of the operating agreement for the applicable REO Subsidiary; and (D) unless the operating agreement of the REO Subsidiary establishes such authority, consents and resolutions authorizing the acquisition of the REO Property by the REO Subsidiary and the execution and delivery of the other documents to be executed and delivered by such REO Subsidiary pursuant to this Section 3(v);
(iv)On or prior to the related Conversion Date, Seller shall deliver to Administrative Agent a certificate of Seller and the applicable REO Subsidiary making each of the representations and warranties of Seller in Section 10 and Section 13 of this Agreement applicable to such REO Subsidiary;
(v)Seller, the REO Subsidiary and Guarantor shall have delivered to Administrative Agent the Replacement Loan Documents and Replacement Guaranties;

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(vi)Seller shall deliver to Administrative Agent such in-blank documents related to the Replacement Loan Documents as required pursuant to the terms of this Agreement for any new Transaction, and such other documents as Administrative Agent may reasonably require;
(vii)On the related Conversion Date, Seller shall comply, and shall cause the related REO Subsidiary and REO Property to comply with, all covenants in the related REO Subsidiary Mortgage and the REO Property covenants set forth in the Replacement Loan Documents, such as maintenance of insurance, to be complied with effective as of the execution and deliveryof the related REO Subsidiary Mortgage;
(viii)On or prior to the related Conversion Date, Seller shall deliver to Administrative Agent a copy of the related foreclosure deed, deed in lieu of foreclosure or assignment in lieu of foreclosure, as the case may be;
(ix)Administrative Agent and Seller shall reasonably agree on insurance coverage and related amounts of coverage for the REO Property, such coverages to be effective as of the related Conversion Date;
(x)On the related Conversion Date, Seller shall pay all of Administrative Agent’s reasonable out-of-pocket costs and expenses related to the Conversion of the Purchased Asset and other matters in connection with this Section 3(v) (including reasonable out-of-pocket attorneys’ fees and expenses);
(xi)All reserve or other cash management accounts held by REO Subsidiary or pursuant to the Replacement Loan Documents shall be subject to a security interest in favor of Administrative Agent (subject to documentation reasonably satisfactory to Administrative Agent);
(xii)On or prior to the related Conversion Date, Seller shall deliver to Administrative Agent a recently dated Appraisal reflecting the “as-is” value of the REO Property and Seller shall pay to Administrative Agent the amount necessary to reduce Buyer’s Look-Through LTV for such Purchased Asset to fifty percent (50%); and
(xiii)On or prior to the related Conversion Date, Administrative Agent and Seller shall execute an updated Confirmation, reflecting the REO Asset Repurchase Date and specifying other terms and conditions required in Administrative Agent’s sole discretion.
4.MANDATORY PAYMENT OR DELIVERY OF ADDITIONAL ASSETS
(a)Administrative Agent, on behalf of Buyers, may determine and re-determine the Asset Base Components on any Business Day and on as many Business Days as it may elect. Upon the occurrence of a Margin Credit Event with respect to one or more Purchased Assets (excluding Purchased Assets consisting of Defaulted Assets and REO Assets so long as such Defaulted Assets and REO Assets are otherwise in compliance with the terms of this Agreement), if at any such time the aggregate Purchase Price of such Purchased Assets is greater than the aggregate Asset Base Components of such Purchased Assets as determined by Administrative Agent, on behalf of Buyers, in its sole discretion (a “Margin Deficit”), not later than two (2) Business Days after receipt of notice of such Margin Deficit from Administrative Agent (a “Margin Deficit Notice”), Seller shall deliver to Administrative Agent cash in an amount sufficient to reduce the aggregate Purchase Price of such Purchased Assets to an amount (the “Margin Cure Amount”) equal to the aggregate Asset Base Components as re-determined by Administrative Agent after giving effect to the delivery of cash by Seller to Administrative Agent pursuant to this Section 4(a); provided that so long as no Event of Default has occurred and is continuing,

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Seller shall not be required to cure a Margin Deficit unless and until the aggregate Margin Deficit of all Purchased Assets equals or exceeds One Million and No/100 Dollars ($1,000,000.00) on any date of determination; provided, further, (i) that the maximum Margin Cure Amount in a consecutive thirty (30) calendar day period (each such period, a “Margin Cure Period”) shall not exceed the lesser of the Margin Deficit Limit and any remaining Margin Cure Amount shall roll over to the immediately succeeding Margin Cure Period, until such Margin Cure Amount is paid in full and (ii) Administrative Agent may not issue more than one (1) Margin Deficit Notice per Margin Cure Period; provided further, that, notwithstanding the foregoing, in the event that Administrative Agent advances any amount of Purchase Price in respect of any New Asset or any Future Advance Asset while any amount of Margin Cure Amount remains unpaid, all proceeds of such Purchase Price advance shall be applied by Administrative Agent against the Margin Cure Amount until such Margin Deficit is paid in full. Any cash delivered by Seller (or applied by Administrative Agent from the proceeds of any Purchase Price advance) to satisfy a Margin Cure Amount pursuant to this Section 4(a) shall be applied by Administrative Agent to reduce the Purchase Price of the applicable Purchased Assets.
(b)If at any such time the Purchase Price of one or more Purchased Assets is less than the aggregate Asset Base Amount of such Purchased Assets as determined by Administrative Agent, on behalf of Buyers, in its sole discretion (a “Margin Excess”), then Buyers shall, no later than five (5) Business Days after receipt of a request from Seller, transfer cash to Seller in an amount (not to exceed such Margin Excess) such that the Purchase Price of such Purchased Asset, after the addition of any such cash so transferred, will thereupon not exceed such Asset Base Amount as re-determined by Administrative Agent, on behalf of Buyers, after giving effect to the delivery of cash by Buyers to Seller pursuant to this Section 4(b); provided that (i) no Margin Deficit, Default or Event of Default has occurred and is continuing or would result from such funding, (ii) such funding shall not result in the Aggregate Repurchase Price of all Purchased Assets exceeding the Facility Amount and (iii) each such funding shall be in an amount of not less than One Million and No/100 Dollars ($1,000,000.00). Any cash delivered by Buyers to Seller pursuant to this Section 4(b) shall be applied by Administrative Agent, on behalf of Buyers, to increase the Purchase Price of the applicable Purchased Asset. Administrative Agent, on behalf of Buyers, and Seller shall execute and deliver a restated Confirmation for the applicable Transaction to set forth the new Purchase Price for such Purchased Asset. Seller may not request funding under this Section 4(b) more than three (3) times in any calendar month.
(c)If the Maximum Defaulted Asset/REO Limit is exceeded at any time, Seller shall repay the Repurchase Price of the applicable Purchased Asset(s) in an amount sufficient to cause the Maximum Defaulted Asset/REO Limit to be satisfied within two (2) Business Days of written request by Administrative Agent (a “Maximum Defaulted Asset/REO Limit Notice”); provided, that, in the event Seller and Guarantor do not have sufficient available funds (available to Seller and Guarantor, and, in each case, other than allocated cash) on hand to cure such breach of the Maximum Defaulted Asset/REO Limit by the second (2nd) Business Day after receipt of the Maximum Defaulted Asset/REO Limit Notice, then, so long as on or prior to such second (2nd) Business Day after receipt of the Maximum Defaulted Asset/REO Limit Notice (x) Seller and Guarantor have transferred to Administrative Agent, on behalf of Buyers all cash on hand (excluding allocated cash) available to Seller and Guarantor, and (y) Seller shall have delivered to Administrative Agent, on behalf of Buyers a payment extension certificate, then the funds required to complete the payment of the amount needed to satisfy the Maximum Defaulted Asset/REO Limit shall be paid not later than the date that is twelve (12) Business Days after receipt of the Maximum Defaulted Asset/REO Limit Notice.
(d)The failure of Administrative Agent, on behalf of Buyers, or Buyers on any one or more occasions, to exercise its rights hereunder, shall not change or alter the terms and conditions to which this Agreement is subject or limit the rights of Administrative Agent, on behalf of Buyers, to do so at a later date. Seller and Administrative Agent, on behalf of Buyers, each agree that a failure or delay by

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Administrative Agent, on behalf of Buyers, to exercise its rights hereunder shall not limit or waive Administrative Agent or Buyers’ rights under this Agreement or otherwise existing by law or in any way create additional rights for Seller.
5.INCOME PAYMENTS AND PRINCIPAL PAYMENTS
(a)On or before the date hereof, Seller and Administrative Agent, on behalf of Buyers, shall establish and maintain with the Depository Bank a deposit account in the name of Seller and under the sole control of Administrative Agent, on behalf of Buyers, with respect to which the Blocked Account Agreement shall have been executed (such account, together with any replacement or successor thereof, the “Blocked Account”). Seller shall cause all Income with respect to the Purchased Assets related to non-REO Properties to be deposited in the Blocked Account. In furtherance of the foregoing, Seller shall cause Servicer to remit to the Blocked Account all Income received in respect of the Purchased Assets related to non-REO Properties within one (1) Business Day of receipt. All Income in respect of the Purchased Assets related to non-REO Properties, which may include payments in respect of associated Hedging Transactions, shall be deposited directly into, or, if applicable, remitted directly from the applicable underlying collection account to, the Blocked Account. Unless an Event of Default shall have occurred and be continuing, all cash flow from the REO Properties will go to the applicable Approved Property Manager from which the Property-Level Expenses and amounts approved by Administrative Agent pursuant to REO Budget that are due and payable in the next succeeding month will be retained by the applicable Approved Property Manager for use to pay such Property-Level Expenses and amounts approved by Administrative Agent pursuant to REO Budget.
(b)Unless an Event of Default shall have occurred and be continuing, on each Remittance Date, all Income on deposit in the Blocked Account in respect of the Purchased Assets and the associated Hedging Transactions and the REO Properties shall be applied as follows:
(i)first, to Administrative Agent, on behalf of Buyers, an amount equal to the Price Differential which has accrued and is outstanding in respect of the Transactions as of such Remittance Date;
(ii)second, to Administrative Agent, on behalf of Buyers, any accrued and unpaid Transaction Costs and all other amounts payable by Seller and outstanding hereunder and under the other Transaction Documents (other than the Repurchase Price);
(iii)third, if a Principal Payment in respect of any Purchased Asset has been made during the related Collection Period, to Administrative Agent, on behalf of Buyers, an amount equal to the product of the amount of such Principal Payment, multiplied by the applicable Purchase Percentage;
(iv)fourth, if a Margin Deficit shall exist with respect to one or more Purchased Assets, to Administrative Agent, on behalf of Buyers, an amount such that, after giving effect to such payment, the aggregate Purchase Price of such Purchased Assets is equal to the aggregate Asset Base Amount of such Purchased Assets, as determined by Administrative Agent, on behalf of Buyers, after giving effect to such payment to the extent of remaining funds in the Blocked Account; and
(v)fifth, to Seller, the remainder, if any.If, on any Remittance Date, the amounts deposited in the Blocked Account shall be insufficient to make the payments required under (i) through (iii) above of this Section 5(b), and Seller does not otherwise make such payments on such Remittance Date, the same shall constitute an Event of Default hereunder.

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(c)Unless an Event of Default shall have occurred and be continuing, any unscheduled Principal Payment (including net sale proceeds) in respect of any Purchased Asset for which the Income thereof has been received by the Depository Bank during any Collection Period shall be applied, no later than two (2) Business Days after receipt of notice from Seller of its request to apply such payment in accordance with this subsection (c), as follows:
(i)first, to Administrative Agent, on behalf of Buyers, an amount equal to the product of the amount of such Principal Payment multiplied by the Purchase Percentage;
(ii)second, if a Margin Deficit shall exist with respect to one or more Purchased Assets, to Administrative Agent, on behalf of Buyers, to the extent of Income available after the payment made in accordance with Section 5(c)(i) above, an amount equal to the aggregate Margin Deficit until paid in full; and
(iii)third, to Seller the remainder, if any.
(d)If an Event of Default shall have occurred and be continuing, all cash flow from the REO Properties shall be delivered to Servicer and deposited by Servicer on behalf of Seller into the Blocked Account and all Income on deposit in the Blocked Account in respect of the Purchased Assets and the associated Hedging Transactions shall be applied as determined in Administrative Agent, on behalf of Buyers, sole discretion pursuant to Section 14(b)(ii).
(e)If at any time during the term of any Transaction any Income is distributed to Seller with respect to the related Purchased Asset or Seller has otherwise received such Income and has made a payment in respect of such Income to Administrative Agent, on behalf of Buyers, pursuant to this Section 5, and for any reason such amount is required to be returned by any Buyer to an obligor under such Purchased Asset (either before or after the Repurchase Date), such Buyer, may provide Seller and Administrative Agent with notice of such required return, and Seller shall pay the amount of such required return to such Buyer by 11:00 a.m. (New York time) on the Business Day following Seller’s receipt of such notice.
(f)Subject to the other provisions hereof, Seller shall be responsible for all Transaction Costs in respect of any Purchased Assets to the extent it would be so obligated if the Purchased Assets had not been sold to Administrative Agent, on behalf of Buyers. Administrative Agent, on behalf of Buyers, shall provide Seller with notice of any Transaction Costs, and Seller shall pay the amount of any Transaction Costs to Administrative Agent, on behalf of Buyers, by 11:00 a.m. (New York time) on the later of (i) five (5) Business Days after the date on which Administrative Agent, on behalf of Buyers, has informed Seller that such amount is due under the Purchased Asset Documents and (ii) three (3) Business Days following Seller’s receipt of such notice.
6.SECURITY INTEREST
(a)Administrative Agent, Buyers, and Seller intend that all Transactions hereunder be sales to Administrative Agent, on behalf of Buyers, of the Purchased Assets for all purposes (other than for U.S. federal, state and local income or franchise tax purposes) and not loans from Buyers to Seller secured by the Purchased Assets. However, in order to preserve Buyer’s rights under this Agreement and the other Transaction Documents in the event that a court or other forum recharacterizes the Transactions hereunder as loans, or in the event that a transfer of a Purchased Asset is otherwise ineffective to effect an outright transfer of such Purchased Asset to Buyer, and as security for the performance by Seller of all of Seller’s obligations at all times to Buyer under the Transaction Documents and the Transactions entered into hereunder, Seller hereby pledges to Administrative Agent, on behalf of Buyers, and hereby grants to

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Administrative Agent, on behalf of Buyers, a first priority security interest in all of Seller’s right, title and interest in and to the following (collectively, the “Repurchase Assets”):
(i)all of the Purchased Assets (including, for the avoidance of doubt, all security interests, mortgages and liens on personal or real property securing the Purchased Assets) and related Servicing Rights;
(ii)all Income from the Purchased Assets;
(iii)all insurance policies and insurance proceeds relating to any Purchased Asset or the related Eligible Property;
(iv)all “general intangibles”, “accounts” and “chattel paper” as defined in the UCC relating to or constituting any and all of the foregoing;
(v)all replacements, substitutions or distributions on or proceeds, payments and profits of, and records and files relating to, any and all of the foregoing;
(vi)any other property, rights, titles or interests as are specified in the Confirmation and/or the Trust Receipt, the Purchased Asset Schedule or Exception Report with respect to the foregoing in all instances, whether now owned or hereafter acquired, now existing or hereafter created; and
(vii)the Blocked Account and all amounts and property from time to time on deposit therein.
(b)With respect to the security interest in the Repurchase Assets granted in Section 6(a) and Section 6(f) hereof, and with respect to the security interests granted in Sections 6(c) and 6(d), Administrative Agent, on behalf of Buyers, shall, upon the occurrence and during the continuance of an Event of Default, have all of the rights and may exercise all of the remedies of a secured creditor under the UCC and any other applicable law and shall have the right to apply the Repurchase Assets or proceeds therefrom to the obligations of Seller under the Transaction Documents. In furtherance of the foregoing,
(i) Administrative Agent, on behalf of Buyers, at Seller’s sole cost and expense, shall cause to be filed as a protective filing with respect to the Repurchase Assets and as a UCC filing with respect to the security interests granted in Sections 6(c) and 6(d) one or more UCC financing statements in form satisfactory to Administrative Agent, on behalf of Buyers (to be filed in the filing office indicated therein) and, with respect to Seller, containing the following collateral description “all assets of the debtor, whether now owned or hereafter acquired” or words to that effect and, with respect to Pledgor, describing all of the items set forth in the definition of Collateral in the Pledge Agreement, in such locations as may be necessary to perfect and maintain perfection and priority of the outright transfer (including under Section 22 of this Agreement) and the security interest granted hereby and, in each case, continuation statements and any amendments thereto (including, without limitation, by causing to be filed any amendments necessary to add or delete Repurchase Assets covered by the financing statement to reflect the purchase and repurchase of Purchased Assets) (collectively, the “Filings”), and shall forward copies of such Filings to Seller upon completion thereof, and (ii) Seller and Pledgor shall, from time to time, at its own expense, deliver and cause to be duly filed all such further filings, instruments and documents and take all such further actions as may be necessary or desirable or as may be requested by Administrative Agent, on behalf of Buyers, with respect to the perfection and priority of the outright transfer of the Purchased Assets and the security interest granted hereunder in the Repurchase Assets and the other collateral specified in Sections 6(c) and 6(d) and the rights and remedies of Administrative Agent, on behalf of Buyers, with respect to the Repurchase Assets (including under Section 22 of this Agreement) (including

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the payments of any fees and Taxes required in connection with the execution and delivery of this Agreement).
(c)Seller hereby pledges to Administrative Agent, for the benefit of Buyers, as security for the performance by Seller of the Repurchase Obligations and hereby grants to Administrative Agent, on behalf of Buyers, a first priority security interest in all of Seller’s right, title and interest in and to Seller’s rights under all Hedging Transactions relating to Purchased Assets entered into by Seller and all proceeds thereof. Seller shall take all action as is necessary or desirable to obtain consent to assignment of any such Hedging Transaction to Administrative Agent, on behalf of Buyers, and shall cause the counterparty under each such Hedging Transaction to enter into such document or instrument satisfactory to Administrative Agent, Seller and such counterparty, pursuant to which such counterparty will covenant and agree to accept notice from Administrative Agent, on behalf of Buyers, to redirect payments under such Hedging Transaction as Administrative Agent may direct. So long as no Event of Default shall be continuing, Administrative Agent, on behalf of Buyers, agrees that it will not redirect payments under any Hedging Transaction pledged to Administrative Agent, on behalf of Buyers, pursuant to the terms of this Section 6(c).
(d)Seller hereby pledges to Administrative Agent, on behalf of Buyers, as security for the performance by Seller of the Repurchase Obligations and hereby grants to Administrative Agent, on behalf of Buyers, a first priority security interest in all of Seller’s right, title and interest in and to the Servicing Rights and the Blocked Account and all amounts and property from time to time on deposit therein and all replacements, substitutions or distributions on or proceeds, payments and profits of, and records and files relating to, the Servicing Rights and the Blocked Account.
(e)In connection with the repurchase by Seller of any Purchased Asset in accordance herewith, upon receipt of the Repurchase Price by Administrative Agent, on behalf of Buyers, Administrative Agent, on behalf of Buyers, will deliver to Seller, at Seller’s expense, such documents and instruments as may be reasonably necessary and requested by Seller to reconvey such Purchased Asset and any Income related thereto to Seller.
7.PAYMENT, TRANSFER AND CUSTODY
(a)Subject to the terms and conditions of this Agreement, on the Purchase Date for each Transaction, ownership of the Purchased Assets and all rights thereunder shall be transferred to Administrative Agent, on behalf of Buyers, or its designee (including Custodian) against the simultaneous transfer of the Purchase Price by Buyers to an account of Seller specified in the Confirmation relating to such Transaction.
(b)With respect to each Table Funded Purchased Asset, Seller shall cause the Bailee to deliver to Administrative Agent by no later than 1:00 p.m. (New York time), on the Purchase Date, by electronic transmission a true and complete copy of the related Mortgage Note or Participation Certificate (as applicable) with assignment in blank (as applicable), loan agreement, Mortgage, Title Policy, the Insured Closing Letter and Escrow Instructions, if any, and the executed Bailee Agreement and Trust Receipt. In connection with the sale of each Purchased Asset, not later than 1:00 p.m. (New York time), two (2) Business Days prior to the related Purchase Date (or with respect to a Table Funded Purchased Asset not later than 1:00 p.m. (New York time) on the third (3rd) Business Day following the applicable Purchase Date), Seller shall deliver or cause Bailee to deliver (with a copy to Administrative Agent, on behalf of Buyers) and release to the Custodian (together with the Purchased Asset File Checklist), and shall cause the Custodian to deliver a Trust Receipt on the Purchase Date (or in the case of a Table Funded Purchased Asset, not later than two (2) Business Days following the receipt by the Custodian) confirming the receipt of, the original (or where indicated, copied) documents set forth on Schedule 2,

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pertaining to each of the Purchased Assets identified in the Purchased Asset File Checklist delivered therewith; provided that if Seller cannot deliver, or cause to be delivered, any of the original Purchased Asset Documents required to be delivered as originals (excluding the Mortgage Note, the Assignment of Mortgage, the limited liability company membership certificate and, if applicable, the Participation Certificate, originals of which must be delivered at the time required under the provisions above), Seller shall deliver a photocopy thereof and an Officer’s Certificate of Seller certifying that such copy represents a true and correct copy of the original and shall use its best efforts to obtain and deliver such original document within one hundred eighty (180) days after the related Purchase Date (or such longer period after the related Purchase Date to which Administrative Agent, on behalf of Buyers, may consent in its sole discretion, so long as Seller is, as certified in writing to Administrative Agent, not less frequently than monthly, using its best efforts to obtain the original). After the expiration of such best efforts period, Seller shall deliver to Administrative Agent, on behalf of Buyers, a certification that states, despite Seller’s best efforts, Seller was unable to obtain such original document, and thereafter Seller shall have no further obligation to deliver the related original document. Notwithstanding the foregoing, Administrative Agent, on behalf of Buyers, shall, at its option, have the right to cancel the purchase of an Eligible Asset if all required originals have not been delivered as required in this Agreement.
(c)From time to time, Seller shall forward to Custodian additional original documents or additional documents evidencing any assumption, modification, consolidation or extension of a Purchased Asset approved in accordance with the terms of this Agreement, and upon receipt of any such other documents, Custodian shall hold such other documents on behalf of Administrative Agent, on behalf of Buyers, and as Administrative Agent, on behalf of Buyers, shall request from time to time. With respect to any documents which have been delivered or are being delivered to recording offices for recording and have not been returned to Seller in time to permit their delivery hereunder at the time required, in lieu of delivering such original documents, Seller shall deliver to Administrative Agent, on behalf of Buyers, a true copy thereof with an Officer’s Certificate certifying that such copy is a true, correct and complete copy of the original, which has been transmitted for recordation. Seller shall deliver such original documents to Custodian promptly when they are received. With respect to all of the Purchased Assets delivered by Seller to Administrative Agent, on behalf of Buyers, or its designee (including Custodian), Seller shall execute an omnibus Power of Attorney to Administrative Agent, on behalf of Buyers, irrevocably appointing Administrative Agent, on behalf of Buyers, its attorney-in-fact with full power to (i) complete and record any Assignment of Mortgage, (ii) complete the endorsement of any Mortgage Note or Participation Certificate (as applicable) and (iii) take such other steps as may be necessary or desirable to enforce Administrative Agent, on behalf of Buyers, rights against any Purchased Assets and the related Purchased Asset Files and the Servicing Records. Administrative Agent, on behalf of Buyers, shall deposit the Purchased Asset Files representing the Purchased Assets, or cause the Purchased Asset Files to be deposited directly, with Custodian to be held by Custodian on behalf of Administrative Agent, on behalf of Buyers. The Purchased Asset Files shall be maintained in accordance with Custodial Agreement. Any Purchased Asset File not delivered to Administrative Agent, on behalf of Buyers, or its designee (including Custodian) is and shall be held in trust by Seller or its designee for the benefit of Administrative Agent, on behalf of Buyers, as the owner thereof. Seller or its designee shall maintain a copy of the Purchased Asset File and the originals of the Purchased Asset File not delivered to Administrative Agent, on behalf of Buyers, or its designee. The possession of the Purchased Asset File by Seller or its designee is at the will of Administrative Agent, on behalf of Buyers, for the sole purpose of servicing the related Purchased Asset, and such retention and possession by Seller or its designee is in a custodial capacity only. The books and records (including, without limitation, any computer records or tapes) of Seller or its designee shall be marked appropriately to reflect clearly the transfer, subject to the terms and conditions of this Agreement, of the related Purchased Asset to Administrative Agent, on behalf of Buyers. Seller or its designee (including Custodian) shall release its custody of the Purchased Asset File only in accordance with written instructions from Administrative Agent, on behalf of Buyers, unless such release is required as incidental to the servicing of the Purchased Assets or is in connection

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with a repurchase of any Purchased Asset by Seller or is pursuant to the order of a court of competent jurisdiction.
(d)On the date of this Agreement, Administrative Agent, on behalf of Buyers, shall have received all of the following items and documents, each of which shall be satisfactory to Administrative Agent, on behalf of Buyers, in form and substance:
(i)Transaction Documents. (A) This Agreement, duly executed and delivered by Seller and Administrative Agent, on behalf of Buyers; (B) the Custodial Agreement, duly executed and delivered by Seller, Administrative Agent, on behalf of Buyers, and Custodian;(C) the Blocked Account Agreement, duly executed and delivered by Seller, Administrative Agent, on behalf of Buyers, and Depository Bank; (D) the Fee Letter, duly executed and delivered by Seller and Administrative Agent, on behalf of Buyers; (E) the Guaranty, duly executed and delivered by Guarantor; (F) the Power of Attorney to Administrative Agent, on behalf of Buyers;
(G) the Servicing Agreement and Servicer Acknowledgment duly executed by the parties thereto;
(H) the Pledge Agreement, duly executed and delivered by Pledgor; and (I) the Filings, together with any other documents necessary or requested by Administrative Agent, on behalf of Buyers, to perfect the security interest granted by Seller in favor of Administrative Agent, on behalf of Buyers, for the benefit of Buyers, under this Agreement or any other Transaction Documents;
(ii)Fees and Costs. Any Funding Fee and all other Transaction Costs payable to Administrative Agent, on behalf of Buyers, in connection with the negotiation of the Transaction Documents;
(iii)Organizational Documents. Certified copies of the organizational documents of Seller, Pledgor and Guarantor and resolutions or other documents evidencing the authority of Seller, Pledgor and Guarantor with respect to the execution, delivery and performance of the Transaction Documents to which it is a party and each other document to be delivered by Seller and/or Guarantor from time to time in connection with the Transaction Documents (and Administrative Agent and Buyers may conclusively rely on such certifications until it receives notice in writing from Seller, Pledgor or Guarantor, as the case may be, to the contrary);
(iv)Legal Opinion. Opinions of counsel to Seller, Pledgor and Guarantor in form and substance satisfactory to Administrative Agent and Buyers as to authority, enforceability of the Transaction Documents to which it is a party, perfection, bankruptcy safe harbors, the Investment Company Act and such other matters as may be requested by Administrative Agent; and
(v)Other Documents. Such other documents as Buyer may reasonably request.
8.CERTAIN RIGHTS OF ADMINISTRATIVE AGENT, ON BEHALF OF BUYERS, WITH RESPECT TO THE PURCHASED ASSETS
(a)Subject to the terms and conditions of this Agreement, title to all Purchased Assets shall pass to Administrative Agent, on behalf of Buyers, on the applicable Purchase Date, and Administrative Agent, on behalf of Buyers, and Buyers shall have free and unrestricted use of its interest in the Purchased Assets in accordance with the terms and conditions of the Purchased Asset Documents. Nothing in this Agreement or any other Transaction Document shall preclude Administrative Agent, on behalf of Buyers, and Buyers from engaging (at its expense) in repurchase transactions with the Purchased Assets with Persons in conformity with the terms and conditions of the Purchased Asset Documents or otherwise

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selling, transferring, pledging, repledging, hypothecating, or rehypothecating the Purchased Assets to Persons in conformity with the terms and conditions of the Purchased Asset Documents, but no such transaction shall relieve Administrative Agent, on behalf of Buyers, or Buyers of its obligations to transfer the Purchased Assets to Seller pursuant to Section 3 of this Agreement or of Administrative Agent’s obligation to credit or pay Income to, or apply Income to the obligations of, Seller pursuant to Section 5 of this Agreement or otherwise affect the rights, obligations and remedies of any party to this Agreement.
(b)Nothing contained in this Agreement or any other Transaction Document shall obligate Administrative Agent, on behalf of Buyers, to segregate any Purchased Assets delivered to Administrative Agent, on behalf of Buyers, by Seller. Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, no Purchased Asset shall remain in the custody of Seller or an Affiliate of Seller other than as permitted herein. Subject to the terms and conditions of this Agreement, any documents delivered to Custodian pursuant to Section 7 of this Agreement shall be released only in accordance with the terms and conditions of the Custodial Agreement.
9.EXTENSION OF FACILITY TERMINATION DATE
(a)Extension of Facility Termination Date. At the request of Seller delivered to Administrative Agent no earlier than one hundred twenty (120) days and no later than thirty (30) days before the applicable Facility Termination Date, Seller may request two (2) separate, consecutive options to extend the then-current Facility Termination Date for a one (1) year period (each an “Extension Term”). Such requests may be approved or denied in Administrative Agent’s sole discretion, and in any case shall be approved only if (i) no Default, Event of Default or Margin Deficit shall exist on the date of Seller’s request to extend or on the then current Facility Termination Date, (ii) all representations and warranties made by Seller, Pledgor and Guarantor in the Transaction Documents shall be true, correct, complete and accurate in all respects as of the then current Facility Termination Date (except such representations which
(x) by their terms speak as of a specified date and subject to any exceptions disclosed to Administrative Agent in an Exception Report prior to such date and approved by Administrative Agent or (y) that are applicable to an REO Asset), and (iii) on or before the then current Facility Termination Date, Seller shall have paid the Extension Fee to Administrative Agent, on behalf of Buyers.
(b)[Reserved].
10.REPRESENTATIONS
Seller represents and warrants to Administrative Agent and Buyers, that as of the date of this Agreement and as of each Purchase Date and at all times while this Agreement and any Transaction thereunder is in effect or any Repurchase Obligations remain outstanding:
(i)Organization. Seller (A) is a limited liability company duly organized, validly existing and in good standing under the laws and regulations of the State of Delaware; (B) is duly licensed, qualified, and in good standing in every state where such licensing or qualification is necessary for the transaction of Seller’s business; (C) has all requisite limited liability company or other power, and has all governmental licenses, authorizations, consents and approvals necessary, to (1) own and hold its assets and to carry on its business as now being conducted and proposed to be conducted and (2) to execute the Transaction Documents and enter into the Transactions thereunder, and (D) has all requisite limited liability company or other power to execute, deliver, and perform its obligations under this Agreement and the other Transaction Documents.

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(ii)Authorization; Due Execution; Enforceability. The execution, delivery and performance by Seller of each of this Agreement and each of the Transaction Documents have been duly authorized by all necessary limited liability company or other action on its part. The Transaction Documents have been duly executed and delivered by Seller for good and valuable consideration. The Transaction Documents constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles.
(iii)Non-Contravention; Consents. Neither the execution and delivery of the Transaction Documents, nor consummation by Seller of the transactions contemplated by the Transaction Documents (or any of them), nor compliance by Seller with the terms, conditions and provisions of the Transaction Documents (or any of them) will (A) conflict with or result in a breach of the organizational documents of Seller (B) conflict with any applicable law, rule or regulation or result in a breach or violation of any of the terms, conditions or provisions of any judgment or order, writ, injunction, decree or demand of any Governmental Authority applicable to Seller, (C) result in the creation or imposition of any Lien or any other encumbrance upon any of the assets of Seller, other than pursuant to the Transaction Documents or (D) violate or conflict with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, contract or other material agreement to which Seller is a party or by which Seller may be bound.
(iv)Litigation; Requirements of Law. There is no action, suit, proceeding, investigation, or arbitration pending or, to the best knowledge of Seller, threatened against Seller or any of its assets which (A) may, individually or in the aggregate, result in any Material Adverse Effect; (B) may have an adverse effect on the validity of the Transaction Documents or any action taken or to be taken in connection with the obligations of Seller under any of the Transaction Documents; (C) makes a claim or claims in an amount greater than Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00); or (D) requires filing with the SEC in accordance with the 1934 Act or any rules thereunder. Seller is in compliance in all material respects with all Requirements of Law. Seller is not in default in any material respect with respect to any judgment, order, writ, injunction, decree, rule or regulation of any arbitrator or Governmental Authority.
(v)No Broker. Seller has not dealt with any broker, investment banker, agent or other Person (other than Morgan Stanley Bank, N.A. or an Affiliate thereof) who may be entitled to any commission or compensation in connection with the sale of the Purchased Assets pursuant to any Transaction Documents.
(vi)Good Title to Purchased Assets. Immediately prior to the purchase of any Purchased Assets by Administrative Agent, on behalf of Buyers, from Seller, such Purchased Assets are free and clear of any lien, security interest, claim, option, charge, encumbrance or impediment to transfer to Administrative Agent, on behalf of Buyers (including any “adverse claim” as defined in Section 8-102(a)(1) of the UCC), and are not subject to any rights of setoff, any prior sale, transfer, assignment, or participation by Seller or any agreement (other than the Transaction Documents) by Seller to assign, convey, transfer or participate in such Purchased Assets, in whole or in part, and Seller is the sole legal record and beneficial owner of, and owns and has the right to sell and transfer, such Purchased Assets to Administrative Agent, on behalf of Buyers, and, upon transfer of such Purchased Assets to Administrative Agent, on behalf of Buyers, Administrative Agent, on behalf of Buyers, shall be the owner of such Purchased Assets (other than for U.S. federal, state and local income and franchise tax purposes) free of

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any adverse claim, subject to Seller’s rights pursuant to this Agreement. In the event that the related Transaction is recharacterized as a secured financing of the Purchased Assets and with respect to the security interests granted in Section 6(a), Section 6(c) and Section 6(d), and Section 6(f), the provisions of this Agreement and the filing of the Filings are effective to create in favor of Administrative Agent, on behalf of Buyers, a valid security interest in all right, title and interest of Seller in, to and under the Repurchase Assets specified in Section 6(a) and the other collateral specified in Section 6(c), Section 6(d) and Section 6(f), and Administrative Agent, on behalf of Buyers, shall have a valid, perfected and enforceable first priority security interest in the Repurchase Assets and such other collateral, subject to no lien or rights of others other than as granted herein.
(vii)No Default; No Material Adverse Effect. No Default or Event of Default exists under or with respect to the Transaction Documents. To Seller’s knowledge, there are no post-Transaction facts or circumstances that have a Material Adverse Effect on any Purchased Asset that Seller has not notified Administrative Agent of in writing.
(viii)Representations and Warranties Regarding Purchased Assets; Delivery of Purchased Asset File. Each Purchased Asset sold hereunder, as of the applicable Purchase Date for the Transaction in question, conforms to the applicable representations and warranties set forth in Exhibit III attached hereto, except as has been disclosed to Administrative Agent in an Exception Report prior to Administrative Agent’s, on behalf of Buyers, issuance of a Confirmation with respect to the related Purchased Asset. It is understood and agreed that the representations and warranties set forth in Exhibit III hereto (as modified by any Exception Report disclosed to Administrative Agent in writing prior to Administrative Agent’s, on behalf of Buyers, issuance of a Confirmation with respect to the related Purchased Asset), shall survive delivery of the respective Purchased Asset File to Administrative Agent, on behalf of Buyers, or its designee (including Custodian). With respect to each Purchased Asset, the Purchased Asset File and any other documents required to be delivered under this Agreement and the Custodial Agreement for such Purchased Asset have been delivered to Administrative Agent, on behalf of Buyers, or Bailee, as applicable, or to Custodian on behalf of Administrative Agent, on behalf of Buyers. Seller or its designee is in possession of a complete, true and accurate Purchased Asset File with respect to each Purchased Asset, except for such documents the originals of which have been delivered to Custodian.
(ix)Adequate Capitalization; No Fraudulent Transfer. After giving effect to each Transaction (A) the amount of the “present fair saleable value” of the assets of Seller will, as of such date, exceed the amount of all “liabilities of Seller, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (B) the present fair saleable value of the assets of Seller will, as of such date, be greater than the amount that will be required to pay the liabilities of Seller on its debts as such debts become absolute and matured, (C) Seller will not have, as of such date, an unreasonably small amount of capital with which to conduct its businesses, and (D) Seller will be able to pay its debts as they mature. Seller does not intend to incur, or believe that it has incurred, debts beyond its ability to pay such debts as they mature. Seller is not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of Seller or any of its assets. Seller is not transferring any New Asset with any intent to hinder, delay or defraud any of its creditors. For purposes of this Section 10(ix), “debt” means “liability on a claim”, “claim” means any (1) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (2) right to an

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equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.
(x)Organizational Documents. Seller has delivered to Administrative Agent, on behalf of Buyers, true and correct certified copies of its organizational documents, together with all amendments thereto.
(xi)No Encumbrances. There are (A) no outstanding rights, options, warrants or agreements on the part of Seller for a purchase, sale or issuance, in connection with the Purchased Assets (B) no agreements on the part of Seller to issue, sell or distribute the Purchased Assets and (C) no obligations on the part of Seller (contingent or otherwise) to purchase, redeem or otherwise acquire any securities or interest therein, except, in each of the foregoing instances, as contemplated by the Transaction Documents.
(xii)No Investment Company or Holding Company. Neither Seller, Pledgor nor Guarantor is an “investment company”, or a company “controlled by an investment company”, within the meaning of the Investment Company Act of 1940, as amended.
(xiii)Taxes. Seller has filed or caused to be filed all tax returns that would be delinquent if they had not been filed on or before the date hereof and has paid all Taxes due and payable on or before the date hereof and all Taxes, fees or other charges imposed on it and any of its assets by any Governmental Authority; no tax liens have been filed against any of Seller’s assets; and, to Seller’s knowledge, no claims are being asserted with respect to any such Taxes, fees or other charges.
(xiv)ERISA. Neither Seller nor any ERISA Affiliate (A) sponsors or maintains any Plans or (B) makes any contributions to or has any liabilities or obligations (direct or contingent) with respect to any Plans. Seller does not hold Plan Assets, and the consummation of the transactions contemplated by this Agreement will not constitute or result in any non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or substantially similar Requirements of Law.
(xv)Judgments/Bankruptcy. Except as disclosed in writing to Administrative Agent, on behalf of Buyers, there are no judgments against Seller, Pledgor or Guarantor that are unsatisfied of record or docketed in any court located in the United States of America and no Act of Insolvency has ever occurred with respect to Seller, Pledgor or Guarantor.
(xvi)Full and Accurate Disclosure. No information provided pursuant to or during the negotiation of the Transaction Documents, or any written statement furnished by or on behalf of Seller pursuant to the terms of the Transaction Documents (including any certification of Bailee), contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made when such statements and omissions are considered in the totality of the circumstances in question, it being understood that such projections may vary from actual results and that such variances may be material and will be disclosed to Administrative Agent promptly upon Seller’s knowledge of any such variance.
(xvii)Financial Information. All financial data concerning Seller, Pledgor and Guarantor and all data concerning the Purchased Assets that has been delivered to Administrative Agent, on behalf of Buyers, by Seller, any Affiliate of Seller or Seller’s advisors (in each case, other than financial estimates, forecasts and other forward-looking information,

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pro forma financial information and information of a general economic or industry-specific natures), when taken as a whole, is true, complete and correct in all material respects and has been prepared in accordance with GAAP (to the extent applicable). Since the delivery of such data, except as otherwise disclosed in writing to Administrative Agent, on behalf of Buyers, there has been no material adverse change in the business or financial condition of Seller, Pledgor or Guarantor or the Purchased Assets, or in the results of operations of Seller, Pledgor or Guarantor.
(xviii)Jurisdiction of Organization. Seller’s jurisdiction of organization is the State of Delaware.
(xix)Location of Books and Records. The location where Seller keeps its books and records is at its chief executive office at 1 Madison Avenue, Suite 1600, New York, New York 10010.
(xx)Authorized Representatives. The duly authorized representatives of Seller and Guarantor are listed on, and true signatures of such authorized representatives are set forth on, Exhibits V-1 and V-2, respectively, attached to this Agreement.
(xxi)Use of Proceeds; Regulations T, U and X. All proceeds of each Transaction shall be used by Seller for purposes permitted under Seller’s governing documents; provided that no part of the proceeds of any Transaction will be used by Seller to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. Neither the entering into nor consummation of any Transaction hereunder, nor the use of the proceeds thereof, will violate any provision of Regulations T, U and X.
(xxii)Regulatory Status. Seller is not a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.
(xxiii)Hedging Transactions. As of the Purchase Date for any Purchased Asset that is subject to a Hedging Transaction, each such Hedging Transaction is in full force and effect in accordance with its terms, each counterparty thereto is an Affiliated Hedge Counterparty or a Qualified Hedge Counterparty, and no “Termination Event”, “Event of Default”, “Potential Event of Default” or any similar event, however denominated, has occurred with respect thereto.
(xxiv)Anti-Money Laundering Laws. Seller, Pledgor, Guarantor and their respective Subsidiaries, directors, and officers, and to the knowledge of Seller, their respective employees, agents, and Affiliates are, and have for the last five (5) years been, in compliance with Anti-Money Laundering Laws in all material respects. In the last five (5) years, Seller, Pledgor, Guarantor, and their respective Subsidiaries have not received notice of any action, suit, proceeding or investigation from any Governmental Authority that enforces Anti-Money Laundering Laws, and to the knowledge of Seller, no such action, suit, proceeding, or investigation is pending or threatened. Seller, Pledgor, Guarantor, and their respective Subsidiaries have instituted and maintain policies and procedures designed to ensure compliance with Anti-Money Laundering Laws.
(xxv)Sanctions. None of Seller, Pledgor, Guarantor, or any of their respective Subsidiaries, directors, officers or employees, or to the knowledge of Seller, any of their respective agents or Affiliates is a Sanctioned Person. Seller, Pledgor, Guarantor, and their

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respective Subsidiaries, directors, and officers, and to the knowledge of Seller, their respective employees, agents, and Affiliates are, and have since April 24, 2019 been, in compliance with Sanctions. Since April 24, 2019, Seller, Pledgor, Guarantor, and their respective Subsidiaries have not received notice of any action, suit, proceeding or investigation from any Governmental Authority that enforces Sanctions, and to the knowledge of Seller, no such action, suit, proceeding, or investigation is pending or threatened. Seller, Pledgor, Guarantor, and their respective Subsidiaries have instituted and maintain policies and procedures designed to ensure compliance with Sanctions.
(xxvi)Anti-Corruption.
(A)None of Seller, Pledgor, Guarantor and their respective Subsidiaries, directors, officers, and to the knowledge of Seller, their respective employees, agents, and Affiliates, have taken take any action, directly or indirectly, in the past five (5) years in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value to any Person while knowing that all or some portion of the money or value will be offered, given or promised to anyone to improperly influence official action, to obtain or retain business or otherwise to secure any improper advantage, in each case in violation of applicable Anti-Corruption Laws.
(B)In the last five (5) years, Seller, Pledgor, Guarantor, and their respective Subsidiaries have not received notice of any action, suit, proceeding or investigation from any Governmental Authority that enforces Anti-Corruption Laws, and to the knowledge of Seller, no such action, suit, proceeding, or investigation is pending or threatened. Seller and Seller’s Affiliates have instituted and maintained, and will continue to maintain, policies, procedures, and internal controls reasonably designed to promote and achieve compliance with Anti-Corruption Laws and with the representations and warranties contained in this Section 10(xxvi).
(xxvii)Margin Deficit Structure. No Affiliate of Seller has entered into any other repurchase agreement, loan agreement, warehouse facility, guaranty or other similar credit facility involving the financing of commercial real estate assets, which contain a margin call structure that provides the buyer, lender or other creditor thereunder with more discretion in the identification or determination of any Margin Deficit or with more favorable treatment with respect to the timing or amounts of payments made in respect thereof relative to the terms set forth in Section 4 of this Agreement.
11.NEGATIVE COVENANTS OF SELLER
On and as of date of this Agreement and each Purchase Date and at all times while this Agreement and any Transaction hereunder is in effect or any Repurchase Obligations remain outstanding, Seller shall not without the prior written consent of Administrative Agent, on behalf of Buyers:
(a)subject to Seller’s right to repurchase the Purchased Assets, take any action which would directly or indirectly materially impair or adversely affect Administrative Agent’s title to the Purchased Assets;
(b)transfer, assign, convey, grant, bargain, sell, set over, deliver or otherwise dispose of, including, without limitation, any effective transfer or other disposition as a result of a Division of Seller, or pledge or hypothecate, directly or indirectly, any interest in the Purchased Assets (or any of them) to any Person other than Administrative Agent, on behalf of Buyers, or engage in repurchase transactions or

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similar transactions with respect to the Purchased Assets (or any of them) with any Person other than Administrative Agent, on behalf of Buyers, except where the Purchased Assets in question are simultaneously repurchased from Administrative Agent, on behalf of Buyers;
(c)create, incur or permit to exist any Lien, charge, encumbrance or security interest in or on any of the Repurchase Assets or other collateral subject to the security interests granted by Seller pursuant to Section 6 of this Agreement;
(d)create, incur or permit any Lien, security interest, charges, or encumbrances with respect to any Repurchase Assets or Hedging Transaction relating to the Purchased Assets for the benefit of any Person other than Administrative Agent, on behalf of Buyers;
(e)consent or assent to a Significant Modification of any Purchased Asset without the prior written consent of Administrative Agent;
(f)take any action or permit such action to be taken which would result in a Change of Control;
(g)after the occurrence and during the continuation of any Default or Event of Default, make any distribution, payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity or ownership interest of Seller, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Seller;
(h)sponsor or maintain any Plans or make any contributions to, or have any liability or obligation (direct or contingent) with respect to, any Plan or permit any ERISA Affiliate to sponsor or maintain any Plans or make any contributions to, or have any liability or obligation (direct or contingent) with respect to, any Plan;
(i)engage in any transaction that would cause any obligation or action taken or to be taken hereunder (or the exercise by Administrative Agent or any Buyer, of any of its rights under this Agreement, the Purchased Assets or any Transaction Document) to be a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or substantially similar provisions under any other Requirement of Law;
(j)make any future advances under any Purchased Asset to any underlying obligor that are not permitted by the related Purchased Asset Documents;
(k)seek its dissolution, liquidation, Division or winding up, in whole or in part;
(l)incur any Indebtedness except as provided in Section 13(i) hereof or otherwise cease to be a Single-Purpose Entity;
(m)permit the organizational documents or organizational structure of Seller to be amended without the prior written consent of Administrative Agent, on behalf of Buyers, in its sole discretion;
(n)acquire or maintain any right or interest in any Purchased Asset or Mortgaged Property that is senior to, junior to or pari passu with the rights and interests of Administrative Agent, on behalf of Buyers, therein under this Agreement and the other Transaction Documents unless such right or interest becomes a Purchased Asset hereunder;
(o)directly or indirectly, engage in any transactions or dealings with any Sanctioned Person or in any Sanctioned Jurisdiction;

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(p)directly or indirectly, use the proceeds from any Transaction, or lend contribute or otherwise make available such proceeds to any other Person (i) in violation of Anti-Money Laundering Laws, (ii) to fund or facilitate any activities or business of or with any Sanctioned Person or in any Sanctioned Jurisdiction, or (iii) in any other manner that would result in a violation of Sanctions by any Person (including Administrative Agent or any Buyer);
(q)directly or indirectly, use the proceeds from any Transaction or lend, contribute or otherwise make available such proceeds to any Person for the purpose of financing or facilitating any activity that would violate applicable Anti-Corruption Laws;
(r)directly or indirectly, fund any repayment of the Transaction with proceeds derived from
(i) in violation of Anti-Money Laundering Laws or Anti-Corruption Laws, (ii) any activities or business of or with any Sanctioned Person or in any Sanctioned Jurisdiction, or (iii) in any other manner that would result in a violation of Sanctions by any Person (including Administrative Agent or any Buyer); or
(s)use any escrow or reserve held pursuant to the Purchased Asset Documents in its possession or control for any reason other than uses permitted under the Purchased Asset Documents.
12.AFFIRMATIVE COVENANTS OF SELLER
On and as of the date of this Agreement and each Purchase Date and at all times while this Agreement and any Transaction thereunder is in effect or any Repurchase Obligations remain outstanding:
(a)Seller shall promptly notify Administrative Agent of any event and/or condition that is likely to have a Material Adverse Effect.
(b)Seller shall give notice to Administrative Agent of the following (accompanied by an Officer’s Certificate setting forth details of the occurrence referred to therein and stating what actions Seller has taken or proposes to take with respect thereto):
(i)promptly upon receipt by Seller of notice or knowledge of the occurrence of any Default or Event of Default;
(ii)with respect to any Purchased Asset sold to Administrative Agent, on behalf of Buyers, hereunder, promptly following receipt of any unscheduled Principal Payment (in full or in part);
(iii)with respect to any Purchased Asset sold to Administrative Agent, on behalf of Buyers, hereunder, promptly following receipt by Seller of notice or knowledge that the related Mortgaged Property has been damaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty, or otherwise damaged so as to affect adversely the value of such Mortgaged Property;
(iv)promptly upon receipt of notice by Seller or knowledge of (A) any Purchased Asset that becomes a Defaulted Asset, (B) any Lien or security interest (other than security interests created hereby) on, or claim asserted against, any Purchased Asset or, to Seller’s knowledge, the underlying collateral therefor, (C) any event or change in circumstances that has or could reasonably be expected to have an adverse effect on the Market Value of a Purchased Asset, (D) any change with respect to Servicer or in the servicing of any Purchased Asset, or (E) any regulatory, including licensing, issues with respect to any Purchased Asset;

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(v)promptly, and in any event within ten (10) days after service of process on any of the following, give to Administrative Agent notice of all litigation, actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or threatened) or other legal or arbitrable proceedings affecting Seller, Pledgor or Guarantor or affecting any of the assets of Seller, Pledgor or Guarantor before any Governmental Authority that (A) questions or challenges the validity or enforceability of any of the Transaction Documents or any action to be taken in connection with the transactions contemplated hereby,
(B) makes a claim or claims in an aggregate amount greater than One Hundred Thousand and No/100 Dollars ($100,000.00), (C) which, individually or in the aggregate, if adversely determined could reasonably be likely to have a Material Adverse Effect, (D) requires filing with the SEC in accordance with the 1934 Act and any rules thereunder or (E) raises any lender licensee issues with respect to any Purchased Asset;
(vi)promptly upon any transfer of any underlying Mortgaged Property or any direct or indirect equity interest in any Mortgagor of which Seller has knowledge, whether or not consent to such transfer is required under the applicable Purchased Asset Documents;
(vii)promptly, and in any event within ten (10) days after Seller or any of its ERISA Affiliates knows or has reason to know that any “reportable event” (within the meaning of Section 4043(c) of ERISA) has occurred or is reasonably expected to occur in respect of a Plan that, individually or in the aggregate, either has resulted, or could reasonably be expected to result, in a Material Adverse Effect;
(viii)a breach of any representation or warranty by Seller under Exhibit III attached hereto;
(ix)with respect to any Future Advance Asset, if Seller has failed to fund any additional advance to the related Mortgagor as and when required under, and otherwise in accordance with, the terms and conditions of the related Purchased Asset Documents; and
(x)there is a Change of Control.
(c)Seller shall provide Administrative Agent with copies of such documents as Administrative Agent, on behalf of Buyers, may reasonably request evidencing the truthfulness of the representations set forth in Section 10 hereof.
(d)Seller shall defend the right, title and interest of Administrative Agent, on behalf of Buyers, in and to the Purchased Assets and any Hedging Transactions against, and take such other action as is necessary to remove, any Liens, security interests, claims, encumbrances, charges and demands of all Persons thereon (other than security interests granted to Administrative Agent, on behalf of Buyers, hereunder), and take any such other action as is necessary to obtain or preserve a first priority perfected security interest in the Purchased Assets and any Hedging Transactions.
(e)Seller will permit Administrative Agent or any Buyer, or its designated representative to inspect any of Seller’s records with respect to all or any portion of the Purchased Assets and the conduct and operation of its business related thereto at such reasonable times and with reasonable frequency requested by Administrative Agent or any Buyer, or its designated representative and to make copies of extracts of any and all thereof.
(f)If any amount payable under or in connection with any of the Purchased Assets shall be or become evidenced by any promissory note, other instrument or chattel paper (as each of the foregoing is defined under the UCC), such note, instrument or chattel paper shall be immediately delivered to

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Administrative Agent, on behalf of Buyers, or its designee, duly endorsed in a manner satisfactory to Administrative Agent or if any collateral or other security shall subsequently be delivered to Seller in connection with any Purchased Asset, Seller shall immediately deliver or forward such item of collateral or other security to Administrative Agent, on behalf of Buyers, or its designee, together with such instruments of assignment as Administrative Agent may reasonably request.
(g)Seller shall provide (or cause to be provided) to Administrative Agent, on behalf of Buyers, the following financial and reporting information:
(i)within thirty (30) days following the end of each calendar month, the Monthly Statement;
(ii)within sixty (60) days following the end of each fiscal quarter, the Quarterly Report, together with all operating statements and occupancy information that Seller or Servicer has received relating to the Purchased Assets for the related fiscal quarter;
(iii)within sixty (60) days after the end of the first three (3) fiscal quarters and within one hundred twenty (120) days after the end of each fiscal year, a Financial Covenant Compliance Certificate;
(iv)within sixty (60) days following the end of each of the first three quarters, and within one hundred twenty (120) days following the end of each fiscal year, as the case may be, an Officer’s Certificate of Seller in form and substance reasonably satisfactory to Administrative Agent, on behalf of Buyers, certifying that during such fiscal quarter or year Seller has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Transaction Documents to be observed, performed or satisfied by it, and that there has occurred no Event of Default and no event or circumstance has occurred that is reasonably likely to result in a Material Adverse Effect;
(v)as soon as available and in any event within sixty (60) days after the end of each quarter (other than the last fiscal quarter of each fiscal year), the unaudited consolidated balance sheets of Guarantor and its consolidated subsidiaries as at the end of such period and the related unaudited consolidated statements of income and retained earnings and of cash flows for the Guarantor and its consolidated subsidiaries for such period and the portion of the fiscal year through the end of such period, accompanied by a certificate of a responsible officer of Guarantor, which certificate shall state that said consolidated financial statements fairly present in all material respects the consolidated financial condition and results of operations of Guarantor and its consolidated subsidiaries in accordance with GAAP, as at the end of, and for, such period (subject to normal year-end adjustments);
(vi)as soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of Guarantor, the audited consolidated balance sheets of Guarantor and its consolidated subsidiaries as at the end of such fiscal year and the related audited consolidated statements of income and retained earnings and of cash flows for the Guarantor and its consolidated subsidiaries for such year, setting forth in each case in comparative form the figures for the previous year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, shall have no “going concern” qualification (other than in respect of an upcoming maturity of Indebtedness created herein occurring within one (1) year from the delivery of such opinion) and shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of Guarantor and its respective consolidated subsidiaries as at the end of, and for, such fiscal year in accordance with GAAP (information required to be delivered pursuant to clauses (v) and (vi)

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of this Section shall be deemed to have been delivered on the date on which the Guarantor posts such information on the Guarantor’s website on the internet or the SEC posts such information on their website at www.sec.gov/edgar/searchedgar/webusers.htm or at another website identified in a written notice to the Administrative Agent and accessible by the Administrative Agent without charge);
(vii)within ten (10) Business Days after Administrative Agent’s request, such further information with respect to the operation of any Mortgaged Property, Purchased Asset, the financial affairs of Seller, Pledgor or Guarantor and any Plan and Multiemployer Plan as may be reasonably requested by Administrative Agent, on behalf of Buyers, including all business plans prepared by or for Seller;
(viii)upon the request of Administrative Agent, on behalf of Buyers, no more often than annually, updated Appraisals of the Mortgaged Properties relating to the Purchased Assets, at Seller’s sole cost and expense, not to exceed $30,000.00 (the “Annual Appraisal Expense Cap”) during any calendar year; provided that (i) upon the occurrence of any Event of Default or
(ii) with respect to any Defaulted Asset or REO Asset, Buyer may order any and all additional Appraisals as it deems necessary in its sole discretion and no such Annual Appraisal Expense Cap shall apply;
(ix)within two (2) Business Days after receipt by Seller, copies of financial statements and rent rolls delivered by any Mortgagor to the extent received by Seller; provided, that Seller uses reasonable efforts to require Mortgagor’s to comply with the reporting requirements of the Purchased Asset Documents; and
(x)such other reports as Administrative Agent, on behalf of Buyers, shall reasonably request.
(h)Seller shall at all times comply in all material respects with all laws, ordinances, rules and regulations of any federal, state, municipal or other public authority having jurisdiction over Seller or any of its assets, and Seller shall do or cause to be done all things reasonably necessary to preserve and maintain in full force and effect its legal existence and all licenses material to its business (with the exception of Sanctions and Anti-Corruption Laws, for which materiality shall not apply).
(i)Seller agrees that, from time to time upon the prior written request of Administrative Agent, on behalf of Buyers, it shall (A) execute and deliver such further documents, provide such additional information and reports and perform such other acts as Administrative Agent may reasonably request in order to ensure compliance with Anti-Money Laundering Laws and to fully effectuate the purposes of this Agreement and (B) provide such opinions of counsel concerning matters relating to Anti-Money Laundering Laws as Administrative Agent may reasonably request; provided, however, that nothing in this Section 12(j) shall be construed as requiring Administrative Agent to conduct any inquiry or decreasing Seller’s responsibility for its statements, representations, warranties or covenants under this Agreement. Seller agrees to notify Administrative Agent, on behalf of Buyers, or a person appointed by Administrative Agent, on behalf of Buyers, to administer its Anti-Money Laundering Laws program, if applicable, of any change in information affecting this Section 12(i) within (3) Business Days.
(j)Seller shall at all times keep proper books of records and accounts in which full, true and correct entries shall be made of its transactions in accordance with GAAP and set aside on its books from its earnings for each fiscal year all such proper reserves in accordance with GAAP.

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(k)Seller shall advise Administrative Agent in writing of the opening of any new chief executive office of Seller, Pledgor or Guarantor or the closing of any such office and of any change in Seller’s, Pledgor’s or Guarantor’s name or the places where the books and records pertaining to the Purchased Assets are held not less than fifteen (15) Business Days prior to taking any such action.
(l)Seller shall pay when due all Transaction Costs. Seller shall pay and discharge all Taxes, levies, liens and other charges, if any, on its assets and on the Purchased Assets that, in each case, in any manner would create any lien or charge upon the Purchased Assets, except for any such Taxes (i) as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP or (ii) that are de minimis in amount.
(m)Seller shall maintain its existence as a limited liability company organized solely and in good standing under the law of the State of Delaware and shall not dissolve, liquidate, be subject to a Division, merge with or into any other Person or otherwise change its organizational structure or documents or identity or incorporate or organize in any other jurisdiction.
(n)Seller shall maintain all records with respect to the Purchased Assets and the conduct and operation of its business with no less a degree of prudence than if the Purchased Assets were held by Seller for its own account and will furnish Administrative Agent upon request by Administrative Agent or its designated representative, with information reasonably obtainable by Seller with respect to the Purchased Assets and the conduct and operation of its business.
(o)Seller shall provide Administrative Agent with notice of each modification of any Purchased Asset Documents consented to by Seller (including such modifications which do not constitute a Significant Modification).
(p)Seller shall provide Administrative Agent with reasonable access to operating statements, the occupancy status and other property level information, with respect to the Mortgaged Properties, plus any such additional reports as Administrative Agent, on behalf of Buyers, may reasonably request.
(q)Seller may propose, and Administrative Agent, on behalf of Buyers, will consider, but shall be under no obligation to approve, strategies for the foreclosure or other realization upon the security for any Purchased Asset that has become a Defaulted Asset.
(r)Seller shall not cause any Purchased Asset to be serviced by any servicer other than a servicer expressly approved in writing by Administrative Agent, on behalf of Buyers. Seller shall provide written notification to Administrative Agent within one (1) Business Day of any rating agency reducing the credit or servicer rating applicable to any servicer.
(s)If Seller shall at any time become entitled to receive or shall receive any rights, whether in addition to, in substitution of, as a conversion of, or in exchange for a Purchased Asset, or otherwise in respect thereof, Seller shall accept the same as Administrative Agent, on behalf of Buyers, agent, hold the same in trust for Administrative Agent, on behalf of Buyers, and deliver the same forthwith to Administrative Agent, on behalf of Buyers (or Custodian, as appropriate) in the exact form received, duly endorsed by Seller to Administrative Agent, on behalf of Buyers, if required, together with all related and necessary duly executed Transfer Documents to be held by Administrative Agent, on behalf of Buyers, hereunder as additional collateral security for the Transactions. If any sums of money or property so paid or distributed in respect of the Purchased Assets shall be received by Seller, Seller shall, until such money or property is paid or delivered to Buyers, hold such money or property in trust for Buyers, segregated from other funds of Seller, as additional collateral security for the Transactions.

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(t)To the extent any additional limited liability company is formed by Division of Seller (and without prejudice to Section 11), Seller shall cause any such additional limited liability company to transfer, convey and assign to Administrative Agent, on behalf of Buyers, on a servicing released basis all of such additional limited liability company’s right, title and interest in and to the Purchased Assets, together with all related Servicing Rights in the same manner and to the same extent as the sale, transfer, conveyance and assignment by Seller on the initial Purchase Date of all of Seller’s right, title and interest in and to the Purchased Assets, together with all related Servicing Rights.
(u)As soon as available in connection with any Conversion, Seller shall provide Administrative Agent with the REO Budget, which shall be subject to Administrative Agent’s reasonable approval; provided, that, for the avoidance of doubt, delivery of the REO Budget shall not be a condition to any Conversion, rather the REO Budget shall be delivered to Administrative Agent when required to be delivered by the applicable Approved Property Manager pursuant to the related property management agreement.
(v)Seller shall keep Administrative Agent reasonably informed regarding the status of any Conversion and agrees to consult with Administrative Agent regarding any material developments regarding such Conversion; provided, that, Administrative Agent shall not have any consent rights to initiate or complete any such foreclosure of similar proceedings (subject to such Conversion being completed in accordance with the terms and conditions or this Agreement).
(w)Seller shall provide Buyer with prior written notice in the event that any Affiliate of Seller contemplates entering into any other repurchase agreement, loan agreement, warehouse facility, guaranty or other similar credit facility involving the financing of commercial real estate assets, which would contain a margin call structure that provides the buyer, lender or other creditor thereunder with more discretion in the identification or determination of any Margin Deficit or with more favorable treatment with respect to the timing or amounts of payments made in respect thereof relative to the terms set forth in Section 4 of this Agreement.
13.SINGLE-PURPOSE ENTITY
Seller hereby represents and warrants to Administrative Agent and Buyers, and covenants with Administrative Agent and Buyers, that, on and as of the date of this Agreement and each Purchase Date and at all times while this Agreement and any Transaction hereunder is in effect or any Repurchase Obligations remain outstanding:
(a)it is and intends to remain solvent, and it has paid and will pay its debts and liabilities (including overhead expenses) from its own assets as the same shall become due;
(b)it has complied and will comply with the provisions of its certificate of formation and its limited liability company agreement;
(c)it has done or caused to be done and will do all things necessary to observe limited liability company formalities and to preserve its existence;
(d)it has maintained and will maintain all of its books, records, financial statements and bank accounts separate from those of its affiliates, its members and any other Person, and it will file its own tax returns (except to the extent consolidation is required or permitted under GAAP or as a matter of law);
(e)it has been, is and will be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate of Seller), it shall correct any

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known misunderstanding regarding its status as a separate entity, it shall conduct business in its own name, it shall not identify itself or any of its Affiliates as a division or part of the other and it shall maintain and utilize separate stationery, invoices and checks (except for business conducted on behalf of Seller by Advisor pursuant to an advisory agreement);
(f)it has not owned and will not own any property or any other assets other than the Purchased Assets, cash and its interest under any associated Hedging Transactions;
(g)it has not engaged and will not engage in any business other than the origination, acquisition, ownership, financing and disposition of the Purchased Assets and the associated Hedging Transactions in accordance with the applicable provisions of the Transaction Documents;
(h)except for capital contributions or capital distributions permitted under the terms and conditions of its organizational document and properly reflected on its books and records, it has not entered into, and will not enter into, any transaction, contract or agreement with any of its affiliates, except upon terms and conditions that are commercially reasonable and substantially similar to those that would be available on an arm’s length basis with unaffiliated Persons;
(i)it has not incurred and will not incur any indebtedness or obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than (A) obligations under the Transaction Documents, (B) obligations under the documents evidencing the Purchased Assets, and (C) unsecured trade payables, in an aggregate amount not to exceed One Hundred Thousand Dollars and No/100 Dollars ($100,000.00) at any one time outstanding, incurred in the ordinary course of acquiring, owning, financing and disposing of the Purchased Assets; provided, however, that any such trade payables incurred by Seller shall be paid within sixty (60) days of the date incurred;
(j)it has not made and will not make any loans or advances to any other Person, and shall not acquire obligations or securities of any member or affiliate of any member or any other Person (other than in connection with the origination or acquisition of Purchased Assets);
(k)it will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;
(l)neither it nor Guarantor will seek (A) the dissolution, liquidation, Division or winding up, in whole or in part of Seller or (B) the division of Seller into two (2) or more limited liability companies or other legal entities;
(m)it will not commingle its funds and other assets with those of any of its Affiliates or any other Person;
(n)it has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any of its Affiliates or any other Person;
(o)it has not held and will not hold itself out to be responsible for the debts or obligations of any other Person;
(p)it will (i) have at all times at least one (1) Independent Director and (ii) provide Administrative Agent with up-to-date contact information for all Independent Directors and a copy of the agreement pursuant to which each Independent Director consents to and serves as an Independent Director for Seller;

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(q)its organizational documents shall provide that (i) no Independent Director of Seller may be removed or replaced without Cause, (ii) Administrative Agent be given at least two (2) Business Days prior notice of the removal and/or replacement of any Independent Director, together with the name and contact information of the replacement Independent Director and evidence of the replacement’s satisfaction of the definition of Independent Director and (iii) any Independent Director of Seller shall not have any fiduciary duty to anyone including the holders of the equity interests in Seller and any Affiliates of Seller except Seller and the creditors of Seller with respect to taking of, or otherwise voting on, any Act of Insolvency; provided that the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing;
(r)it shall not, without the consent of its Independent Directors, take any action to file any insolvency or reorganization case or proceeding, institute proceedings to have it be adjudicated bankrupt or insolvent, institute proceedings under any applicable insolvency law, seek any relief under any law relating to relief from debts or the protection of debtors, consent to the filing or institution of bankruptcy or insolvency proceedings against it, file a petition seeking, or consent to, reorganization or relief with respect to it under any applicable federal or state law relating to bankruptcy or insolvency, seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian, or any similar official of or for it or a substantial part of its property, make any assignment for the benefit of its creditors, admit in writing its inability to pay its debts generally as they become due, or take action in furtherance of any of the foregoing;
(s)it has allocated and will allocate fairly and reasonably any overhead expenses that are shared with an affiliate, including for shared office space and for services performed by an employee of an affiliate;
(t)it has not pledged and will not pledge its assets to secure the obligations of any other
Person;
(u)it has not guaranteed and will not guarantee any obligation of any Person, including any Affiliate, it has not become and will not become obligated for the debts of any other Person and it has not held and will not hold out its credit as being available to pay the obligations of any other Person;
(v)it has not had and will not have any of its obligations guaranteed by an Affiliate other than as contemplated by the Transaction Documents with respect to the Guaranty; and
(w)it shall not have any Subsidiaries (other than with respect to an REO Asset).
14.EVENTS OF DEFAULT; REMEDIES
(a)Events of Default. The following shall constitute an event of default (each, an “Event of Default”) by Seller hereunder:
(i)failure of Seller to repurchase one or more Purchased Assets on the applicable Repurchase Date;
(ii)failure of Seller to apply any Income received by Seller (or Servicer on behalf of Seller) in accordance with the provisions hereof;
(iii)if any of the Transaction Documents shall for any reason (A) not cause, or shall cease to cause, Administrative Agent, on behalf of Buyers, to be the owner of, or, if recharacterized as a secured financing, a secured party with respect to, the Repurchase Assets

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specified in Section 6(a) hereof and the other collateral specified in Sections 6(c), 6(d) or 6(f) hereof free of any adverse claim, liens and other rights of others (other than as granted herein);
(B) cease, if a Transaction is recharacterized as a secured financing, to create a valid first priority perfected security interest in favor of Administrative Agent, on behalf of Buyers, in the Repurchase Assets specified in Section 6(a) hereof and the other collateral specified in Sections 6(c), 6(d) or 6(f) hereof; or (C) cease to be in full force and effect or if the enforceability of any of them is challenged or repudiated by Seller, Pledgor, Guarantor or Servicer or any other Person;
(iv)failure of Seller to make the payments required under Section 4(a) or Section 5(b) hereof on the date such payment is due; provided, however, no more than two (2) times during any twelve (12) month period, Seller may cure such failure within one (1) Business Day if such failure arose solely by reason of an error or omission of an administrative nature and funds were available to Seller to enable it to make such payment when due;
(v)failure of Seller, Pledgor or Guarantor to make any other payment owing to Buyers which has become due, whether by acceleration or otherwise, under the terms of this Agreement or any other Transaction Document which failure is not remedied within the period specified herein or, if no period is specified for such payments three (3) Business Days after notice thereof to Seller from Administrative Agent, on behalf of Buyers;
(vi)breach by Seller in the due performance or observance of any term, covenant or agreement contained in Section 11 of this Agreement;
(vii)a Change of Control shall have occurred with respect to Seller, Pledgor or Guarantor;
(viii)any representation made by Seller or Pledgor herein or in any Transaction Document shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated; provided that the representations and warranties made by Seller in Sections 10(vi) or 10(viii) hereof shall not trigger an Event of Default and instead be used to determine the occurrence of a Defaulted Asset; provided, further, that if Seller shall have made any such representation with knowledge that it was materially incorrect or untrue at the time made, such misrepresentation shall constitute an Event of Default;
(ix)(A) a final judgment by any competent court in the United States of America for the payment of money in an amount greater than One Hundred Thousand and No/100 Dollars ($100,000.00) shall have been rendered against Seller and remains undischarged or unpaid for a period of thirty (30) days, during which period execution of such judgment is not effectively stayed or (B) a final judgment by any competent court in the United States of America for the payment of money in an amount greater than Five Million and No/100 Dollars ($5,000,000.00) shall have been rendered against Guarantor and remains undischarged or unpaid for a period of sixty (60) days, during which period execution of such judgment is not effectively stayed;
(x)(A) Seller or Pledgor shall have defaulted or failed to perform beyond any notice and cure period under any note, indenture, loan agreement, guaranty, swap agreement or any other contract, agreement or transaction to which it is a party, and which default involves the failure to pay an obligation in excess of One Hundred Thousand and No/100 Dollars ($100,000.00) or (B) Guarantor shall have defaulted or failed to perform under any note, indenture, loan agreement, guaranty, swap agreement or any other contract, agreement or transaction to which it is a party, and which default involves the failure to pay an obligation in excess of Five Million and No/100 Dollars ($5,000,000.00); provided, however, that any such

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default, failure to perform or breach shall not constitute an Event of Default if Seller, Pledgor or Guarantor, as the case may be, cures such default, failure to perform or breach, as the case may be, within the grace period, if any, provided under the applicable agreement;
(xi)the breach by Guarantor of (A) any financial covenant set forth in Section 9 of the Guaranty or (B) any other term, covenant, obligation or condition set forth in the Guaranty;
(xii)if Seller shall breach or fail to perform any of the terms, covenants, obligations or conditions of this Agreement or any other Transaction Document, other than as specifically otherwise referred to in this Section 14(a), and such breach or failure to perform is susceptible of cure and is not remedied within (A)the specified cure period or (B) if no cure period is specified, five (5) Business Days after notice thereof to Seller by Administrative Agent, or its successors or assigns; provided, however, that with respect to clause (B) only, if such default is susceptible of cure but cannot reasonably be cured within such five (5) Business Day period; and provided further that Seller shall have commenced to cure such default within such five (5) Business Day period and thereafter diligently and expeditiously proceeds to cure the same, such five (5) Business Day period shall be extended for such time as is reasonably necessary for Seller, in the exercise of due diligence, to cure such default, and in no event shall such cure period exceed fifteen (15) Business Days from Seller’s receipt of Administrative Agent, on behalf of Buyers, notice of such default;
(xiii)an Act of Insolvency shall have occurred with respect to Seller, Pledgor or Guarantor;
(xiv)an event or circumstance shall have occurred that results in a Material Adverse
Effect;
(xv)an “event of default” or “facility termination event” (as defined in the agreements relating to a facility described below), by Seller, Pledgor, Guarantor or a Subsidiary of Guarantor beyond any applicable notice and cure period, shall have occurred under (A) any repurchase facility, loan facility or hedging transaction entered into by Seller, Pledgor, Guarantor or any Subsidiary of Guarantor and any Buyer, or any Affiliate of any Buyer, (B) any repurchase facility, loan facility or hedging transaction with any Buyer, or any Affiliate of any Buyer, in which Seller, Pledgor, Guarantor or any Subsidiary of Guarantor is a guarantor or (C) any Hedging Transaction entered into by Seller, Pledgor, Guarantor or any Subsidiary of Guarantor or in which Seller, Pledgor, Guarantor or any Subsidiary of Guarantor is a guarantor;
(xvi)any of the representations and warranties of Guarantor in the Guaranty or in any Financial Covenant Compliance Certificate shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated;
(xvii)if Pledgor shall breach or fail to perform any of the terms, covenants, obligations or conditions of the Pledge Agreement, and such breach or failure to perform is susceptible of cure and is not remedied within the specified cure period or if no cure period is specified, ten
(10) Business Days after notice thereof to Seller or Pledgor by Administrative Agent; or
(xviii)an event of default has occurred under any Servicing Agreement.
(b)Remedies. If an Event of Default shall occur and be continuing, the following rights and remedies shall be available to Administrative Agent, on behalf of Buyers:

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(i)At the option of Administrative Agent, on behalf of Buyers, exercised by written notice to Seller (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Act of Insolvency with respect to Seller, Pledgor or Guarantor), the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (the date on which such option is exercised or deemed to have been exercised, the “Accelerated Repurchase Date”) (and any Transaction for which the related Purchase Date has not yet occurred shall be canceled).
(ii)If Administrative Agent, on behalf of Buyers, exercises or is deemed to have exercised the option referred to in Section 14(b)(i) hereof (A) Seller’s obligations hereunder to repurchase all Purchased Assets shall become immediately due and payable on and as of the Accelerated Repurchase Date, and all Income deposited in the Blocked Account shall be retained by Administrative Agent, on behalf of Buyers, and applied to the Repurchase Obligations; (B) the Repurchase Price with respect to each Transaction (determined as of the Accelerated Repurchase Date) shall include the accrued and unpaid Price Differential with respect to each Purchased Asset accrued at the Pricing Rate applicable upon an Event of Default for such Transaction; and (C) Custodian shall, upon the request of Administrative Agent, on behalf of Buyers (with simultaneous copy of such request to Seller), deliver to Administrative Agent, on behalf of Buyers, all instruments, certificates and other documents then held by Custodian relating to the Purchased Assets; and (D) this Agreement shall automatically terminate, except with respect to those provisions which by their terms survive the termination of this Agreement.
(iii)Administrative Agent, on behalf of Buyers, may, (A) immediately sell, at any time and from time to time, at a public or private sale in a commercially reasonable manner (provided that the provision of ten (10) days’ notice to Seller shall be deemed commercially reasonable) and at such price or prices as Administrative Agent, on behalf of Buyers, may deem to be satisfactory any or all of the Purchased Assets on a servicing released basis or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Assets, to retain such Purchased Assets and give Seller credit in an amount equal to the Market Value of such Purchased Assets against the aggregate Repurchase Obligations. The proceeds of any disposition of Purchased Assets effected pursuant to this Section 14(b)(iii) shall be applied: first, to the costs and expenses incurred by Administrative Agent and Buyers, in connection with Seller’s default; second, to the costs of cover and/or Hedging Transactions, if any; third, to the Repurchase Price; fourth, to all other outstanding Repurchase Obligations; and fifth, the balance, if any, to Seller. In the event that Buyers shall not have received repayment in full of the Repurchase Obligations following its liquidation of the Purchased Assets, Administrative Agent, on behalf of Buyers, may, in its sole discretion, pursue Seller, Pledgor and Guarantor (to the extent provided in the Guaranty) for all or any part of any deficiency.
(iv)The parties recognize that it may not be possible to purchase or sell all of the Purchased Assets on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Assets may not be liquid. In view of the nature of the Purchased Assets, the parties agree that, to the extent permitted by applicable law, liquidation of a Transaction or the Purchased Assets shall not require a public purchase or sale and that a private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, Administrative Agent, on behalf of Buyers, may elect, in its sole discretion, the time and manner of liquidating any Purchased Assets, and nothing contained herein shall (A) obligate Administrative Agent, on behalf of Buyers, to liquidate any Purchased Assets following the occurrence of an Event of Default or to liquidate all of the

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Purchased Assets in the same manner or on the same Business Day or (B) constitute a waiver of any right or remedy of Administrative Agent or Buyers.
(v)Seller shall be liable to Administrative Agent, on behalf of Buyers, for (A) the amount of all expenses, including reasonable legal fees and expenses of counsel, incurred by Administrative Agent, on behalf of Buyers, in connection with or as a consequence of an Event of Default, (B) all costs incurred in connection with covering transactions or Hedging Transactions (including short sales) or entering into replacement transactions, (C) all damages, losses, judgments, costs and other expenses of any kind that may be imposed on, incurred by or asserted against Administrative Agent, on behalf of Buyers, relating to or arising out of such hedging transactions or covering transactions, and (D) any other loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default.
(vi)Administrative Agent, on behalf of Buyers, may exercise any or all of the remedies available to Administrative Agent and Buyers, immediately upon the occurrence of an Event of Default and at any time during the continuance thereof. All rights and remedies arising under the Transaction Documents, as amended from time to time, are cumulative and not exclusive of any other rights or remedies that Administrative Agent or Buyers may have.
(vii)Administrative Agent, on behalf of Buyers, may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives any defenses Seller might otherwise have to require Administrative Agent or Buyers to enforce its rights by judicial process. Seller also waives any defense Seller might otherwise have arising from the use of nonjudicial process, disposition of any or all of the Purchased Assets, or from any other election of remedies. Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.
(viii)Without limiting any other rights or remedies of Administrative Agent or Buyers, Administrative Agent and Buyers, shall have the right of set-off set forth in Section 26 hereof.
(ix)Administrative Agent and Buyers shall have, in addition to its rights and remedies under the Transaction Documents, all of the rights and remedies provided by applicable federal, state, foreign, and local laws (including, without limitation, if the Transactions are recharacterized as secured financings, the rights and remedies of a secured party under the UCC of the State of New York, to the extent that the UCC is applicable, and the right to offset any mutual debt and claim), in equity, and under any other agreement between any Buyer and Seller or Administrative Agent, Buyer and Seller exercisable upon ten (10) days notice from Administrative Agent to Seller. Without limiting the generality of the foregoing, Administrative Agent and Buyers shall be entitled to set off the proceeds of the liquidation of the Purchased Assets against all of Seller’s or any Subsidiary of Guarantor’s obligations to Administrative Agent, Buyers, or their Affiliates, whether under this Agreement or under any other agreement between Seller or any Subsidiary of Guarantor and a Buyer or Administrative Agent, on behalf of Buyers, or between Seller and any Affiliate of any Buyer or Administrative Agent, on behalf of Buyers, or otherwise, whether or not such obligations are then due, without prejudice to Administrative Agent’s or any Buyer’s, right to recover any deficiency.
(x)Administrative Agent and each Buyer shall at any time have the right, in each case until such time as Administrative Agent, on behalf of Buyers, determines otherwise, to retain, to suspend payment or performance of, or to decline to remit, any amount or property

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that Administrative Agent, on behalf of Buyers, would otherwise be obligated to pay, remit or deliver to Seller hereunder if a Default or an Event of Default has occurred.
(xi)For the avoidance of doubt, Administrative Agent, on behalf of Buyers, shall have no obligation to review or purchase any Eligible Asset during the continuance of an Event of Default.
15.SINGLE AGREEMENT
Administrative Agent, on behalf of Administrative Agent, on behalf of Buyers, and Seller acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, each of Administrative Agent, on behalf of Buyers, and Seller agrees to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder.
16.NOTICES AND OTHER COMMUNICATIONS
All notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) hand delivery, with proof of attempted delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or (d) by email (with confirmation of receipt by the receiving party); provided that, other than email notices with respect to communications under this Agreement related to (1) deliveries in connection with Administrative Agent, on behalf of Buyers, due diligence inspections of the Purchased Assets, (2) requests for Transactions (including Future Advance Purchases), (3) notices of partial prepayments or draws on Margin Excess (including Future Advance Purchases), (4) the delivery of Confirmations, (5) notices of early repurchases,
(6) deliveries of financial statements or other reporting required under this Agreement and (7) notices requesting consent for Significant Modifications, which will not require any further notice upon confirmation of receipt by the receiving party, that such email notice must also be delivered by one of the means set forth in clauses (a), (b) or (c) above, to the addresses specified in Annex I hereto or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section 16. A notice shall be deemed to have been given: (i) in the case of hand delivery, at the time of delivery; (ii) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; (iii) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day; or (iv) in the case of email, upon receipt of confirmation or receipt; provided that such emailed notice is also delivered as required in this Section 16. A party receiving a notice that does not comply with the technical requirements for notice under this Section 16 may elect to waive any deficiencies and treat such notice as having been properly given. Notwithstanding the foregoing, notices pursuant to Section 4 hereof may be sent by electronic mail to the email addresses set forth on Annex I attached hereto; provided that such notice delivered by email shall be deemed to be given only upon receipt of confirmation of receipt by the receiving party.
17.NON-ASSIGNABILITY
(a)The rights and obligations of Seller under the Transaction Documents, the Hedging Transactions and under any Transaction shall not be assigned by Seller without the prior written consent of Administrative Agent, on behalf of Buyers. Any attempt by Seller to assign any of its rights or

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obligations under this Agreement without the prior written consent of Administrative Agent shall be null and void, ab initio.
(b)Any Buyer, may at any time, without the consent of Seller, Pledgor or Guarantor, sell participations in up to one hundred percent (100%) (in the aggregate, in one or more Transactions, including any assignments under Section 17(c)) of such Buyer’s, rights and/or obligations under the Transaction Documents (any such holder of a participation, a “Participant”); provided that, so long as no default or Event of Default has occurred, (i) no Buyer shall sell a participation to a Disqualified Institution, (ii) Administrative Agent and such Buyer’s obligations and Seller’s rights and obligations under the Transaction Documents shall remain unchanged, (ii) Administrative Agent shall retain sole decision-making authority under the Transaction Documents (subject to the Co-Buyer Agreement), (iii) Seller shall continue to deal solely and directly with Administrative Agent, on behalf of Buyers, in connection with Administrative Agent’s, rights and obligations under the Transaction Documents (subject to the Co-Buyer Agreement).
(c)Any Buyer may at any time, without the consent of Seller, Pledgor or Guarantor, sell and assign up to one hundred percent (100%) (in the aggregate, in one or more Transactions, and including any participation under Section 17(b)) of the rights and obligations of such Buyer, under the Transaction Documents; provided that, so long as no default or Event of Default has occurred, no Buyer shall sell and assign its rights under the Transaction Documents to a Disqualified Institution. From and after the effective date of such assignment, such assignee shall be a party and, to the extent provided in such assignment agreement, have the rights and obligations of such Buyer under the Transaction Documents with respect to the percentage and amount of the Repurchase Price allocated to it.
(d)As long as an Event of Default shall have occurred and be continuing, Administrative Agent and any Buyer, may assign, participate or sell its rights and obligations under the Transaction Documents and/or any Transaction to any Person without prior notice to Seller and without regard to the limitations set forth in Section 17(b) and Section 17(c) above. From and after the date Administrative Agent or such Buyer, is no longer a party to this Agreement, Administrative Agent or such Buyer, as applicable, shall have no obligation to act as agent or to make decisions under this Agreement.
(e)Administrative Agent acting solely for this purpose as an agent of Seller, shall maintain a copy of each assignment and a register for the recordation of the names and addresses of the assignees, and ownership rights in the Transactions, Purchased Assets or other interests under this Agreement (as the same may be modified by any Co-Buyer Agreement). The entries in such register shall be conclusive absent manifest error, and each of Seller, Administrative Agent and Buyers, and their respective assignees shall treat each Person whose name is recorded in such register pursuant to the terms hereof as the beneficial owner of the interests in the Transactions, Purchased Assets or other interests under this Agreement for all purposes. If any assignee is a non-United States Person, such assignee shall timely provide Seller with such forms as may be required to establish the assignee’s status for U.S. withholding tax purposes.
(f)If any Buyer sells a participation, Administrative Agent acting solely for this purpose as an agent of Seller, maintain a register on which it enters the name and address of each participant and the ownership rights of each participant in the Transactions, Purchased Assets or other interests under this Agreement. The entries in such register shall be conclusive absent manifest error, and Administrative Agent, shall treat each Person whose name is recorded in such register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. If any participant is a non-United States Person, such participant shall timely provide Seller with such forms as may be required to establish such participant’s status for U.S. withholding tax purposes.

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(g)Subject to the foregoing, the Transaction Documents and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in the Transaction Documents, express or implied, shall give to any Person, other than the parties to the Transaction Documents and their respective successors, any benefit or any legal or equitable right, power, remedy or claim under the Transaction Documents.
(h)Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall prevent or prohibit any Buyer from pledging its interest in the Purchased Assets hereunder to a Federal Reserve Bank in support of borrowings made by such Buyer from such Federal Reserve Bank; provided, however, no such pledge shall release such Buyer, as the case may be, from any of its obligations hereunder or substitute any such pledgee for such Buyer, as the case may be, as a party hereto.
18.GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL; ETC.
(a)This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without giving effect to the conflict of law principles thereof, except for Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York.
(b)Each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of any United States Federal or New York State court sitting in Manhattan, and any appellate court from any such court, solely for the purpose of any suit, action or proceeding brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement.
(c)To the extent that either party has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such party hereby irrevocably waives and agrees not to plead or claim such immunity in respect of any action brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement.
(d)EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND ANY RIGHT OF JURISDICTION ON ACCOUNT OF ITS PLACE OF RESIDENCE OR DOMICILE AND IRREVOCABLY CONSENTS TO THE SERVICE OF ANY SUMMONS AND COMPLAINT AND ANY OTHER PROCESS BY THE MAILING OF COPIES OF SUCH PROCESS TO IT AT ITS RESPECTIVE ADDRESS SPECIFIED HEREIN. EACH PARTY HEREBY AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS SECTION 18 SHALL AFFECT THE RIGHT OF ADMINISTRATIVE AGENT OR BUYERS TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF ADMINISTRATIVE AGENT OR BUYERS TO BRING ANY ACTION OR PROCEEDING AGAINST SELLER OR ITS PROPERTY IN THE COURTS OF OTHER JURISDICTIONS.
(e)EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.

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19.NO RELIANCE; DISCLAIMERS
(a)Each party hereby acknowledges, represents and warrants to the other that, in connection with the negotiation of, the entering into, and the performance under, the Transaction Documents and each Transaction thereunder:
(i)It is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of the other party to the Transaction Documents, other than the representations expressly set forth in the Transaction Documents.
(ii)It has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent that it has deemed to be necessary, and it has made its own investment, hedging and trading decisions (including decisions regarding the suitability of any Transaction) based upon its own judgment and upon any advice from such advisors as it has deemed to be necessary and not upon any view expressed by the other party.
(iii)It is a sophisticated and informed Person that has a full understanding of all the terms, conditions and risks (economic and otherwise) of the Transaction Documents and each Transaction thereunder and is capable of assuming and willing to assume (financially and otherwise) those risks.
(iv)It is entering into the Transaction Documents and each Transaction thereunder for the purposes of managing its borrowings or investments or hedging its underlying assets or liabilities and not for purposes of speculation.
(v)It is not acting as a fiduciary or financial, investment or commodity trading advisor for the other party and has not given the other party (directly or indirectly through any other Person) any assurance, guaranty or representation whatsoever as to the merits (either legal, regulatory, tax, business, investment, financial accounting or otherwise) of the Transaction Documents or any Transaction thereunder.
(b)Each determination by Administrative Agent, on behalf of Buyers, of the Market Value with respect to each New Asset or Purchased Asset or the communication to Seller of any information pertaining to Market Value under this Agreement shall be made in Administrative Agent’s sole discretion, subject to the following disclaimers:
(i)Administrative Agent, on behalf of Buyers, has assumed and relied upon, with Seller’s consent and without independent verification, the accuracy and completeness of the information provided by Seller and reviewed by Administrative Agent, on behalf of Buyers. Administrative Agent, on behalf of Buyers, has not made any independent inquiry of any aspect of the New Assets or Purchased Assets or the underlying collateral. Administrative Agent, on behalf of Buyers, view is based on economic, market and other conditions as in effect on, and the information made available to Administrative Agent, on behalf of Buyers, as of, the date of any such determination or communication of information, and such view may change at any time without prior notice to Seller.
(ii)Market Value determinations and other information provided to Seller constitute a statement of Administrative Agent, on behalf of Buyers, view of the value of one or more loans or other assets at a particular point in time and does not (A) constitute a bid for a particular trade,

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(B) indicate a willingness on the part of Administrative Agent, any Buyer, or any Affiliate thereof to make such a bid, or (C) reflect a valuation for substantially similar assets at the same or another point in time, or for the same assets at another point in time.
(iii)Market Value determinations and other information provided to Seller may vary significantly from valuation determinations and other information that may be obtained from other sources.
(iv)Market Value determinations and other information provided to Seller are communicated to Seller solely for its use and may not be relied upon by any other person and may not be disclosed or referred to publicly or to any third party without the prior written consent of Administrative Agent, on behalf of Buyers, which consent of Administrative Agent, on behalf of Buyers, may withhold or delay in its sole and absolute discretion.
(v)Administrative Agent makes no representations or warranties with respect to any Market Value determinations or other information provided to Seller. Administrative Agent shall not be liable for any incidental or consequential damages arising out of any inaccuracy in such valuation determinations and other information provided to Seller, including as a result of any act of gross negligence or breach of any warranty.
(vi)Market Value determinations and other information provided to Seller in connection with Section 3(b) hereof are only indicative of the initial Market Value of the New Asset submitted to Administrative Agent, on behalf of Buyers, for consideration thereunder, and may change without notice to Seller prior to, or subsequent to, the transfer by Seller of the New Asset pursuant to Section 3(f) hereof. No indication is provided as to Administrative Agent’s expectation of the future value of such Purchased Asset or the underlying collateral.
(vii)Initial Market Value determinations and other information provided to Seller in connection with Section 3(b) hereof are to be used by Seller for the sole purpose of determining whether to proceed in accordance with Section 3 hereof and for no other purpose.
20.INDEMNITY AND EXPENSES
(a)Seller hereby agrees to hold Administrative Agent, Buyers, and their respective Affiliates and each of their respective officers, directors and employees (the “Indemnified Parties”) harmless from and indemnify the Indemnified Parties against any and all liabilities, obligations, actual losses, damages, penalties, actions, judgments, suits, Taxes (including stamp, excise, sales or other Taxes) that may be payable or determined to be payable with respect to any of the Purchased Assets and the documents delivered in connection herewith and therewith, fees, costs and expenses (including attorneys’ fees and disbursements and any and all servicing, breakage and enforcement costs incurred with respect to the Purchased Assets) or disbursements (all of the foregoing, collectively, “Indemnified Amounts”) that may at any time (including, without limitation, such time as this Agreement shall no longer be in effect and the Transactions shall have been repaid in full) be imposed on or asserted against any Indemnified Party in any way whatsoever arising out of or in connection with, or relating to, this Agreement or any Transactions thereunder or any action taken or omitted to be taken by any Indemnified Party under or in connection with any of the foregoing; provided that Seller shall not be liable for Indemnified Amounts resulting from the gross negligence or willful misconduct of any Indemnified Party. Without limiting the generality of the foregoing, Seller agrees to hold each Indemnified Party harmless from and indemnify each Indemnified Party against all Indemnified Amounts with respect to all Purchased Assets relating to or arising out of any violation or alleged violation of any environmental law, rule or regulation or any consumer credit laws, including without limitation ERISA, the Truth in Lending Act and/or Real Estate

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Settlement Procedures Act, that, in each case, results from anything other than the gross negligence or willful misconduct of an Indemnified Party. In any suit, proceeding or action brought by Administrative Agent or any Buyer in connection with any Purchased Asset for any sum owing thereunder, or to enforce any provisions of any Purchased Asset Documents, Seller will save, indemnify and hold Administrative Agent and Buyers harmless from and against all expenses, loss or damage suffered by Administrative Agent and Buyers by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by Seller of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from Seller. Seller also agrees to reimburse an Indemnified Party as and when billed by such Indemnified Party for all such Indemnified Party’s costs and expenses incurred in connection with the enforcement or the preservation of such Indemnified Party’s rights under this Agreement and any other Transaction Document or any transaction contemplated hereby or thereby, including without limitation the fees and disbursements of its counsel. Without limiting the generality of the foregoing, Seller agrees to hold each Indemnified Party harmless from any action taken in connection with this Agreement or any Transaction Documents, including, but not limited to, the payment of any Repurchase Price, Price Differential, Principal Payment, Income or any other payment or fees. Seller hereby acknowledges that its obligations hereunder are recourse obligations of Seller.
(b)Seller agrees to pay as and when billed by Administrative Agent or any Buyer (i) all Indemnified Amounts provided in Section 20(a), (ii) all of the costs and expenses incurred by Administrative Agent, on behalf of Buyers, in connection with the development, preparation and execution of, and any amendment, supplement or modification to this Agreement and the other Transaction Documents or any other documents prepared in connection herewith or therewith including without limitation all the fees, disbursements and expenses of counsel to Administrative Agent and any Buyer, (iii) all of the costs and expenses incurred in connection with the consummation and administration of the Transactions contemplated hereby and thereby including without limitation all the fees, disbursements and expenses of counsel to Administrative Agent and any Buyer, (iv) all costs and expenses contemplated by Section 14(b)(v) and (v) all the Diligence Fees (collectively, “Transaction Costs”).
21.DUE DILIGENCE
Seller acknowledges that Administrative Agent, on behalf of Buyers, has the right to perform continuing due diligence reviews with respect to the Purchased Assets, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or determining or re-determining the Asset Base Components for purposes of Section 4 of this Agreement, or otherwise, and Seller agrees that Administrative Agent, on behalf of Buyers, at its option, has the right at any time to conduct a partial or complete due diligence review on any or all of the Purchased Assets, including, without limitation, ordering new credit reports and Appraisals on the applicable collateral and otherwise regenerating the information used to originate such Purchased Assets. Upon reasonable prior notice to Seller, Administrative Agent, on behalf of Buyers, or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Purchased Asset Files, Servicing Records and any and all documents, records, agreements, instruments or information relating to any Purchased Asset in the possession or under the control of Seller, any servicer or sub-servicer and/or Custodian. Seller also shall make available to Administrative Agent, on behalf of Buyers, a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Purchased Asset Files, the Servicing Records and the Purchased Assets. Seller agrees to cooperate with Administrative Agent, on behalf of Buyers, and any third party underwriter designated by Administrative Agent or any Buyer in connection with such underwriting, including, but not limited to, providing Administrative Agent, on behalf of Buyers, and any third party underwriter with access to any and all

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documents, records, agreements, instruments or information relating to such Purchased Assets in the possession, or under the control, of such Seller. Seller agrees to reimburse Administrative Agent, on behalf of Buyers, for any and all attorneys’ fees, costs and expenses incurred by Administrative Agent, on behalf of Buyers, in connection with continuing due diligence on Eligible Assets and Purchased Assets, including, without limitation, the cost of annual updated Appraisals on the Mortgaged Properties and Diligence Fees; provided that, except with respect to Appraisals on Mortgaged Properties related to Defaulted Assets and REO Assets, and so long as no Default or Event of Default shall have occurred, Seller shall not be obligated to reimburse Administrative Agent for Appraisal costs in excess of $30,000 during any calendar year.
22.SERVICING
(a)The parties hereto agree and acknowledge that the Purchased Assets will be sold by Seller to Administrative Agent, on behalf of Buyers, on a servicing released basis, and that Administrative Agent, on behalf of Buyers, is the owner of all Servicing Rights. In furtherance of the foregoing, Seller and Administrative Agent, on behalf of Buyers, hereby agree and confirm that from and after the date hereof, only such Servicing Agreements that have been approved by Administrative Agent, on behalf of Buyers, shall govern the servicing of the Purchased Assets and any prior agreement between Seller and any other Person or otherwise with respect to such servicing is hereby superseded in all respects. Provided that Administrative Agent shall have received a duly executed Servicer Acknowledgment from Servicer, prior to an Event of Default, Seller may engage Servicer, on behalf of Administrative Agent, to service the Purchased Assets for the benefit of or on behalf of Administrative Agent, on behalf of Buyers; provided, however, that the engagement of Servicer to service any Purchased Asset for the benefit of or on behalf of Administrative Agent, on behalf of Buyers, as aforesaid shall terminate on each Remittance Date unless, in each case, Administrative Agent shall agree, by delivery to Servicer of prior written notice to be delivered on or before such Remittance Date, to extend the engagement of Servicer to the next Remittance Date, which extension notice may be delivered by Administrative Agent via email. The engagement of Servicer to service any Purchased Asset for the benefit of or on behalf of Administrative Agent, on behalf of Buyers, shall, in any event, cease upon the repurchase of such Purchased Asset by Seller in accordance with the provisions of this Agreement or as otherwise provided in the Servicer Acknowledgment.
(b)Seller agrees that Administrative Agent, on behalf of Buyers, is the owner of all servicing records, including but not limited to any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of Purchased Assets (the “Servicing Records”) so long as the Purchased Assets are subject to this Agreement. Seller covenants to safeguard any such Servicing Records in Seller’s possession and to deliver them promptly to Administrative Agent, on behalf of Buyers, or its designee (including Custodian) at Administrative Agent’s request.
(c)Seller shall not, and shall not provide consent to Servicer to, employ any other sub-servicers to service the Purchased Assets without the prior written approval of Administrative Agent, on behalf of Buyers, which approval shall be in Administrative Agent’s, sole discretion.
(d)Seller shall cause Servicer and any other sub-servicers engaged on behalf of Administrative Agent to execute a Servicing Agreement with Seller and Administrative Agent, on behalf of Buyers, or a Servicer Acknowledgment acknowledging Administrative Agent’s, on behalf of Buyers, interest in the Purchased Assets and the Servicing Agreement and agreeing that Servicer and any sub-servicer (if applicable) shall deposit all Income with respect to the Purchased Assets in the Blocked Account, all in such manner as shall be reasonably acceptable to Administrative Agent.

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(e)To the extent applicable, Seller shall cause Servicer to permit Administrative Agent, on behalf of Buyers, to inspect Servicer’s servicing facilities for the purpose of satisfying such party that Servicer has the ability to service such Purchased Asset as provided in this Agreement.
(f)Administrative Agent, on behalf of Buyers, may, in its sole discretion if an Event of Default shall have occurred and be continuing, sell the Purchased Assets on a servicing released basis without payment of any termination fee or any other amount to Servicer. Upon the occurrence of an Event of Default hereunder, Administrative Agent, on behalf of Buyers, shall have the right immediately to terminate Servicer’s right to service the Purchased Assets without payment of any penalty or termination fee.
23.TREATMENT FOR TAX PURPOSES
It is the intention of the parties that, for U.S. federal, state and local income and franchise tax purposes, the Transactions constitute a debt financing, and that Seller is, and, so long as no Event of Default shall have occurred and be continuing, will continue to be, treated as the owner of the Purchased Assets for such purposes. Unless prohibited by applicable law, Seller and Administrative Agent, on behalf of Buyers, agree to treat the Transactions as described in the preceding sentence on any and all filings with any U.S. federal, state or local taxing authority.
24.INTENT
(a)The parties intend and acknowledge that this Agreement is a “master netting agreement” as that term is defined in Section 101(38A)(A) of the Bankruptcy Code.
(b)The parties intend and acknowledge that this Agreement and each Transaction hereunder is a “securities contract” as that term is defined in Section 741(7) of the Bankruptcy Code.
(c)The parties intend and acknowledge that each of the Guaranty and the Pledge Agreement is a “securities contract” as that term is defined in Section 741(7)(A)(xi) of the Bankruptcy Code.
(d)The parties intend and acknowledge that any payments or transfers of property made with respect to this Agreement or any Transaction to satisfy a Margin Deficit shall be considered “margin payments” or “settlement payments” as such terms are defined in Sections 741(5) and 741(8) of the Bankruptcy Code or a transfer as defined under Section 101(54) of the Bankruptcy Code.
(e)The parties intend and acknowledge that the grants of security interests set forth in the Section 6 that create the pledge of the Repurchase Assets and the other collateral specified in Sections 6(c), 6(d) or 6(f) each constitute “a security agreement or other arrangement or other credit enhancement” that is “related to” this Agreement and Transactions hereunder within the meaning of Sections 101(38A)(A) and 741(7)(A)(xi) of the Bankruptcy Code.
(f)The parties intend and acknowledge that any provisions hereof or in any other document, agreement or instrument that is related in any way to the servicing of the Purchased Assets shall be deemed “related to” this Agreement within the meaning of Sections 101(38A)(A) and Section 741(7)(A)(xi) of the Bankruptcy Code.
(g)Each party hereto recognizes and intends that this Agreement be and is an agreement to provide financial accommodations and is not subject to assumption pursuant to Bankruptcy Code Section 365(a).

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(h)Each party hereto agrees that it shall not challenge, and hereby waives to the fullest extent available under applicable law its right to challenge, the characterization of this Agreement or any Transaction hereunder as a “securities contract” or a “master netting agreement” within the meaning of the Bankruptcy Code.
(i)It is understood that, for so long as the non-defaulting party is a “financial institution,” “financial participant” or other entity listed in Sections 555, 561, 362(b)(6), 362(b)(27), 546(e) or 546(j) of the Bankruptcy Code, that party shall be entitled to the “safe harbor” benefits and protections afforded under the Bankruptcy Code with respect to a “securities contract” and a “master netting agreement.” Accordingly, (i) such party’s right to liquidate the Purchased Assets, Repurchase Assets and the other collateral specified in Sections 6(c), 6(d) or 6(f) delivered to it in connection with the Transactions hereunder, or to accelerate or terminate this Agreement or otherwise exercise any other remedies pursuant to Section 14 hereof, is a contractual right to liquidate, accelerate or terminate such Transaction and/or this Agreement as described in Sections 555 and 561 of the Bankruptcy Code, (ii) such party’s right to offset or net out as set forth Section 26 is a contractual right to offset or net out as described in Sections 362(b)(6) and 362(b)(7) of the Bankruptcy Code, (iii) such party’s right to exercise these contractual rights shall not be subject to the automatic stay as set forth in Section 362(a) of the Bankruptcy Code and (iv) such party is entitled to the non-avoidability rights set forth in Sections 546(e) and 546(j) of the Bankruptcy Code.
(j)The parties agree and acknowledge that the grant of setoff rights as set forth in Section 26 is a contractual right of setoff within the meaning of Section 553 of the Bankruptcy Code.
(k)The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the FDIA, then each Transaction hereunder is a “qualified financial contract,” as that term is defined in the FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).
(l)It is understood that this Agreement constitutes a “netting contract” as defined in and subject to FDICIA and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation,” respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA). It is further understood and agreed that either party’s right to cause the termination, liquidation or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with this Agreement or the Transactions hereunder is a contractual right to cause the termination, liquidation or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with this Agreement as described in Section 561 of the Bankruptcy Code.
(m)It is understood that this Agreement constitutes a “netting contract” as defined in and subject to FDICIA and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation,” respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).
(n)The Servicing Rights and other servicing provisions under this Agreement are not severable from or to be separated from the Mortgage Loans under this Agreement, and such Servicing Rights and other servicing provisions of this Agreement constitute (a) “related terms” under this Agreement within the meaning of section 101(47)(A)(i) of the Bankruptcy Code and/or (b) a security agreement or other arrangement or other credit enhancement related to the Transaction Documents.

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25.DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS
The parties acknowledge that they have been advised that:
(a)in the case of Transactions in which one of the parties is a broker or dealer registered with the SEC under Section 15 of the 1934 Act, the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other party with respect to any Transaction hereunder;
(b)in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder;
(c)in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable; and
(d)in the case of Transactions in which one of the parties is an “insured depository institution”, as that term is defined in Section 1813(c)(2) of Title 12 of the United States Code, funds held by the financial institution pursuant to a Transaction are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund or the Bank Insurance Fund, as applicable.
26.SETOFF RIGHTS
Without limiting any other rights or remedies of Administrative Agent or Buyers, Administrative Agent and Buyers shall have the right, without prior notice to Seller, and any such notice being expressly waived by Seller to the extent permitted by applicable law, to set off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final) in any currency, and any other obligation (including to return excess margin), credits, indebtedness, claims, securities, collateral or other property, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by or due from Administrative Agent, Buyers, or any Affiliate thereof to or for the credit of the account of Seller, Pledgor, Guarantor or any Subsidiary of Guarantor to any obligations of Seller hereunder to Administrative Agent or Buyers. If a sum or obligation is unascertained, Administrative Agent, on behalf of Buyers, may estimate that obligation and set off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained. This Section 26 shall be without prejudice and in addition to any right of setoff, combination of accounts, lien or other rights to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).
27.ADMINISTRATIVE AGENT
(a)Agent for Buyers.
(i)Each of Seller and each Buyer hereby acknowledges and agrees that Administrative Agent has been appointed the Administrative Agent for the Transactions, and each Buyer hereby irrevocably authorizes and directs Administrative Agent to act as agent for and in the best interest of Buyers and to take such actions as Buyers are obligated or entitled to take under the provisions of this Agreement and the other Transaction Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto. This Agreement is not intended to be, and shall not be construed

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to be, the formation of a partnership or joint venture between Administrative Agent and any Buyer. In performing its functions and duties under the Transaction Documents, Administrative Agent shall act solely as agent of Buyers and does not assume, and shall not be deemed to have assumed, any obligations toward or relationship of agency or trust with or for Seller.
(ii)The agency created pursuant hereto shall in no way impair or affect any of the rights and powers of, or impose any additional duties or obligations upon, any Buyer that becomes Administrative Agent in accordance with the provisions of this Agreement in its individual capacity as a Buyer. With respect to its interest in the Transactions, except as specifically provided in this Agreement, Administrative Agent shall have the same rights and powers hereunder as a Buyer and may exercise the same as though it were not performing the duties and functions delegated to it, as Administrative Agent, hereunder. The term “Buyers” or “Buyer” or any similar term shall, unless the context clearly otherwise indicates, include any Buyer that becomes Administrative Agent in accordance with the provisions of this Agreement in its individual capacity as a Buyer and not as Administrative Agent. Administrative Agent, Buyers and each of their respective Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust, financial advisory or other business with Seller or any of its Affiliates (in each case not related to the Transactions) as if it were not performing its duties as Administrative Agent or Buyer (as applicable) specified herein, and may accept fees and other consideration from Seller or its Affiliates for services in connection therewith and otherwise without having to account for the same to Administrative Agent or the other Buyers, as applicable.
(iii)In furtherance of the authorizations set forth in this Section 27, each Buyer hereby irrevocably appoints Administrative Agent as its attorney-in-fact, with full power of substitution, for and on behalf of and in the name of each such Buyer (i) to enter into Transaction Documents and any amendments or modifications thereof, (ii) to take action with respect to the Transactions and Transaction Documents to create, perfect, maintain, and preserve Administrative Agent’s, on behalf Buyers, Liens therein, (iii) to take action with respect to the Transactions and the Transaction Documents to transfer the Purchased Assets to Administrative Agent, on behalf of Buyers, and (iv) to execute instruments of release and terminations or to take other action necessary to release liens upon any Purchased Asset. This power of attorney shall be liberally, not restrictively, construed so as to give the greatest latitude to Administrative Agent’s power, as attorney, under this Agreement and the Transaction Documents. The powers and authorities herein conferred on Administrative Agent may be exercised by Administrative Agent through any Person who, at the time of the execution of a particular instrument, is an officer of Administrative Agent (or any Person acting on behalf of Administrative Agent pursuant to a valid power of attorney). The power of attorney conferred by this Section 27(a)(iii) to Administrative Agent is granted for valuable consideration and is coupled with an interest and is irrevocable so long as the Transaction Documents remain in effect.
(iv)Each Buyer acknowledges and agrees that so long as no Event of Default has occurred and is continuing, notwithstanding anything to the contrary contained in any Co-Buyer Agreement, Seller shall be entitled to deal with Administrative Agent as the exclusive representative of Buyers on all matters relating to the Transactions, this Agreement and each of the other Transaction Documents, and, subject to the terms hereof and the terms of the Co-Buyer Agreement, each Buyer shall be bound by the acts of Administrative Agent with respect to the Transactions.

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(b)Administrative Agent Standard of Care. Administrative Agent shall administer and service its obligations under this Agreement and the other Transaction Documents, and shall make such decisions and take such actions as it shall in its reasonable judgment deem necessary, desirable or appropriate in connection therewith, in each case consistent with the standard of care.
(c)Return of Certain Payments.
(i)Each Buyer (and each Participant of any of the foregoing, by its acceptance of a participation) hereby acknowledges and agrees that if the Administrative Agent notifies such Buyer that the Administrative Agent has determined in its sole discretion that any funds (or any portion thereof) received by such Buyer (any of the foregoing, a “Erroneous Payment Recipient”) from the Administrative Agent (or any of its Affiliates) were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Erroneous Payment Recipient (whether or not known to such Erroneous Payment Recipient) (whether as a payment, prepayment or repayment of any Repurchase Price, Price Differential, Principal Payment, Income, fees or otherwise; individually and collectively, a “Payment”) and demands the return of such Payment, such Erroneous Payment Recipient shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Payment as to which such a demand was made. A notice of the Administrative Agent to any Erroneous Payment Recipient under this Article 27(c) shall be conclusive, absent manifest error.
(ii)Without limitation of clause (i) above, each Erroneous Payment Recipient further acknowledges and agrees that if such Erroneous Payment Recipient receives a Payment from the Administrative Agent (or any of its Affiliates) (x) that is in an amount, or on a date different from the amount and/or date specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”), (y) that was not preceded or accompanied by a Payment Notice, or (z) that such Erroneous Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case, it understands and agrees at the time of receipt of such Payment that an error has been made (and that it is deemed to have knowledge of such error) with respect to such Payment. Each Erroneous Payment Recipient agrees that, in each such case, it shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made.
(iii)Any Payment required to be returned by an Erroneous Payment Recipient under this Article 27(c) shall be made in immediately available funds in the currency so received, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Erroneous Payment Recipient to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. Each Erroneous Payment Recipient hereby agrees that it shall not assert and, to the fullest extent permitted by applicable law, hereby waives, any right to retain such Payment, and any claim, counterclaim, defense or right of set-off or recoupment or similar right to any demand by the Administrative Agent for the return of any Payment received, including without limitation any defense based on “discharge for value” or any similar doctrine.

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(iv)Seller, Guarantor and Pledgor hereby agrees that (x) in the event any Payment (or portion thereof) is not recovered from any Buyer that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Buyer with respect to such amount and (y) the receipt by any Erroneous Payment Recipient of a Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Repurchase Obligations owed to such Buyer by Seller, Guarantor or Pledgor.
(d)Ratable Share. The liabilities of each Buyer under this Agreement and the other Transaction Documents shall be several and not joint, no Buyer shall be responsible for the obligations of any other Buyer, and each Buyer shall be liable to Seller only for its respective pro rata share of the Transactions. Notwithstanding anything to the contrary herein, all indemnities by Seller and obligations for costs, expenses, damages or advances set forth herein shall run to and benefit each Buyer in accordance with its share of the Transactions.
(e)Co-Buyer Agreement. Seller hereby acknowledges and agrees that Buyer and Administrative Agent may at any time and from time to time enter into one or more Co-Buyer Agreements governing the relationship among the parties thereto. Seller acknowledges and agrees that Administrative Agent’s discretion under this Agreement or the other Transaction Documents shall be subject to the limitations in any such Co-Buyer Agreements, including the requirement that Administrative Agent obtain approval of Buyer prior to granting certain consents or approvals or taking certain actions under this Agreement and under the other Transaction Documents. Any Co-Buyer Agreements are intended and will be solely for the benefit of Administrative Agent and the applicable parties thereto, and Seller acknowledges and agrees that neither Seller, Guarantor nor any Affiliate of Seller or Guarantor shall be a third-party beneficiary (intended or otherwise) of any of the provisions therein, or have any rights thereunder or be entitled to rely on any of the provisions contained therein. Neither Administrative Agent nor Buyer shall have any obligation to provide a copy of any Co-Buyer Agreement to Seller, Guarantor or any Affiliate of Seller or Guarantor or to disclose to Seller, Guarantor or any Affiliate of Seller or Guarantor the contents of any Co-Buyer Agreement. Administrative Agent and Buyers acknowledge and agree that neither Seller, Guarantor nor any Affiliate of Seller or Guarantor shall have any liabilities, obligations or duties of any kind with respect to any Co-Buyer Agreement, nor any of the provisions contained therein. The obligations of Seller, Guarantor and Pledgor under the Transaction Documents are and will be independent of any Co-Buyer Agreement and shall remain unmodified by the provisions thereof (although Seller acknowledges that with respect to certain approvals, calculations and other decisions hereunder and subject to the Fee Letter, any Co-Buyer Agreement may require Administrative Agent to consult with or receive the approval of Buyer prior to providing its own approval or determination regarding the same).
(f)Successor Administrative Agents. Administrative Agent may resign as Administrative Agent under the Transaction Documents upon notice to Buyers and Seller. If Administrative Agent shall resign or be removed by Buyers, then Buyers shall appoint a successor Administrative Agent; provided that such successor Administrative Agent meets the applicable “know your customer” requirements of the Servicer and Custodian. The term “Administrative Agent” shall mean each such successor Administrative Agent, effective upon its appointment, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any of the Transaction Documents or successors thereto. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of the Transaction Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Administrative Agent under the Transaction Documents. In no event shall there be more than one Administrative Agent hereunder.
28.MISCELLANEOUS

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(a)The Transaction Documents and their respective terms, provisions, supplements and amendments, and transactions and notices thereunder, are proprietary to Administrative Agent and Buyers, and shall be held by Seller in strict confidence and shall not be disclosed to any third party without the consent of Administrative Agent and Buyers, except for (i) disclosure to Seller’s Affiliates, directors, attorneys, agents or accountants (the “Representatives”); provided that Seller shall (A) inform each of its Representatives receiving any Transaction Documents of the confidential nature of the Transaction Documents, (B) direct its Representatives to treat the Transaction Documents confidentially, and (C) be responsible for any improper use of the Transaction Documents by Seller or its Representatives or (ii) upon prior written notice to Administrative Agent (if permitted by law), disclosure required by law, rule, regulation or order of a court or other regulatory body or (iii) upon prior written notice to Administrative Agent (if permitted by law), disclosure to any Affiliated Hedge Counterparty or Qualified Hedge Counterparty to the extent necessary to obtain any Hedging Transaction hereunder or (iv) any disclosures or filing required under SEC or state securities’ laws; provided that, in the case of disclosure by any party pursuant to the foregoing clauses (ii), (iii) and (iv), Seller shall provide Administrative Agent with prior written notice to permit Administrative Agent or any Buyer to seek a protective order to take other appropriate action; provided further that, in the case of clause (iv), Seller shall not file any of the Transaction Documents other than this Agreement with the SEC or state securities office unless Seller shall have provided at least thirty (30) days (or such lesser time as may be demanded by the SEC or state securities office) prior written notice of such filing to Administrative Agent. Seller shall cooperate in Administrative Agent’s or any Buyer’s, efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded the Transaction Documents. If, in the absence of a protective order, Seller or any of its Representatives is compelled as a matter of law to disclose any such information, Seller may disclose to the party compelling disclosure only the part of the Transaction Documents as is required by law to be disclosed (in which case, prior to such disclosure, Seller shall advise and consult with Administrative Agent or any Buyer, and its counsel as to such disclosure and the nature and wording of such disclosure) and Seller shall use its best efforts to obtain confidential treatment therefor. Administrative Agent and Buyers acknowledge that this Agreement may be filed with the SEC; provided that Seller shall redact any pricing and other confidential provisions, including, without limitation, the amount of any Funding Fee, Extension Fee, Exit Fee, Applicable Spread and Purchase Percentage from such filed copy of this Agreement to the extent permitted to do so by the SEC or such state authority.
(b)Seller shall, with respect to all Purchased Assets, comply with the applicable provisions of the Gramm-Leach-Bliley Act of 1999 (the “GLB Act”) and any applicable state and local privacy laws pursuant to the GLB Act for financial institutions and applicable state and local privacy laws. Seller agrees to hold Administrative Agent, Buyers, and their respective Affiliates and each of its officers, directors and employees (each, a “GLB Indemnified Party”) harmless from and indemnify any GLB Indemnified Party against all liabilities, losses, damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against such GLB Indemnified Party relating to or arising out of Seller’s violation of the GLB Act or any applicable state or local privacy laws with respect to the Purchased Assets.
(c)No express or implied waiver of any Event of Default by Administrative Agent shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by Administrative Agent shall constitute a waiver of its right to exercise any other remedy hereunder. No modification or waiver of any provision of this Agreement and no consent by any party to a departure here from shall be effective unless and until such shall be in writing and duly executed by Seller and Administrative Agent, on behalf of Buyers (in accordance with the Co-Buyer Agreement).

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(d)Time is of the essence under the Transaction Documents and all Transactions thereunder, and all references to a time shall mean New York time in effect on the date of the action unless otherwise expressly stated in the Transaction Documents.
(e)All rights, remedies and powers of Administrative Agent or any Buyer hereunder and in connection herewith are irrevocable and cumulative, and not alternative or exclusive, and shall be in addition to all other rights, remedies and powers of Administrative Agent or any Buyer, whether under law, equity or agreement. In addition to the rights and remedies granted to it in this Agreement to the extent applicable, Administrative Agent and each Buyer, shall have all rights and remedies of a secured party under the UCC and any other applicable law.
(f)This Agreement and the Transaction Documents may be executed in counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument. This Agreement and the Transaction Documents may be delivered by facsimile transmission, by electronic mail, or by other electronic transmission, in portable document format (.pdf) or otherwise, and each such executed facsimile, .pdf, or other electronic record shall be considered an original executed counterpart for purposes of this Agreement and any Transaction Document. Each party to this Agreement (a) agrees that it will be bound by its own Electronic Signature (as such term is defined immediately below), (b) accepts the Electronic Signature of each other party to this Agreement and any Transaction Document, and (c) agrees that such Electronic Signatures shall be the legal equivalent of manual signatures. The term “Electronic Signature” means (i) the signing party’s manual signature on a signature page, converted by the signing party (or its agent) to facsimile or digital form (such as a .pdf file) and received from the customary email address or customary facsimile number of the signing party (or its counsel or representative), or other mutually agreed-upon authenticated source; or (ii) the signing party’s digital signature executed using a mutually agreed-upon digital signature service provider and digital signature process. The words “execution,” “executed”, “signed,” “signature,” and words of like import in this paragraph shall, for the avoidance of doubt, be deemed to include Electronic Signatures and the use and keeping of records in electronic form, each of which shall have the same legal effect, validity and enforceability as manually executed signatures and the use of paper records and paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, state laws based on the Uniform Electronic Transactions Act, or any other state law.
(g)The headings in the Transaction Documents are for convenience of reference only and shall not affect the interpretation or construction of the Transaction Documents.
(h)Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or be invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
(i)This Agreement, the Fee Letter and each Confirmation contains a final and complete integration of all prior expressions by the parties with respect to the subject matter hereof and thereof and shall constitute the entire agreement among the parties with respect to such subject matter, superseding all prior oral or written understandings.
(j)Each party understands that this Agreement is a legally binding agreement that may affect such party’s rights. Each party represents to the other that such party has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement and that it is satisfied with its legal counsel and the advice received from it.

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(k)Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its agent prepared the same, it being agreed that all parties have participated in the preparation of this Agreement.
(l)Seller agrees that it shall not assert any claims against Administrative Agent or any Buyer, for special, indirect, consequential or punitive damages for the actual use or purported use of proceeds hereunder.
(m)Unless the context otherwise requires, whenever the words “including”, “include”, or “includes” are used herein, they shall be deemed to be followed by the phrase “without limitation”.

[SIGNATURES COMMENCE ON THE NEXT PAGE]

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Docusign Envelope ID: 95DC984B-093E-8587-8368-9E2BF7EEAE6E

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ADMINISTRATIVE AGENT:
MORGAN STANLEY MORTGAGE CAPITAL
HOLDINGS LLC, a New York limited liability company

By: /s/ William P. Bowman
Name: William P. Bowman
Title: Authorized Signatory

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

[Signature Page to Master Repurchase and Securities Contract Agreement (MS – Benefit Street (FBRED REIT))]

Docusign Envelope ID: 95DC984B-093E-8587-8368-9E2BF7EEAE6E

BUYER:
MORGAN STANLEY BANK, N.A.,
a national banking association

By: /s/ Anthony Presiano
Name: Anthony Preisano
Title: Authorized Signatory

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

[Signature Page to Master Repurchase and Securities Contract Agreement (MS – Benefit Street (FBRED REIT))]

SELLER:
FBRED REIT MSWH SELLER, LLC, a Delaware

    By: /s/ Samuel Lerner
Name: Samuel Lerner
Title: Authorized Signatory

[SIGNATURE PAGES END]

[SIGNATURE PAGE TO MASTER REPURCHASE AND SECURITIES CONTRACT AGREEMENT (MS- BENEFIT STREET (FBRED REIT)]

SCHEDULE 1 [RESERVED]

Schedule 1

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SCHEDULE 2 PURCHASED ASSET DOCUMENTS
With respect to each Purchased Asset that is a Mortgage Loan or a Participation Interest, the following documents, as applicable:
(a)the original Mortgage Note bearing all intervening endorsements, endorsed “Pay to the order of         without recourse” and signed in the name of the last endorsee (the “Last Endorsee”) by an authorized Person of the Last Endorsee (provided that, in the event that such Purchased Asset was acquired by the Last Endorsee in a merger, the signature must be in the following form: “[Last Endorsee], successor by merger to [name of predecessor]” and, in the event that such Purchased Asset was acquired or originated by the Last Endorsee while doing business under another name, the signature must be in the following form: “[Last Endorsee], [formerly known] or [doing business] as [previous name]”) or a lost note affidavit in a form reasonably approved by Administrative Agent, on behalf of Buyers, with a copy of the applicable Mortgage Note attached thereto;
(b)the original loan agreement and guaranty, if any, executed in connection with such Purchased Asset;
(c)the original Mortgage with evidence of recording thereon, or a true and correct copy of the original that has been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located;
(d)the originals of all assumption, modification, consolidation or extension agreements with evidence of recording thereon, or true and correct copies of the originals that have each been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located;
(e)the original Assignment of Mortgage in blank for each Purchased Asset, in form and substance acceptable for recording and signed in the name of the Last Endorsee; provided that, in the event that such Purchased Asset was acquired by the Last Endorsee in a merger, the signature must be in the following form: “[Last Endorsee], successor by merger to [name of predecessor]” and, in the event that such Purchased Asset was acquired or originated while doing business under another name, the signature must be in the following form: “[Last Endorsee], [formerly known] or [doing business] as [previous name]”;
(f)the originals of all intervening Assignments of Mortgage (if any) with evidence of recording thereon, or copies thereof;
(g)the original Title Policy (or, if such policy is yet to be issued, a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer);
(h)the original security agreement, chattel mortgage or equivalent document, if any, executed in connection with such Purchased Asset;
(i)the original Assignment of Leases, if any, with evidence of recording thereon, or a true and correct copy of the original that has been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located;

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Schedule 2

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(j)originals of all intervening assignments of Assignment of Leases, if any, or copies thereof, with evidence of recording thereon, or copies thereof;
(k)a copy of the UCC financing statements, certified as true and correct by Seller, and all necessary UCC continuation statements with evidence of filing thereon or copies thereof together with evidence that such UCC financing or continuation statements have been sent for filing, and UCC assignments in blank, which UCC assignments shall be in form and substance acceptable for filing in the applicable jurisdictions;
(l)the original environmental indemnity agreement or similar guaranty or indemnity (if any), whether stand-alone or incorporated into the applicable loan documents;
(m)the original omnibus assignment in blank, or such other document(s) necessary and sufficient to transfer to Administrative Agent, on behalf of Buyers, all of Seller’s right, title and interest in and to such Purchased Asset (if any);
(n)a Survey of the Mortgaged Property (if any), as accepted by the title company in connection with the issuance of the Title Policy;
(o)a copy of all servicing agreements and Servicing Records related to such Purchased Asset, which Seller shall deliver to Servicer (with a copy to Administrative Agent, on behalf of Buyers);
(p)a copy of the Mortgagor’s opinions of counsel, which shall be in form and substance reasonably satisfactory to Administrative Agent, on behalf of Buyers;
(q)in the case of a Purchased Asset that is a Participation Interest, the original Participation Certificate evidencing such Participation Interest and including an assignment in blank;
(r)in the case of a Purchased Asset that is a Participation Interest, the participation agreement and any other documents evidencing such Participation Interest;
(s)an assignment of any management agreements, permits, contracts and any other material agreements;
(t)reports of UCC, tax lien, judgment and litigation searches, conducted by search firms reasonably acceptable to Administrative Agent with respect to such Purchased Asset, Seller and the related underlying obligor, such searches to be conducted in each location Administrative Agent shall reasonably designate and such reports reasonably satisfactory to Administrative Agent;
(u)the original or a copy of the intercreditor or co-lender agreement executed in connection with such Purchased Asset, to the extent the subject borrower or an affiliate thereof, has encumbered its assets with senior, junior or other similar financing, whether mortgage financing or mezzanine loan financing;
(v)copies of all documents relating to the formation and organization of the related obligor under such Purchased Asset, together with all consents and resolutions delivered in connection with such obligor’s obtaining such Purchased Asset; and
(w)all other material documents and instruments evidencing, guaranteeing, insuring, securing or modifying such Purchased Asset, executed and delivered in connection with, or otherwise relating to, such Purchased Asset, including, but not limited to, all documents establishing or implementing any lockbox pursuant to which Seller is entitled to receive any payments from cash flow of the underlying real property.

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Schedule 2 - 3

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Ladies and Gentlemen:

FORM OF CONFIRMATION MORGAN STANLEY BANK, N.A.

EXHIBIT I

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Morgan Stanley Mortgage Capital Holdings LLC, as Administrative Agent, on behalf of Buyers (together with its successors and assigns, “Administrative Agent”) is pleased to deliver our written CONFIRMATION of our agreement (subject to satisfaction of the Transaction Conditions Precedent) to enter into the Transaction pursuant to which Administrative Agent, on behalf of Buyers, shall purchase from FBRED REIT MSWH Seller, LLC, a Delaware limited liability company (“Seller”), the Purchased Asset identified in Schedule 1 attached hereto, pursuant to the Master Repurchase and Securities Contract Agreement among Administrative Agent, Buyers, and Seller, dated as of May 27, 2026 (as the same may have been or may be amended from time to time, the “Repurchase Agreement”; capitalized terms used herein without definition have the meanings given in the Repurchase Agreement), as follows below and on Schedule 1:

Seller:    FBRED REIT MSWH Seller, LLC
Purchase Date:    [    ], [    ]
Purchased Asset:    As identified on attached Schedule 1

Aggregate Principal Amount of Purchased Asset:
Remaining Future Advance Amount (if any):

$[    ]

$[    ]
Repurchase Date:    [    ],[    ]
Initial Purchase Price:    $[    ] Current Purchase Price:    $[    ]
Pricing Rate:    Term SOFR + [ ]%
Purchase Percentage:    [    ]%1

Maximum
Purchase Percentage
Maximum Asset Exposure Threshold:

[ ]%

[ ]%
Type of Funding:    [Table Funded]/[Non-Table Funded] Governing Agreement:    As identified on attached Schedule 1 Seller’s Wiring Instructions: Bank Name:    Bank of America, N.A.

1 To reflect actual advance rate for Purchased Loan.

Exhibit I

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Name and address for communications:

ABA #: [***]
Account #: [***]
Account Name: [***]
Buyer:    Morgan Stanley Mortgage Capital Holdings LLC 1585 Broadway, 25th Floor
New York, New York 10036 Attention: Anthony Preisano Telephone: [***]
Fax: [***]
Email: [***]
with a copy to:    Morgan Stanley Bank, N.A.
One Utah Center, 201 South Main Street Salt Lake City, Utah 84111
and to:    Morgan Stanley Bank, N.A. 1 New York Plaza, 41st Floor New York, New York 10004 Attention: Marifel Sena Telephone:[***]
Email: [***]
and to:    Cadwalader, Wickersham & Taft LLP 200 Liberty Street
New York, New York 10281 Attention: Andrea Nixon, Esq. Telephone: [***]
Fax: [***]
Email: [***]
Seller:    FBRED REIT MSWH SELLER, LLC
1 Madison Avenue, Suite 1600 New York, New York 10010 Attention: Micah Goodman, Esq.
Email: [***]

Exhibit I - 2

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with a copy to:    Nelson Mullins Riley & Scarborough LLP
One Financial Center, Suite 3500 Boston, MA 02111
Attention: Kelsie W. Willett, Esq.
Email: [***]

[SIGNATURES ON THE NEXT PAGE]

Exhibit I - 3

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MORGAN STANLEY MORTGAGE CAPITAL HOLDINGS LLC

a New York limited liability company

Exhibit I - 4

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By:

Name: Title:

AGREED AND ACKNOWLEDGED:

FBRED REIT MSWH SELLER, LLC, a Delaware limited liability company

By:
Name: Title:

Exhibit I - 5

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SCHEDULE 1 TO CONFIRMATION STATEMENT

Purchased Asset:    [Asset Type] dated as of [    ] in the original principal amount of $[        ], made by [    ] to [    ] under and pursuant to that certain [loan agreement]/[applicable document], and subsequently assigned to Seller (as amended from time to time, the “Governing Agreement”).
Aggregate Principal Amount:    $[    ] [(plus up to $[        ] of future advances under Section [    ] of the Governing Agreement). Buyers obligation to fund any future advances [subject to approval by Administrative Agent, on behalf of Buyers, in its sole discretion] is contingent on (a) Seller’s satisfaction of the conditions contained in Section 3(h) of the Repurchase Agreement and (b) a bringdown by Seller of all representations and warranties made on the date hereof with regard to the Purchased Asset pursuant to Section 10 of the Repurchase Agreement.]
Representations:    Seller acknowledges and agrees that upon funding by Buyers of the Purchase Price for the Purchased Asset [and, in connection with any subsequent funding of the Purchase Percentage of a future advance under the Purchased Asset, (i)] Seller shall be deemed to have confirmed that all of the representations and warranties set forth in
Section 10 of the Repurchase Agreement are true and correct as of the Purchase Date with respect to all Purchased Assets [or the applicable funding date, as the case may be,], except such representations and warranties which by their terms speak as of a specified date and except as set forth in the attached Exception Report or in the Exception Report delivered with respect to any other Purchased Asset [and (ii) with respect to the funding of a Future Advance Purchase, Seller shall be deemed to have represented and warranted that all of the conditions to funding of such advance set forth in Section [    ] of the Governing Agreement have been satisfied (and no conditions have been waived, except as has been previously disclosed by Seller to Administrative Agent, on behalf of Buyers, in writing)].
Fixed/Floating:    [Fixed]/[Floating]
Coupon:    [    ]%

Exhibit I - 6

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Term of Loan including Extension Options:    [    ],[    ]
Amortization (e.g., IO, full amortization, etc.):    [ ]-year amortization[, with [ ]-month IO.]

EXCEPTION REPORT

Representation numbers referred to below relate to the corresponding Representations and Warranties Regarding the Purchased Assets set forth in Exhibit III to the Repurchase Agreement.

Exhibit I - 7

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EXHIBIT II

FORM OF POWER OF ATTORNEY TO ADMINISTRATIVE AGENT, ON BEHALF OF BUYERS
Know All Men by These Presents, pursuant to this Power of Attorney dated as of [ ], that FBRED REIT MSWH SELLER, LLC, a Delaware limited liability company (“Seller”), does hereby appoint MORGAN STANLEY MORTGAGE CAPITAL HOLDINGS LLC, a New York limited liability company, as administrative agent on behalf of Buyers (in such capacity, together with its permitted successors and assigns “Administrative Agent”), in connection with the Repurchase Agreement (defined below) its attorney-in-fact to act in Seller’s name, place and stead in any way which Seller could do with respect to, at all times after the occurrence and during the continuance of an Event of Default (i) the completion of the endorsements of the Mortgage Notes and Participation Certificates (as applicable) and the Assignments of Mortgages, (ii) the recordation of the Assignments of Mortgages and (iii) the enforcement of Seller’s rights under the Purchased Assets purchased by Administrative Agent, on behalf of Buyers (as defined below), pursuant to the Master Repurchase and Securities Contract Agreement dated as of May 27, 2026, as amended from time to time, by and among Administrative Agent, on behalf of MORGAN STANLEY BANK, N.A., a national banking association (“MSBNA”), and such other financial institutions from time to time party thereto, as buyers (MSBNA, together with such other financial institutions from time to time party thereto, as buyers, and together with their respective successors and assigns, collectively, “Buyers” and individually, each a “Buyer”) and Seller (the “Repurchase Agreement”) (including, for the avoidance of doubt, the enforcement and exercise of Seller’s rights in respect of any interest reserve account or other deposit account or securities account established by any borrower or any other related obligor in connection with any Purchased Assets (including the enforcement and exercise of Seller’s rights in respect of all funds or other assets deposited in, or credited to, such accounts)) and to take such other steps as may be necessary or desirable to enforce the rights of Administrative Agent, on behalf of Buyers, against such Purchased Assets, the related Purchased Asset Files, the Servicing Records and the Hedging Transactions to the extent that Seller is permitted by law to act through an agent. Capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the Repurchase Agreement.
TO INDUCE ANY THIRD PARTY TO ACT HEREUNDER, SELLER HEREBY AGREES THAT ANY THIRD PARTY RECEIVING A DULY EXECUTED COPY OR FACSIMILE OF THIS INSTRUMENT MAY ACT HEREUNDER, AND THAT REVOCATION OR TERMINATION HEREOF SHALL BE INEFFECTIVE AS TO SUCH THIRD PARTY UNLESS AND UNTIL ACTUAL NOTICE OR KNOWLEDGE OR SUCH REVOCATION OR TERMINATION SHALL HAVE BEEN RECEIVED BY SUCH THIRD PARTY, AND SELLER ON ITS OWN BEHALF AND ON BEHALF OF SELLER’S ASSIGNS, HEREBY AGREES TO INDEMNIFY AND HOLD HARMLESS ANY SUCH THIRD PARTY FROM AND AGAINST ANY AND ALL CLAIMS THAT MAY ARISE AGAINST SUCH THIRD PARTY BY REASON OF SUCH THIRD PARTY HAVING RELIED ON THE PROVISIONS OF THIS INSTRUMENT.

Exhibit III

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Exhibit II
Exhibit III

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IN WITNESS WHEREOF, Seller has caused this Power of Attorney to be effective as of the date set forth above.
FBRED REIT MSWH SELLER, LLC, a Delaware limited liability company

By:
Name:
Title:

STATE OF    )
)
COUNTY OF    )
On this of     , before me, the undersigned, a Notary Public in and for said state, personally appeared         , personally known to me or proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the person, or the entity upon behalf of which the person acted, executed the instrument.

Notary Public
(Seal)

Exhibit III

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Exhibit II - 2
Exhibit III

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EXHIBIT III

REPRESENTATIONS AND WARRANTIES REGARDING THE PURCHASED ASSETS
With respect to each Purchased Asset and the related Mortgaged Property or Mortgaged Properties, on the related Purchase Date and at all times while this Agreement and any Transaction contemplated hereunder is in effect, Seller shall be deemed to make the following representations and warranties to Administrative Agent, on behalf of Buyers, as of such date; provided, however, that, with respect to any Purchased Asset, such representations and warranties shall be deemed to be modified by any Exception Report delivered by Seller to Administrative Agent, on behalf of Buyers, prior to the issuance of a Confirmation with respect thereto.
1.Whole Loan; Ownership of Purchased Assets. Except with respect to each Participation Interest, each Purchased Asset is a whole loan and not a participation interest in a performing Mortgage Loan. Each Participation Interest is a senior portion (or a pari passu portion of a senior portion) of a whole mortgage loan that is a performing Mortgage Loan evidenced by a senior note. Immediately prior to the sale, transfer and assignment to Administrative Agent, on behalf of Buyers, no Mortgage Note, Mortgage or Participation Certificate was subject to any assignment (other than assignments to Seller), participation (other than with respect to Participation Interests) or pledge, and Seller had good title to, and was the sole owner of, each Purchased Asset free and clear of any and all liens, charges, pledges, encumbrances, participations (other than with respect to Participation Interests), any other ownership interests and other interests on, in or to such Purchased Asset other than any servicing rights appointment or similar agreement. Seller has full right and authority to sell, assign and transfer each Purchased Asset, and the assignment to Administrative Agent, on behalf of Buyers, constitutes a legal, valid and binding assignment of such Purchased Asset free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Purchased Asset.
2.Purchased Asset Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Purchased Asset is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency, one-action or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except as such enforcement may be limited by
(i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law and except that certain provisions in such Purchased Asset Documents may be further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such loan documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Insolvency Qualifications”).
Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Purchased Asset Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by

Exhibit III - 2

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Seller in connection with the origination of the Purchased Asset, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Purchased Asset Documents.
3.Mortgage Provisions. The Purchased Asset Documents for each Purchased Asset contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Insolvency Qualifications.
4.Hospitality Provisions. The Purchased Asset Documents for each Purchased Asset that is secured by a hospitality property operated pursuant to a franchise agreement includes an executed comfort letter or similar agreement signed by the Mortgagor and franchisor of such property enforceable by the Administrative Agent, on behalf of Buyers, against such franchisor, either directly or as an assignee of the originator. The Mortgage or related security agreement for each Purchased Asset secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office.
5.Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Purchased Asset File (a) the material terms of such Mortgage, Mortgage Note, guaranty, participation agreement, if applicable, and related Purchased Asset Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use, value or operation of such Mortgaged Property; and (c) neither borrower nor guarantor has been released from its obligations under the Purchased Asset Documents. With respect to each Purchased Asset, except as contained in a written document included in the Purchased Asset File, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such Purchased Asset consented to by Seller.
6.Lien; Valid Assignment. Subject to the Insolvency Qualifications, each Assignment of Mortgage and assignment of Assignment of Leases from Seller constitutes a legal, valid and binding assignment from Seller. Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the Purchased Asset Schedule, leasehold) interest in the Mortgaged Property in the principal amount of such Purchased Asset or allocated loan amount (subject only to Permitted Encumbrances (as defined below)), except as the enforcement thereof may be limited by the Insolvency Qualifications. Such Mortgaged Property (subject to Permitted Encumbrances) is free and clear of any mechanics’ liens, materialmen’s liens and other encumbrances, and no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are insured against by a lender’s title insurance policy (as described below). Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Purchased Asset establishes and creates a valid and enforceable lien on property described therein, except as such enforcement may be limited by Insolvency Qualifications subject to the limitations described in clause (10) below. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required in order to effect such perfection.

Exhibit III - 3

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7.Permitted Liens; Title Insurance. Each Mortgaged Property securing a Purchased Asset is covered by the most recently issued American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such Purchased Asset (or with respect to a Purchased Asset secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property which the Purchased Asset Documents do not require to be subordinated to the lien of such Mortgage; and (f) if the related Purchased Asset is cross-collateralized with any other Purchased Asset, the lien of the Mortgage for another Purchased Asset contained in the same group of cross collateralized Mortgage Loans, provides that none of which items (a) through (f), individually or in the aggregate, materially interferes with the value, current use or operation of the Mortgaged Property or the security intended to be provided by such Mortgage or with the current ability of the related Mortgaged Property to generate net cash flow sufficient to service the related Purchased Asset or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made thereunder and no claims have been paid thereunder. Neither Seller, nor to Seller’s knowledge, any other holder of the Purchased Asset, has done, by act or omission, anything that would materially impair the coverage under such Title Policy. Each Title Policy contains no exclusion for, or affirmatively insures (except for any Mortgaged Property located in a jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), (a) that the area shown on the survey is the same as the property legally described in the Mortgage and (b) to the extent that the Mortgaged Property consists of two or more adjoining parcels, such parcels are contiguous.
8.Junior Liens. It being understood that B notes secured by the same Mortgage as a Purchased Asset are not subordinate mortgages or junior liens, there are no subordinate mortgages or junior liens encumbering the related Mortgaged Property. Seller has no knowledge of any mezzanine debt secured directly by interests in the related Mortgagor.
9.Assignment of Leases and Rents. There exists as part of the related Purchased Asset File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Insolvency Qualifications; no person other than the related Mortgagor owns any interest in any payments due under such lease or leases that is superior to or of equal priority with the lender’s interest therein.

Exhibit III - 4

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The related Mortgage or related Assignment of Leases, subject to applicable law, provides that, upon an event of default under the Purchased Asset Documents, a receiver will be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.
10.Financing Statements. The Mortgage or related security agreement for each Purchased Asset establishes a valid security interest in, and a UCC 1 financing statement has been filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording) (or, in the case of fixtures, the Mortgage constitutes a fixture filing) in all places necessary to perfect a valid security interest in, the personal property (creation and perfection of which is governed by the UCC) necessary to operate any Mortgaged Property in its current use other than (1) non-material personal property, (2) personal property subject to purchase money security interests and (3) personal property that is leased equipment. Each UCC 1 financing statement, if any, filed with respect to personal property constituting a part of the related Mortgaged Property and each UCC 2 or UCC 3 assignment, if any, of such financing statement to Seller was in suitable form for filing in the filing office in which such financing statement was filed.
11.Condition of Property. Seller or the originator of the Purchased Asset inspected or caused to be inspected each related Mortgaged Property within four months of origination of the Purchased Asset and within twelve months of the Purchase Date.
An engineering report was prepared in connection with the origination of each Purchased Asset no more than twelve months prior to the Purchase Date, which states that all building systems for the improvements of each related Mortgaged Property are in good working order, and further indicates that each related Mortgaged Property (a) is free of any material damage, (b) is in good repair and condition, and (c) is free of structural defects, except to the extent (i) any damage or deficiencies that would not materially and adversely affect the use, operation or value of the Mortgaged Property or the security intended to be provided by such Mortgage or repairs with respect to such damage or deficiencies estimated to cost less than Fifty Thousand and No/100 Dollars ($50,000.00) in the aggregate per Mortgaged Property; (ii) such repairs have been completed; or (iii) escrows in an aggregate amount consistent with the standards utilized by Seller with respect to similar loans it holds for its own account have been established, which escrows will in all events be in an aggregate amount not less than the estimated cost of such repairs. Seller has no knowledge of any material issues with the physical condition of the Mortgaged Property that Seller believes would have a material adverse effect on the use, operation or value of the Mortgaged Property other than those disclosed in the engineering report and those addressed in sub-clauses (i), (ii) and (iii) of the preceding sentence.
12.Taxes and Assessments. As of the date of origination and as of the Purchase Date, all taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges) due with respect to the Mortgaged Property securing a Purchased Asset that is or could become a lien on the related Mortgaged Property that became due and owing prior to the date hereof with respect to each related Mortgaged Property have been paid, or, if the appropriate amount of such taxes or charges is being appealed or is otherwise in dispute, the unpaid taxes or charges are covered by an escrow of funds or other security sufficient to pay such tax or charge and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real property taxes and assessments shall not be considered due and payable until the earlier of (a) date on which interest and/or penalties would be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

Exhibit III - 5

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13.Condemnation. As of the date of origination and to Seller’s knowledge as of the Purchase Date, there is no proceeding pending or threatened for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.
14.Actions Concerning Purchased Asset. As of the date of origination and to Seller’s knowledge as of the Purchase Date, there was no pending, filed or threatened action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related Purchased Asset Documents, (d) such guarantor’s ability to perform under the related guaranty, (e) the use, operation or value of the Mortgaged Property, (f) the principal benefit of the security intended to be provided by the Purchased Asset Documents, (g) the current ability of the Mortgaged Property to generate net cash flow sufficient to service such Purchased Asset, or (h) the current principal use of the Mortgaged Property.
15.Escrow Deposits. All escrow deposits and payments required to be escrowed with lender pursuant to the Purchased Asset Documents are held in an escrow account (including capital improvements and environmental remediation reserves) in the possession, or under the control, of Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required under the related Purchased Asset Documents are being conveyed by Seller to Administrative Agent, on behalf of Buyers, or its servicer and identified as such with appropriate detail. Any and all requirements under the Purchased Asset Documents as to completion of any material improvements and as to disbursements of any funds escrowed for such purpose, which requirements were to have been complied with on or before the Purchase Date, have been complied with in all material respects or the funds so escrowed have not been released. No other escrow amounts have been released except in accordance with the terms and conditions of the related Purchased Asset Documents.
16.No Holdbacks. The principal amount of the Purchased Asset stated on the Purchased Asset Schedule has been fully disbursed as of the Purchase Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Purchased Asset has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property), and any requirements or conditions to disbursements of any loan proceeds held in escrow have been satisfied with respect to any disbursement of any such escrow fund.

17.Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related loan documents and having a claims-paying or financial strength rating of at least “A-:VIII” (for a Purchased Asset with a principal balance below Thirty Five Million and No/100 Dollars ($35,000,000.00)) and “A:VIII” (for a Purchased Asset with a principal balance of Thirty Five Million and No/100 Dollars ($35,000,000.00) or more) from A.M. Best Company or “A3” (or the equivalent) from

Exhibit III - 6

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Moody’s Investors Service, Inc. or “A-” from Standard & Poor’s Ratings Service (collectively the “Insurance Rating Requirements”), in an amount not less than the lesser of (1) the original principal balance of the Purchased Asset and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property. Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Purchased Asset Documents, by business interruption or rental loss insurance which (i) covers a period of not less than 12 months (or with respect to each Purchased Asset with a principal balance of Thirty Five Million and No/100 Dollars ($35,000,000.00) or more, 18 months); (ii) for a Purchased Asset with a principal balance of Fifty Million and No/100 Dollars ($50,000,000.00) or more contains a 180 day “extended period of indemnity”; and (iii) covers the actual loss sustained during restoration.

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by prudent institutional commercial mortgage lenders originating mortgage loans for securitization.

If windstorm and/or windstorm related perils and/or “named storms” are excluded from the primary property damage insurance policy the Mortgaged Property is insured by a separate windstorm insurance policy issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount at least equal to the least of (i) the outstanding principal balance of the related Purchased Asset, (ii) one hundred percent (100%) of the full insurable value, or one hundred percent (100%) of the replacement cost, of the improvements located on such Mortgaged Property, and (iii) one hundred percent (100%) of the probable maximum loss for such Mortgaged Property in the event of a windstorm, as determined by an architectural or engineering consultant.

The Mortgaged Property is covered, and required to be covered pursuant to the related Purchased Asset Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including broad-form coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by prudent institutional commercial mortgage lenders, and in any event not less than One Million and No/100 Dollars ($1,000,000.00) per occurrence and Two Million and No/100 Dollars ($2,000,000.00) in the aggregate.
An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the scenario expected limit (“SEL”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL was based on a 475-year return period, an exposure period of 50 years and a ten percent (10%) probability of exceedance. If the resulting report concluded that the SEL would exceed twenty percent (20%) of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or

Exhibit III - 7

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“A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by Standard & Poor’s Ratings Service in an amount not less than one hundred fifty percent (150%) of the SEL.
The Purchased Asset Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of five percent (5%) of the principal amount of the related Purchased Asset, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Purchased Asset together with any accrued interest thereon.
All premiums on all insurance policies referred to in this section required to be paid as of the date hereof have been paid, and such insurance policies name the lender under the Purchased Asset Documents and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Administrative Agent, on behalf of Buyers. Each related Purchased Asset obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the lender to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related expenses, including reasonable attorneys’ fees. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by Seller.

18.Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been made to the applicable governing authority for creation of separate tax lots, in which case the Purchased Asset Documents require the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.
19.No Encroachments. Based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Purchased Asset, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Purchased Asset are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property, after taking into account any applicable provisions of the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property, after taking into account any applicable provisions of the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property after taking into account any applicable provisions of the Title Policy.

Exhibit III - 8

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20.No Contingent Interest or Equity Participation. No Purchased Asset has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by Seller.

21.[Reserved].
22.Compliance with Usury Laws. The interest rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such Purchased Asset complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

23.Authorized to do Business. To the extent required under applicable law, as of the Purchase Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Purchased Asset by the Administrative Agent, on behalf of Buyers.
24.Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee, and except in connection with a trustee’s sale after a default by the related Mortgagor or in connection with any full or partial release of the related Mortgaged Property or related security for such Purchased Asset, and except in connection with a trustee’s sale after a default by the related Mortgagor, no fees are payable to such trustee except for de minimis fees paid.

25.Local Law Compliance. To Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by Seller for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged Property securing a Purchased Asset are in material compliance with applicable laws, zoning ordinances, rules, covenants, restrictions, building codes and land laws (collectively “Zoning Regulations”) governing the occupancy, use, and operation of such Mortgaged Property or constitute a legal non-conforming use or structure and any non-conformity with zoning laws constitutes a legal non-conforming use or structure which does not materially and adversely affect the use, operation, net operating income or value of such Mortgaged Property. In the event of casualty or destruction, (a) the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to such casualty or destruction, (b) law and ordinance insurance coverage has been obtained for the Mortgaged Property in amounts customarily required by prudent commercial mortgage lenders that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations, or (c) the inability to restore the Mortgaged Property to the full extent of the use or structure immediately prior to the casualty would not materially and adversely affect the use, operation or value of such Mortgaged Property.
26.Licenses and Permits. Each Mortgagor covenants in the Purchased Asset Documents that it shall keep all material licenses, permits, franchises, certificates of occupancy, consents, and other approvals and applicable governmental authorizations necessary for the operation of the

Exhibit III - 9

USActive 63831236.4

Mortgaged Property in full force and effect, and to Seller’s knowledge based upon any of a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by Seller for similar commercial and multifamily mortgage loans intended for securitization; all such material licenses, permits, franchises, certificates of occupancy, consents, and other approvals and applicable governmental authorizations are in effect. The Purchased Asset Documents require the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located and for the Mortgagor and the Mortgaged Property to be in compliance in all material respects with all regulations, zoning and building laws.
27.Recourse Obligations. The Purchased Asset Documents for each Purchased Asset provide that such Purchased Asset (a) becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by, consented to, or acquiesced in by, the Mortgagor; (ii) Mortgagor or guarantor shall have colluded with (or, alternatively, solicited or caused to be solicited) other creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) transfers of either the Mortgaged Property or equity interests in Mortgagor made in violation of the Purchased Asset Documents; and (b) contains provisions providing for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained in the case of (i) misappropriation of rents, security deposits or, alternatively, the failure of any security deposits to be delivered to lender upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to an event of default under the Purchased Asset Documents), insurance proceeds, or condemnation awards; (ii) the Mortgagor’s fraud or intentional or willful misrepresentation; (iii) willful misconduct by the Mortgagor or guarantor; (iv) breaches of the environmental covenants in the Purchased Asset Documents; or (v) commission of material physical waste at the Mortgaged Property.

28.Mortgage Releases. The terms of the related Mortgage or related Purchased Asset Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment of not less than a specified percentage at least equal to one hundred fifteen percent (115%) of the related allocated loan amount of such portion of the Mortgaged Property, (b) upon payment in full of such Purchased Asset, (c) upon a Defeasance defined in (33) below, (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any value in the appraisal obtained at the origination of the Purchased Asset and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Purchased Asset within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject Purchased Asset to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the mortgagee or servicer can, in accordance with the related Purchased Asset Documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x).

Exhibit III - 10

USActive 63831236.4

29.Financial Reporting and Rent Rolls. Each Mortgage requires the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) and annual rent rolls for properties that have leases contributing more than five percent (5%) of the in-place base rent and annual financial statements, which annual financial statements (i) with respect to each Purchased Asset with more than one Mortgagor are in the form of an annual combined balance sheet of the Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis and (ii) for each Purchased Asset with an original principal balance greater than Fifty Million and No/100 Dollars ($50,000,000.00) shall be audited by an independent certified public accountant upon the request of the owner or holder of the Mortgage.

30.Acts of Terrorism Exclusion. With respect to each Purchased Asset with a principal balance over Twenty Million and No/100 Dollars ($20,000,000.00), the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Purchased Asset, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the Purchased Asset, and, to Seller’s knowledge, do not, as of the Purchase Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Purchased Asset, the related Purchased Asset Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each Purchased Asset is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Purchased Asset Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance), and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.
31.Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Purchased Asset contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Purchased Asset if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld for Purchased Assets with a principal balance less than Thirty Five Million and No/100 Dollars ($35,000,000.00)) and/or complying with the requirements of the related Purchased Asset Documents (which provide for transfers without the consent of the lender which are customarily acceptable to prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the related Mortgaged Property, such as transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Purchased Asset

Exhibit III - 11

USActive 63831236.4

Documents), (a) the related Mortgaged Property, or any controlling equity interest in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers, (ii) transfers to certain affiliates as defined in the related Purchased Asset Documents, (iii) transfers of less than a controlling interest in a Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Purchased Asset Documents or a Person satisfying specific criteria identified in the related Purchased Asset Documents,
(v) transfers of common stock in publicly traded companies or (vi) a substitution or release of collateral within the parameters of paragraphs 28 and 33 herein, or (vii) as set forth in any Exception Report, by reason of any mezzanine debt that existed at the origination of the related Purchased Asset, or future permitted mezzanine debt as set forth in any Exception Report or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any subordinate debt that existed at origination and is permitted under the related Purchased Asset Documents, (ii) purchase money security interests (iii) any Purchased Asset that is cross-collateralized and cross-defaulted with another Purchased Asset, as set forth on any Exception Report or (iv) Permitted Encumbrances. The Mortgage or other Purchased Asset Documents provide that to the extent any rating agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.
32.Single-Purpose Entity. Each Purchased Asset requires the Mortgagor to be a Single-Purpose Entity for at least as long as the Purchased Asset is outstanding. Both the Purchased Asset Documents and the organizational documents of the Mortgagor with respect to each Purchased Asset with a principal balance as of the Purchase Date in excess of Five Million and No/100 Dollars ($5,000,000.00) provide that the Mortgagor is a Single-Purpose Entity, and each Purchased Asset with a principal balance as of the Purchase Date of Twenty Million and No/100 Dollars ($20,000,000.00) or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the Purchased Asset has a principal balance as of the Purchase Date equal to Five Million and No/100 Dollars ($5,000,000.00) or less, its organizational documents or the related Purchased Asset Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Purchased Asset and prohibit it from engaging in any business unrelated to such Mortgaged Property or Mortgaged Properties, and whose organizational documents further provide, or which entity represented in the related Purchased Asset Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Mortgaged Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Purchased Asset Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Purchased Asset that is cross-collateralized and cross-defaulted with a related Purchased Asset), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

33.Defeasance. With respect to any fixed-rate Purchased Asset, if any, that pursuant to the Purchased Asset Documents, can be defeased (a “Defeasance”), (i) the Purchased Asset Documents provide for defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Purchased Asset Documents; (ii) the Purchased Asset cannot be defeased within two years after the closing date of a securitization of such Purchased Asset; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury

Exhibit III - 12

USActive 63831236.4

Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will be sufficient to make all scheduled payments under the Purchased Asset Documents when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty) or, if the Purchased Asset is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date, and if the Purchased Asset Documents permit partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to one hundred fifteen percent (115%) of the allocated loan amount for the real property to be released; (iv) the defeasance collateral is not permitted to be subject to prepayment, call, or early redemption; (v) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in (iii) above, (vi) if the Mortgagor would continue to own assets in addition to the defeasance collateral, the portion of the Purchased Asset secured by defeasance collateral is required to be assumed by a Single-Purpose Entity; (vii) the Mortgagor is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (viii) the Mortgagor is required to pay all rating agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

34.Floating Interest Rates. Each Purchased Asset bears interest at a floating rate of interest that is based on Term SOFR plus a margin (which interest rate may be subject to a minimum or “floor” rate).

35.Ground Leases. For purposes of this Agreement, a “Ground Lease” shall mean a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land (or, with respect to air rights leases, the air) and buildings and other improvements, if any, to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner.

With respect to any Purchased Asset where the Purchased Asset is secured by a ground leasehold estate in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the ground lease and any estoppel or other agreement received from the ground lessor in favor of Seller, its successors and assigns, Seller represents and warrants that:
a.The ground lease or a memorandum regarding such ground lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The ground lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would adversely affect the security provided by the related Mortgage. No material change in the terms of the ground lease had occurred since the origination of the Purchased Asset, except by any written instruments which are included in the related Purchased Asset File;

b.The lessor under such ground lease has agreed in a writing included in the related Purchased Asset File (or in such ground lease) that the ground lease may not be amended,

Exhibit III - 13

USActive 63831236.4

modified, canceled or terminated without the prior written consent of the lender and that any such action without such consent is not binding on the lender, its successors or assigns;

c.The ground lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related Purchased Asset, or 10 years past the stated maturity if such Purchased Asset fully amortizes by the stated maturity (or with respect to a Purchased Asset that accrues on an actual 360 basis, substantially amortizes);

d.The ground lease is not subject to any interests, estates, liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances;

e.The ground lease does not place commercially unreasonable restrictions on the identity of the mortgagee and the ground lease is assignable (including pursuant to foreclosure) to the holder of the Purchased Asset and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the Purchased Asset and its successors and assigns without the consent of the lessor;

f.Seller has not received any written notice of default under or notice of termination of such ground lease. To Seller’s knowledge, there is no default under such ground lease and no condition that, but for the passage of time or giving of notice, would result in a default under the terms of such ground lease. Such ground lease is in full force and effect as of the Purchase Date;

g.The ground lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, provides that no notice of default or termination is effective unless such notice is given to the lender, and requires that the ground lessor will supply an estoppel;

h.A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the ground lease through legal proceedings) to cure any default under the ground lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the ground lease;

i.The ground lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by a prudent commercial mortgage lender;
j.Under the terms of the ground lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than in respect of a total or substantially total loss or taking as addressed in subpart (k)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Purchased Asset Documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the

Exhibit III - 14

USActive 63831236.4

payment of the outstanding principal balance of the Purchased Asset, together with any accrued interest;

k.Under the terms of the ground lease and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Purchased Asset, together with any accrued interest; and

l.Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the ground lease for any reason, including rejection of the ground lease in a bankruptcy proceeding.

36.Servicing. The servicing and collection of each Purchased Asset complied with all applicable laws and regulations and was in all material respects legal, proper and prudent, in accordance with customary commercial mortgage servicing practices.
37.Origination and Underwriting. The origination of each Purchased Asset complied with all applicable laws and regulations. At the time of the origination of such Purchased Asset, the origination, due diligence and underwriting performed by or on behalf of Seller in connection with each Purchased Asset complied in all material respects with the terms, conditions and requirements of Seller’s origination, due diligence, underwriting procedures, guidelines and standards for similar commercial and multifamily mortgage loans intended for securitization.

38.Rent Rolls; Operating Histories. Seller has obtained a rent roll (the “Certified Rent Roll(s)”) other than with respect to hospitality properties certified by the related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related Purchased Asset. Seller has obtained operating histories (the “Certified Operating Histories”) with respect to each Mortgaged Property certified by the related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related Purchased Asset. The Certified Operating Histories collectively report on operations for a period equal to (a) at least a continuous three-year period or (b) in the event the Mortgaged Property was owned, operated or constructed by the Mortgagor or an affiliate for less than three years then for such shorter period of time.

39.No Material Default; Payment Record. No Purchased Asset has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and, no Purchased Asset is in default in making required payments as of the Purchase Date. To Seller’s knowledge, there is (a) no, and since origination there has been no, material default, breach, violation or event of acceleration existing under the related Purchased Asset, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either
(a)or (b), materially and adversely affects the value of the Purchased Asset or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by Seller in any Exception Report. No person other than the holder of such Purchased Asset may

Exhibit III - 15

USActive 63831236.4

declare any event of default under the Purchased Asset Documents or accelerate any indebtedness under the Purchased Asset Documents.
40.Bankruptcy. As of the date of origination and to Seller’s knowledge as of the Purchase Date, neither the Mortgaged Property, nor any portion thereof, is the subject of, and no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.
41.Organization of Mortgagor. Seller has obtained an organizational chart or other description of each Mortgagor which identifies all beneficial controlling owners of the Mortgagor (i.e., managing members, general partners or similar controlling person for such Mortgagor) (the “Controlling Owner”) and all owners that hold a ten percent (10%) or greater direct ownership share (i.e., the “Major Sponsors”). Seller (1) required questionnaires to be completed by each Controlling Owner and guarantor or performed other processes designed to elicit information from each Controlling Owner and guarantor regarding such Controlling Owner’s or guarantor’s prior history regarding any bankruptcies or other insolvencies, any felony convictions, and (2) performed or caused to be performed searches of the public records a search provider reasonably approved by Administrative Agent to elicit information about each Controlling Owner, each Major Sponsor that is an international entity, each Major Sponsor that is a U.S. entity that holds a twenty percent (20%) or greater direct ownership share, and guarantor regarding such Controlling Owner’s, Major Sponsor’s or guarantor’s prior history regarding any bankruptcies or other insolvencies, any felony convictions, and provided, however, that manual public records searches were limited to the last 10 years. ((1) and (2) collectively, the “Sponsor Diligence”). Based solely on the Sponsor Diligence, to the knowledge of Seller, no Major Sponsor or guarantor (i) was in a state of federal bankruptcy or insolvency proceeding, (ii) had a prior record of having been in a state of federal bankruptcy or insolvency, or (iii) had been convicted of a felony.
With respect to each Purchased Asset, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such Purchased Asset, the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. No Purchased Asset has a Mortgagor that is an affiliate of another Mortgagor.
42.Environmental Conditions. At origination, each Mortgagor represented and warranted that to its knowledge no hazardous materials or any other substances or materials which are included under or regulated by Environmental Laws are located on, or have been handled, manufactured, generated, stored, processed, or disposed of on or released or discharged from the Mortgaged Property, except for those substances commonly used in the operation and maintenance of properties of kind and nature similar to those of the Mortgaged Property in compliance with all Environmental Laws and in a manner that does not result in contamination of the Mortgaged Property or in a material adverse effect on the value, use or operations of the Mortgaged Property. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Purchased Assets, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Purchased Asset within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not reveal any known circumstance or condition that rendered the Mortgaged Property at the date of the ESA in material noncompliance with applicable Environmental Laws or the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) or the need for further investigation, or (ii) if any material noncompliance with Environmental Laws, the existence of an Environmental

Exhibit III - 16

USActive 63831236.4

Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) one hundred twenty five percent (125%) of the funds reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable Environmental Laws or the Environmental Condition has been escrowed by the related Mortgagor and is held by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed”); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s, S&P and/or Fitch Ratings; (E) a party not related to the Mortgagor was identified as the responsible party for such condition or circumstance and Seller has reasonably estimated that the responsible party has financial resources adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. The ESA will be part of the Purchased Asset File; and to Seller’s knowledge, except as set forth in the ESA, there is no (1) known circumstance or condition that rendered the Mortgaged Property in material noncompliance with applicable Environmental Laws, (ii) Environmental Conditions (as such term is defined in ASTM E1527-05 or its successor), or (iii) need for further investigation.
In the case of each Purchased Asset that is the subject of a pollution legal liability policy issued by a carrier having a claims-paying or financial strength rating as specified in paragraph 17 above, naming Seller and its successors and/or assigns as an additional named insured or Seller and its successors and/or its assigns are named as an additional insured and there is a “mortgagee” endorsement by which the mortgagee automatically becomes the named insured in the event of a foreclosure (the “Environmental Insurance Policy”). For each such Purchased Asset, the Environmental Insurance Policy is in full force and effect, there is no deductible and Seller is a named insured under such policy, (iii)(a) a property condition or engineering report was prepared with respect to asbestos-containing materials (“ACM”) and, if the related Mortgaged Property is a multifamily property, with respect to radon gas (“RG”) and lead-based paint (“LBP”), and (b) if such report disclosed the existence of a material and adverse LBP, ACM or RG environmental condition or circumstance affecting the related Mortgaged Property, the related Mortgagor (A) was required to remediate the identified condition prior to closing the Purchased Asset or provide additional security or establish with the mortgagee a reserve in an amount deemed to be sufficient by Seller, for the remediation of the problem, and/or (B) agreed in the Purchased Asset Documents to establish an operations and maintenance plan after the closing of the Purchased Asset that should reasonably be expected to mitigate the environmental risk related to the identified LBP, ACM or RG condition, (iv) on the effective date of the Environmental Insurance Policy, any material and adverse environmental condition or circumstance affecting the Mortgaged Property (other than the existence of LBP, ACM or RG) was disclosed to the insurer in one or more of the following: (a) the application for insurance, (b) a Mortgagor questionnaire that was provided to the insurer, or (c) an engineering or other report provided to the insurer, and (v) the premium of any Environmental Insurance Policy has been pre-paid through the maturity of

Exhibit III - 17

USActive 63831236.4

the policy’s term and the term of such policy extends at least five years beyond the maturity of the Purchased Asset.
The related Mortgage or other Purchased Asset Documents contain covenants on the part of the related Mortgagor requiring its compliance with any and all present and future federal, state and local environmental laws and regulations in connection with the related Mortgaged Property. In the related Mortgage or other Purchased Asset Documents, the related Mortgagor (or an affiliate thereof) has agreed to indemnify, defend and hold Seller and its successors and assigns harmless from and against any and all losses, liabilities, damages, penalties, fines, expenses and claims of whatever kind or nature (including attorneys’ fees and costs) imposed upon or incurred by or asserted against any such party arising from the breach of the environmental representations, warranties or covenants given by the related Mortgagor in connection with such Purchased Asset.
43.Lease Estoppels. With respect to each Purchased Asset secured by retail, office or industrial properties, Seller requested the related Mortgagor to obtain estoppels from each commercial tenant with respect to the Certified Rent Roll. With respect to each Purchased Asset predominantly secured by a retail, office or industrial property leased to a single tenant, Seller reviewed such estoppel obtained from such tenant no earlier than 90 days prior to the origination date of the related Purchased Asset, and to Seller’s knowledge, (x) the related lease is in full force and effect and (y) there exists no default under such lease, either by the lessee thereunder or by the lessor subject, in each case, to customary reservations of tenant’s rights, such as with respect to CAM and pass-through audits and verification of landlord’s compliance with co-tenancy provisions. With respect to each Purchased Asset predominantly secured by a retail, office or industrial property, Seller has received lease estoppels executed within 90 days of the origination date of the related Purchased Asset that collectively account for at least sixty five percent (65%) of the in-place base rent for the Mortgaged Property or set of cross-collateralized properties that secure a Purchased Asset that is represented on the Certified Rent Roll. To Seller’s knowledge, (x) each lease represented on the Certified Rent Roll is in full force and effect and (y) there exists no material default under any such related lease that represents twenty percent (20%) or more of the in-place base rent for the Mortgaged Property or set of cross-collateralized properties either by the lessee thereunder or by the related Mortgagor, subject, in each case, to customary reservations of tenant’s rights, such as with respect to CAM and pass-through audits and verification of landlord’s compliance with co-tenancy provisions.
44.Appraisal. The Purchased Asset File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Purchased Asset origination date, and within 12 months of the Purchase Date. The appraisal is signed by an appraiser who is a member of the Appraisal Institute and that (i) was engaged directly by the originator of the Purchased Asset or Seller, or a correspondent or agent of the originator of the Purchased Asset or Seller, and (ii) to the best of Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Purchased Asset. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation and in compliance with the requirements of Title 11 of the Financial Institutions Reform, Recovery and Enforcement Act of 1989.
45.Purchased Asset Schedule. The information pertaining to each Purchased Asset which is set forth in the Purchased Asset Schedule is true and correct in all material respects as of the Purchase Date and contains all information required by this Agreement to be contained therein.

Exhibit III - 18

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46.Cross-Collateralization. No Purchased Asset is cross-collateralized or cross-defaulted with any other mortgage loan.
47.Advance of Funds by Seller. No advance of funds has been made by Seller to the related Mortgagor, and no funds have been received from any person other than the related Mortgagor or an affiliate, directly, or, to the knowledge of Seller, indirectly for, or on account of, payments due on the Purchased Asset. Neither Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Purchased Asset, other than contributions made on or prior to the date hereof.
48.Anti-Money Laundering Laws. Seller has complied with Anti-Money Laundering Laws with respect to the origination of the Purchased Asset.
49.ARD Loans. (a) Each Purchased Asset identified on the Purchased Asset Schedule as an ARD Loan starts to amortize no later than the first payment date of the calendar month immediately after the calendar month in which such ARD Loan closed and substantially fully amortizes over its stated term, which term is at least 60 months after the related Anticipated Repayment Date. Each ARD Loan has an Anticipated Repayment Date not less than five years following the origination of such Purchased Asset. If the related Mortgagor elects not to prepay its ARD Loan in full on or prior to the Anticipated Repayment Date pursuant to the existing terms of the Purchased Asset Documents or a unilateral option (as defined in Section 1001 of the Treasury Regulations) in the Purchased Asset Documents exercisable during the term of the Purchased Asset, (i) the Purchased Asset’s interest rate will step up to an interest rate per annum as specified in the related Purchased Asset Documents; provided, however, that payment of such Excess Interest shall be deferred until the principal of such ARD Loan has been paid in full; (ii) all or a substantial portion of the Excess Cash Flow (as defined below) (which is net of certain costs associated with owning, managing and operating the related Mortgaged Property) collected after the Anticipated Repayment Date shall be applied towards the prepayment of such ARD Loan and once the principal balance of an ARD Loan has been reduced to zero all Excess Cash Flow will be applied to the payment of accrued Excess Interest; and (iii) if the property manager for the related Mortgaged Property can be removed by or at the direction of the mortgagee on the basis of a debt service coverage test, the subject debt service coverage ratio shall be calculated without taking account of any increase in the related Purchased Asset’s interest rate on such Purchased Asset’s Anticipated Repayment Date. No ARD Loan provides that the property manager for the related Mortgaged Property can be removed by or at the direction of the mortgagee solely because of the passage of the related Anticipated Repayment Date.
(b)Each Purchased Asset identified on the Purchased Asset Schedule as an ARD Loan with a hard lockbox requires that tenants at the related Mortgaged Property shall (and each Purchased Asset identified on the Purchased Asset Schedule as an ARD Loan with a springing lockbox requires that tenants at the related Mortgaged Property shall, upon the occurrence of a specified trigger event, including, but not limited to, the occurrence of the related Anticipated Repayment Date) make rent payments into a lockbox controlled by the holder of the Purchased Asset and as to which the holder of the Purchased Asset has a first priority perfected security interest; provided, however, with respect to each ARD Loan which is secured by a multi-family property with a hard lockbox (or with respect to each ARD Loan which is secured by a multifamily property with a springing lockbox, upon the occurrence of a specified trigger event, including, but not limited to, the occurrence of the related Anticipated Repayment Date), tenants either pay rents to a lockbox controlled by the holder of the Purchased Asset or deposit rents with the property

Exhibit III - 19

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manager who will then deposit the rents into a lockbox controlled by the holder of the Purchased Asset.
50.Sanctions. No Purchased Asset is considered blocked property under Sanctions. No Mortgagor is a Sanctioned Person.
51.Senior Participations. With respect to each Purchased Asset that is a Participation Interest: (i) either (a) the Participation Interest is treated as a real estate asset for purposes of Section 856(c) of the Code, and the interest payable pursuant to such Participation Interest is treated as interest on an obligation secured by a mortgage on real property or on an interest in real property for purposes of Section 856(c) of the Code, or (b) the Participation Interest qualifies as a security that would not otherwise cause any parent real estate investment trust (“REIT”) to fail to qualify as a REIT under the Code (including after the sale, transfer and assignment to Administrative Agent, on behalf of Buyers, of such Participation Interest); (ii) to the actual knowledge of Seller, as of the Purchase Date, the related participating Person was not a debtor in any outstanding proceeding pursuant to the federal bankruptcy code; and (iii) Seller has not received written notice of any outstanding liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind for which the holder of such Participation Interest is or may become obligated.

Defined Terms
Unless otherwise defined herein, capitalized terms used herein and defined in Article 2 of this Agreement shall have the respective meanings given them in Article 2, and the following terms shall have the following meanings for purposes of this Exhibit III:
“Anticipated Repayment Date” shall mean, with respect to any Purchased Asset that is indicated on the Purchased Asset Schedule as having a Revised Rate, the date upon which such Purchased Asset commences accruing interest at such Revised Rate.
“ARD Loan” shall mean any Purchased Asset that provides that if the unamortized principal balance thereof is not repaid on its Anticipated Repayment Date, such Purchased Asset will accrue Excess Interest at the rate specified in the related Mortgage Note and the Mortgagor is required to apply excess monthly cash flow generated by the related underlying Mortgaged Property to the repayment of the outstanding principal balance on such Purchased Asset.
“Excess Cash Flow” shall mean the cash flow from the Underlying Mortgaged Property securing an ARD Loan after payments of interest (at the interest rate of such Mortgage) and principal (based on the amortization schedule), and (a) required payments for the tax and insurance fund and ground lease escrows fund, (b) required payments for the monthly debt service escrows, if any, (c) payments to any other required escrow funds and (d) payment of operating expenses pursuant to the terms of an annual budget approved by the servicer and discretionary (lender approved) capital expenditures.
“Excess Interest” shall mean any accrued and deferred interest on an ARD Loan in accordance with the following terms: commencing on the respective Anticipated Repayment Date each ARD Loan (pursuant to its existing terms or a unilateral option, as defined in Treasury Regulations under Article 1001 of the Code, in the Purchased Assets exercisable during the term of the Purchased Asset) generally will bear interest at a fixed rate (the “Revised Rate”) per annum equal to the interest rate of such Mortgage plus a percentage specified in the related Purchased Asset Documents. Until the principal balance of each such Purchased Asset has been reduced to zero (pursuant to its existing terms or a unilateral option, as defined in Treasury Regulations under Article 1001 of the Code, in the Purchased Assets exercisable during the

Exhibit III - 20

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term of the Mortgage Loan), such Purchased Asset will only be required to pay interest at the interest rate of such Mortgage and the interest accrued at the excess of the related Revised Rate over the related interest rate of such Mortgage be deferred (such accrued and deferred interest and interest thereon, if any, is “Excess Interest”).

Exhibit III - 21

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EXHIBIT IV

FORM OF BAILEE AGREEMENT [SELLER’S NAME AND ADDRESS]
    , 20

[    ]
Re: Bailee Agreement (this “Bailee Agreement”) in connection with the sale of [description of Purchased Asset] by FBRED REIT MSWH SELLER, LLC, a Delaware limited liability company, as seller (“Seller”) to Morgan Stanley Mortgage Capital Holdings LLC, as administrative agent, on behalf of Buyers (together with its permitted successors and assigns, “Administrative Agent”)
Ladies and Gentlemen:
In consideration of the mutual premises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller, Administrative Agent, on behalf of Buyers, and [    ] (“Bailee”) hereby agree as follows:
1.Seller shall deliver to Bailee in connection with any Purchased Assets delivered to Bailee hereunder a Custodial Delivery Certificate in the form of Attachment 1 attached hereto (the “Custodial Delivery Certificate”) to which shall be attached a Purchased Asset Schedule identifying the Purchased Asset(s) being delivered to Bailee hereunder. Such Purchased Asset Schedule shall contain the following fields of information: (a) the loan identifying number; (b) the obligor’s name; (c) the street address, city, state and zip code for the applicable real property; (d) the original balance; and (e) the current principal balance if different from the original balance and such other information as Administrative Agent, on behalf of Buyers, shall require.
2.On or prior to the date indicated on the Custodial Delivery Certificate (the “Purchase Date”), Seller shall have delivered to Bailee, as bailee for hire, the original Purchased Asset File (as set forth on Exhibit B to Attachment 1) for each of the Purchased Assets listed in Exhibit A to Attachment 1.
3.Bailee shall issue and deliver to Administrative Agent, on behalf of Buyers, and Custodian (as defined in Section 5 below) on or prior to the Purchase Date by facsimile or other electronic transmission, in the name of Administrative Agent, on behalf of Buyers, an initial trust receipt and certification in the form of Attachment 1 attached hereto (the “Trust Receipt”), which Trust Receipt shall state that Bailee has received the original documents comprising the Purchased Asset File as set forth in the Custodial Delivery Certificate, in addition to such other documents required to be delivered to Administrative Agent, on behalf of Buyers, and/or Custodian pursuant to the Master Repurchase and Securities Contract Agreement dated as of May 27, 2026, among by and among Administrative Agent, on behalf of Morgan Stanley Bank, N.A., a national banking association (“MSBNA”), and such other financial institutions from time to time party thereto, as buyers (MSBNA, together with such other financial institutions from time to time party thereto, as buyers, and together with their respective successors and assigns, collectively, “Buyers” and individually, each a “Buyer”) and Seller (as the same may have been or may be amended from time to time, the “Repurchase Agreement”).

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4.On the applicable Purchase Date, in the event that Administrative Agent, on behalf of Buyers, fails to purchase any New Asset from Seller that is identified in the related Custodial Delivery Certificate, Administrative Agent shall deliver by facsimile or other electronic transmission to Bailee at [    ] to the attention of [    ], an authorization (the “Electronic Authorization”) to release the Purchased Asset Files with respect to the Purchased Assets identified therein to Seller. Upon receipt of such Electronic Authorization, Bailee shall release the Purchased Asset Files to Seller in accordance with Seller’s instructions.
5.Following the Purchase Date, Bailee shall forward the Purchased Asset Files to Computershare Trust Company, N.A. (“Custodian”) by insured overnight courier for receipt by Custodian no later than 1:00 p.m. on the third (3rd) Business Day following the applicable Purchase Date (the “Delivery Date”).
6.From and after the applicable Purchase Date until the time of receipt of the Electronic Authorization or the applicable Delivery Date, as applicable, Bailee (a) shall maintain continuous custody and control of the related Purchased Asset Files as bailee for Administrative Agent, on behalf of Buyers, and (b) is holding the related Purchased Asset Files as sole and exclusive bailee for Administrative Agent, on behalf of Buyers, unless and until otherwise instructed in writing by Administrative Agent.
7.Seller agrees to indemnify and hold Bailee and its partners, directors, officers, agents and employees harmless against any and all third party liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable attorney’s fees, that may be imposed on, incurred by, or asserted against it or them in any way relating to or arising out of this Bailee Agreement or any action taken or not taken by it or them hereunder unless such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (other than special, indirect, punitive or consequential damages, which shall in no event be paid by Seller) were imposed on, incurred by or asserted against Bailee because of the breach by Bailee of its obligations hereunder, which breach was caused by negligence, lack of good faith or willful misconduct on the part of Bailee or any of its partners, directors, officers, agents or employees. The foregoing indemnification shall survive any resignation or removal of Bailee or the termination or assignment of this Bailee Agreement.
8.In the event that the Bailee fails to produce any document in a Purchased Asset File related to a Purchased Asset that is (or was required to be) then in its possession within three (3) Business Days after required or requested by Seller or Administrative Agent, on behalf of Buyers (a “Bailee Delivery Failure”), the Bailee shall indemnify and hold Administrative Agent and the Buyers harmless against actual out of pocket liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable attorneys’ fees, that may be imposed on, incurred by, or asserted against it in any way relating to or arising out of such Bailee Delivery Failure (but excluding special, indirect, punitive or consequential damages).
9.Seller agrees to indemnify and hold Administrative Agent and the Buyers and their respective affiliates and designees harmless against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable attorneys’ fees, that may be imposed on, incurred by, or asserted against it or them in any way relating to or arising out of a Custodial Delivery Failure (as defined in the Custodial Agreement) or the Bailee’s negligence, lack of good faith or willful misconduct. The foregoing indemnification shall survive any termination or assignment of this Bailee Agreement.

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Seller hereby represents, warrants and covenants that Bailee is not an affiliate of or otherwise controlled by Seller. Notwithstanding the foregoing, the parties hereby acknowledge that Bailee hereunder may act as counsel to Seller in connection with a proposed transaction.

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10.This Bailee Agreement may not be modified, amended or altered, except by written instrument, executed by all of the parties hereto.
11.This Bailee Agreement may not be assigned by Seller or Bailee without the prior written consent of Administrative Agent.
12.For the purpose of facilitating the execution of this Bailee Agreement as herein provided and for other purposes, this Bailee Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute and be one and the same instrument. Each party to this Bailee Agreement (a) agrees that it will be bound by its own Electronic Signature, (b) accepts the Electronic Signature of each other party to this Bailee Agreement, and (c) agrees that such Electronic Signatures shall be the legal equivalent of manual signatures.
13.This Bailee Agreement shall be construed in accordance with the laws of the State of New York, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.
14.Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Repurchase Agreement.
[SIGNATURES COMMENCE ON NEXT PAGE]

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Very truly yours,
FBRED REIT MSWH SELLER, LLC, a Delaware
limited liability company, as Seller

By:
Name: Title:

ACCEPTED AND AGREED:
[    ], Bailee

By:
Name:
Title:

ACCEPTED AND AGREED:
MORGAN STANLEY MORTGAGE CAPITAL HOLDINGS LLC,
a New York limited liability company, as Administrative Agent

By:
Name: Title:

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ATTACHMENT 1 TO BAILEE AGREEMENT CUSTODIAL DELIVERY CERTIFICATE 2

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2 Note: EXHIBIT A – Purchased Asset Schedule; EXHIBIT B – Purchased Asset Documents
ATTACHMENT 2 TO BAILEE AGREEMENT FORM OF BAILEE’S TRUST RECEIPT
    , 20
Morgan Stanley Mortgage Capital Holdings LLC 1585 Broadway, 2nd Floor
New York, New York 10036 Attention: Anthony Preisano

Re: Bailee Agreement, dated     , 20    (the “Bailee Agreement”) among FBRED REIT MSWH Seller, LLC, a Delaware limited liability company (“Seller”), Morgan Stanley Mortgage Capital Holdings LLC, as administrative agent, on behalf of Buyers (together with its permitted successors and assigns, “Administrative Agent”) and      (“Bailee”)
Ladies and Gentlemen:
In accordance with the provisions of Section 3 of the Bailee Agreement, the undersigned, as Bailee, hereby certifies that as to the Purchased Asset described in the Purchased Asset Schedule (Exhibit A to Attachment 1 to the Bailee Agreement), it has reviewed the Purchased Asset File (Exhibit B to Attachment 1 to the Bailee Agreement) and has determined that (i) all documents listed in the Purchased Asset File attached to the Bailee Agreement are in its possession and (ii) such documents have been reviewed by it and appear regular on their face and relate to the Purchased Asset.
Bailee hereby confirms that it is holding the Purchased Asset File as agent and bailee for the exclusive use and benefit of Administrative Agent, on behalf of Buyers, pursuant to the terms of the Bailee Agreement.
All capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Bailee Agreement.

    , Bailee

By:
Name: Title:

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EXHIBIT V

AUTHORIZED REPRESENTATIVES OF SELLER

Name    Specimen Signature
Jerome Baglien Micah Goodman
Yuksel Dincer
Jacob Breinholt
Christian Mutone
Allan Chorny
Samuel Lerner

AUTHORIZED REPRESENTATIVES OF GUARANTOR

Name    Specimen Signature
Jerome Baglien Micah Goodman
Yuksel Dincer
Jacob Breinholt
Christian Mutone
Allan Chorny
Samuel Lerner

[Exhibit V to Master Repurchase and Securities Contract Agreement (MS – Benefit Street (FBRED REIT))]

EXHIBIT VI

FORM OF FINANCIAL COVENANT COMPLIANCE CERTIFICATE

[    ], 20[ ]

Morgan Stanley Mortgage Capital Holdings LLC
1585 Broadway, 25th Floor New York, New York 10036 Attention: Anthony Preisano

This Financial Covenant Compliance Certificate is furnished pursuant to that certain Master Repurchase and Securities Contract Agreement, dated as of May 27, 2026 (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Master Repurchase and Securities Contract Agreement”), by and among Morgan Stanley Mortgage Capital Holdings LLC, a New York limited liability company, as administrative agent (in such capacity, together with its permitted successors and assigns, the “Administrative Agent”) for Morgan Stanley Bank, N.A., a national banking association (“MSBNA”), as Buyer (MSBNA, together with its successors and assigns, and together with such other financial institutions from time to time party thereto, collectively “Buyers” and individually, each a “Buyer”), and FBRED REIT MSWH Seller, LLC, a Delaware limited liability company, as seller (“Seller”). Unless otherwise defined in the Master Repurchase and Securities Contract Agreement, capitalized terms used in this Financial Covenant Compliance Certificate have the respective meanings ascribed thereto in the Guaranty.
THE UNDERSIGNED HEREBY CERTIFIES THAT:
(1)The Person executing this Financial Covenant Compliance Certificate on behalf of Seller is a duly elected responsible officer of Seller and such Person provides this Financial Covenant Compliance Certificate solely in such Person’s capacity as an officer of Seller and not in such Person’s individual capacity.
(2)All of the financial statements, calculations and other information set forth in this Financial Covenant Compliance Certificate, including, without limitation, in any exhibit or other attachment hereto, are true, complete and correct as of the date hereof.

(3)The Seller and Guarantor have reviewed the terms of the Master Repurchase and Securities Contract Agreement and have made, or have caused to be made under its supervision, a detailed review of the transactions and financial condition of Seller, and Guarantor during the accounting period covered by the financial statements attached (or most recently delivered to Buyer if none are attached).

(4)I am not aware of any facts, or pending developments that have caused, or may in the future cause the Market Value of any Purchased Asset to decline at any time within the reasonably foreseeable future.

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(5)Each of Seller and Guarantor has, during the period since the delivery of the immediately preceding Financial Covenant Compliance Certificate, observed or performed all of its covenants, duties and agreements in all material respects, and satisfied in all material respects every condition contained in the Master Repurchase and Securities Contract Agreement and the related documents to be observed, performed or satisfied by it, and Seller and Guarantor have no knowledge of the occurrence during such period, or present existence, of any condition or event which constitutes an Event of Default or Default (including after giving effect to any pending Transactions requested to be entered into), except as set forth below.
(6)Attached as Exhibit 1 hereto are the financial statements required to be delivered pursuant to the Master Repurchase and Securities Contract Agreement (or, if none are required to be delivered as of the date of this Financial Covenant Compliance Certificate, the financial statements most recently delivered pursuant to the Master Repurchase and Securities Contract Agreement), which financial statements, to the best knowledge of Seller and Guarantor after due inquiry, fairly and accurately present in all material respects, the consolidated financial condition and operations of Guarantor, Guarantor’s consolidated Subsidiaries and the consolidated results of their operations as of the date or with respect to the period therein specified, determined in accordance with GAAP.
(7)Guarantor is in compliance in all respects with the financial covenants set forth in Section 9 of the Guaranty (the “Financial Covenants”). Attached as Exhibit 2 hereto are the calculations demonstrating compliance with the Financial Covenants.
(8)Except as otherwise set forth herein, all representations and warranties made by Seller, and Guarantor in, pursuant to or in connection with the Master Repurchase and Securities Contract Agreement or any other document, agreement, statement, affirmation, certificate, notice, report or financial or other statement delivered in connection herewith or therewith, are true, correct and complete on and as of the date of this Financial Covenant Compliance Certificate as though made on and as of such day and shall be deemed to be made on such day, except as to the extent disclosed in an Exception Report.
To the extent that financial statements are being delivered in connection with this Financial Covenant Compliance Certificate, Seller hereby makes the following representations and warranties: (i) it is in compliance with all of the terms and conditions of the Master Repurchase and Securities Contract Agreement and (ii) it has no claim or offset against Administrative Agent and/or any Buyer under the Transaction Documents.
Described below are the exceptions, if any, to the above paragraphs, setting forth in detail the nature of the condition or event, the period during which it has existed and the action which Seller and/or Guarantor has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the financial statements, updates, reports, materials, calculations and other information set forth in any exhibit or other attachment hereto, or otherwise covered by this Financial Covenant Compliance Certificate, are made and delivered this [    ], 20[ ].

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SELLER:
FBRED REIT MSWH SELLER, LLC,
a Delaware limited liability company

By:
Name: Title: Date:

GUARANTOR:
FRANKLIN BSP REAL ESTATE DEBT, INC., a Maryland corporation

By:
Name: Title: Date:

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ANNEX I NOTICE INSTRUCTIONS
ADMINISTRATIVE AGENT:    Morgan Stanley Mortgage Capital Holdings LLC
1585 Broadway, 25th Floor New York, New York 10036 Attention: Anthony Preisano Telephone: [***]
Fax: [***]
Email: [***]
with a copy to:    Morgan Stanley Bank, N.A.
One Utah Center, 201 South Main Street Salt Lake City, Utah 84111
and to:    Morgan Stanley Bank, N.A.
1 New York Plaza, 41st Floor New York, New York 10004 Attention: Marifel Sena Telephone: [***]
Email: [***]
and to:    Cadwalader, Wickersham & Taft LLP 200 Liberty Street
New York, New York 10281 Attention: Andrea Nixon, Esq. Telephone:[***]
Fax: [***]
Email: [***]
SELLER    FBRED REIT MSWH SELLER, LLC
1 Madison Avenue, Suite 1600 New York, New York 10010 Attention: Micah Goodman, Esq.
Email: [***]
with a copy to:    Nelson Mullins Riley & Scarborough LLP One Financial Center, Suite 3500
Boston, MA 02111
Attention: Kelsie W. Willett, Esq.
Email: [***]

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